As filed with the Securities and Exchange Commission on August 23, 2013

Registration No. 333-190517

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPERITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	6022	74-2331986
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Zalman

Chairman and Chief Executive Officer

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William T. Luedke IV Shanna Kuzdzal	Charlotte M. Rasche Executive Vice President and	Charles E. Greef Brian R. Marek
Bracewell & Giuliani LLP	General Counsel	Hunton & Williams LLP
South Tower Pennzoil Place	80 Sugar Creek Center Blvd.	1445 Ross Avenue, Suite 3700
711 Louisiana Street, Suite 2300	Sugar Land, Texas 77478	Dallas, Texas 75202
Houston, Texas 77002	(281) 269-7205	(214) 468-3331
(713) 221-1336 (713) 222-3256 (Fax)	(281) 269-7222 (Fax)	(214) 740-7144 (Fax)

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting to buy these securities, in any state where the offer or sale is not permitted.

Subject to completion, dated August 23, 2013

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

You are cordially invited to attend the special meeting of shareholders of FVNB Corp. to be held on October 15, 2013 at 10:00 a.m. at the offices of the First Victoria National Bank, 101 South Main Street, DeLeon Plaza, Victoria, Texas 77901. At this important meeting, you will be asked to consider and vote on the approval of a reorganization agreement which provides for the merger of FVNB with and into Prosperity Bancshares, Inc. If the merger is completed, all outstanding shares of FVNB common stock will be converted into an aggregate of 5,570,818 shares of Prosperity common stock and $91,250,000 in cash, subject to adjustment under certain circumstances, as set forth in the reorganization agreement. Based on 2,058,116 shares of FVNB common stock issued and outstanding as of August 20, 2013 and assuming the issuance of 124,886 shares of FVNB common stock pursuant to the exercise of outstanding equity awards, holders of FVNB common stock will receive 2.5519 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $41.80 in cash, subject to possible adjustment, for each share they own. After completion of the merger, we expect that current Prosperity shareholders will own approximately 91.54% of the combined company and shareholders of FVNB will own approximately 8.46% of the combined company. Prosperity’s common stock is listed on the New York Stock Exchange under the symbol “PB.” Based on the closing price of Prosperity common stock on August 21, 2013 of $60.19 and 2,058,116 shares of FVNB common stock issued and outstanding as of August 20, 2013 and assuming the issuance of 124,886 shares of FVNB common stock pursuant to the exercise of outstanding equity awards, shareholders of FVNB would receive merger consideration with a value of approximately $195.40 for each share of FVNB common stock they own.

We cannot complete the merger unless we obtain the necessary government approvals and unless the holders of at least a majority of the outstanding shares of FVNB common stock approve the reorganization agreement. You are being asked to consider and vote to approve the reorganization agreement at a special meeting of shareholders. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to FVNB. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the proposal to approve the reorganization agreement. If you do not return your proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the proposal to approve the reorganization agreement.

This document contains a more complete description of the special meeting and the terms of the reorganization agreement and the merger. We urge you to review this entire document carefully. You may also obtain information about Prosperity from documents that Prosperity has filed with the Securities and Exchange Commission, or SEC. We enthusiastically support the merger and recommend that you vote in favor of the reorganization agreement.

Michael S. Anderson

Chairman of the Board

FVNB Corp.

An investment in Prosperity common stock in connection with the merger involves risks. See “Risk Factors” beginning on page 17.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities that Prosperity is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Proxy statement/prospectus dated August 23, 2013

and first mailed to shareholders of FVNB Corp. on or about August 29, 2013

HOW TO OBTAIN ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Prosperity from documents filed with the SEC that have not been included in or delivered with this document. This information is described on page 87 under “Where You Can Find More Information.” You can obtain free copies of this information by writing or calling:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Executive Vice President and General Counsel

Telephone (713) 693-9300

To obtain timely delivery of the documents before the special meeting of FVNB, you must request the information by October 8, 2013.

PLEASE NOTE

We have not authorized anyone to provide you with any information other than the information included in this document and the documents to which we refer you. If someone provides you with other information, please do not rely on it as being authorized by us.

This proxy statement/prospectus has been prepared as of August 23, 2013. There may be changes in the affairs of FVNB or Prosperity since that date, which are not reflected in this document.

FVNB Corp.

101 S. Main Street

Victoria, Texas 77901

(361) 572-6500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

A special meeting of shareholders of FVNB Corp. will be held on October 15, 2013 at 10:00 a.m., local time, at the offices of the First Victoria National Bank, 101 South Main Street, DeLeon Plaza, Victoria, Texas 77901, for the following purposes:

1.	To approve the Agreement and Plan of Reorganization, dated as of June 30, 2013, by and between Prosperity Bancshares, Inc. and FVNB Corp. pursuant to which FVNB will merge with and into Prosperity, all on and subject to the terms and conditions contained therein; and

2.	To transact such other business as may properly come before the meeting.

Only shareholders of record as of 5:00 p.m. on August 20, 2013 will be entitled to notice of and to vote at the meeting.

Shareholders of FVNB have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares of FVNB common stock under applicable provisions of the Texas Business Organizations Code. In order for such a shareholder of FVNB to perfect his right to dissent, the shareholder must file a written objection to the merger with FVNB prior to the special meeting, vote against the reorganization agreement and file a written demand with Prosperity within 20 days after completion of the merger for payment of the fair value of the shareholder’s shares of FVNB common stock. A copy of the applicable statutory provisions of the Texas Business Organizations Code is included as Appendix C to the accompanying proxy statement/prospectus and a summary of these provisions can be found under the caption “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of FVNB Shareholders.”

By Order of the Board of Directors,

Michael S. Anderson

Chairman of the Board

Victoria, Texas

August 23, 2013

The board of directors of FVNB unanimously recommends that you vote FOR the approval of the reorganization agreement. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy in the accompanying pre-addressed postage-paid envelope.

Your Vote is Very Important

A proxy card is enclosed. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and promptly mail it in the enclosed envelope. You may revoke your proxy card in the manner described in the proxy statement/prospectus at any time before it is exercised. If you attend the special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What are FVNB shareholders being asked to vote upon?

A:	The shareholders of FVNB are being asked to vote upon a proposal to approve the reorganization agreement and the transactions contemplated thereby, including, among other things, the merger of FVNB with and into Prosperity.

Q:	What will happen in the merger?

A:	In the merger, FVNB will be merged with and into Prosperity, with Prosperity being the surviving entity. Immediately following the merger, FVNB’s subsidiary, First Victoria National Bank, will be merged with and into Prosperity Bank, with Prosperity Bank being the surviving entity.

Q:	What form of consideration will FVNB shareholders receive as a result of the merger?

A:	If the reorganization agreement is approved by the shareholders of FVNB and the merger is subsequently completed, all outstanding shares of FVNB common stock will be converted into an aggregate of 5,570,818 shares of Prosperity common stock and $91,250,000 in cash, subject to adjustment under certain circumstances, as set forth in the reorganization agreement. Based on 2,058,116 shares of FVNB common stock issued and outstanding as of August 20, 2013 and assuming the issuance of 124,886 shares of FVNB common stock pursuant to the exercise of outstanding equity awards, holders of FVNB common stock will receive 2.5519 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $41.80 in cash, subject to possible adjustment, for each share they own.

The merger consideration is subject to decrease in the event FVNB’s equity capital on the closing date of the merger is less than $143,621,000 in the manner and under the circumstances set forth in the reorganization agreement.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger during the fourth quarter of 2013, although delays could occur.

Q:	When and where will FVNB shareholders’ meeting be held?

A:	The FVNB shareholders’ meeting is scheduled to take place at 10:00 a.m., local time, on Tuesday, October 15, 2013 at the offices of the First Victoria National Bank, 101 South Main Street, DeLeon Plaza, Victoria, Texas 77901.

Q:	What are my choices when voting?

A:	You may vote for the proposal to approve the reorganization agreement, against the proposal or abstain from voting on the proposal.

Q:	What votes are required for approval of the reorganization agreement?

A:	Approval of the reorganization agreement by FVNB shareholders requires the affirmative vote of the holders of at least a majority of the shares of FVNB common stock outstanding on August 20, 2013.

Q:	How does the board of directors recommend that I vote?

A:	The board of directors of FVNB has unanimously approved and adopted the reorganization agreement and recommends that the shareholders of FVNB vote FOR approval of the reorganization agreement.

Q:	What happens if I transfer my shares after the record date for the special meeting?

A:	The record date for the special meeting is earlier than the expected date of completion of the merger. Therefore, if you transfer your shares of FVNB common stock after the applicable record date, but prior to the merger, you will retain the right to vote at the special meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	What do I need to do now?

A:	After you have thoroughly read and considered the information contained in this proxy statement/prospectus, simply indicate on the proxy card applicable to your FVNB common stock how you want to vote and sign, date and mail your proxy card(s) in the enclosed pre-addressed postage-paid envelope as soon as possible so that your shares of FVNB common stock may be represented at the special meeting.

Q:	What happens if I don’t return a proxy card?

A:	Because approval of the reorganization agreement requires affirmative approval of at least a majority of the outstanding shares of FVNB common stock, the failure to return your proxy card will have the same effect as a vote against the reorganization agreement, unless you attend the special meeting in person and vote for approval of the reorganization agreement.

Q:	May I vote in person?

A:	Yes. Even if you have previously completed and returned your proxy card, you may attend the special meeting and vote your shares in person.

Q:	May I change my vote after I have submitted my proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting by attending the special meeting and voting your shares in person or by submitting a new proxy card.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you do not provide instructions to your broker, your shares will not be voted, which will have the same effect as a vote against the reorganization agreement.

Q:	Do I have any rights to avoid participating in the merger?

A:	Yes. You have the right to vote against the proposal to approve the reorganization agreement, dissent from the merger and seek payment of the appraised fair value of your shares in cash as described in “Proposal to Approve the Reorganization Agreement—Dissenters’ Rights of FVNB Shareholders” beginning on page 62. The appraised fair value of your shares of FVNB common stock may be more or less than the value of the Prosperity common stock and cash being paid in the merger.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, Computershare Investor Services, Prosperity’s exchange agent, will send you written instructions for exchanging your stock certificates. You should not send your FVNB stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger, you should contact Gregory Sprawka, FVNB Corp., 101 S. Main Street, Victoria, Texas 77901, telephone (361) 572-6585.

SUMMARY

This brief summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read this entire document and the other documents we refer to in this document. These documents will give you a more complete description of the transaction we are proposing. For more information about Prosperity, see “Where You Can Find More Information” on page 87. We have included page references in this summary to direct you to other places in this proxy statement/prospectus where you can find a more complete description of the topics we have summarized.

The Companies

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

(713) 693-9300

Prosperity, a Texas corporation, is a financial holding company pursuant to the Gramm-Leach-Bliley Act and bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Through Prosperity Bank, its wholly owned subsidiary bank, Prosperity conducts a complete range of commercial and personal banking activities. Prosperity currently operates a total of two hundred nineteen (219) full-service banking centers, with fifty-eight (58) in the Houston area; twenty (20) in the South Texas area including Corpus Christi and Victoria; thirty-five (35) in the Dallas/Fort Worth area; twenty-two (22) in the East Texas area; thirty-four (34) in the Central Texas area including Austin and San Antonio; thirty-four (34) in the West Texas area including Lubbock, Midland/Odessa and Abilene; ten (10) in the Bryan/College Station area; and six (6) in the Central Oklahoma area. As of June 30, 2013, on a consolidated basis, Prosperity had total assets of $16.3 billion, total loans of $6.2 billion, total deposits of $12.5 billion and shareholders’ equity of $2.3 billion.

FVNB Corp.

101 S. Main Street

Victoria, Texas 77901

(361) 572-6585

FVNB Corp., a Texas corporation, is a bank holding company registered under the BHC Act and the holding company for First Victoria National Bank, or First Victoria. First Victoria operates from thirty-four (34) banking offices (including one (1) loan production office); four (4) in Victoria, Texas; seven (7) in the South Texas area including Corpus Christi; six (6) in the Bryan/College Station area; five (5) in the Central Texas area including New Braunfels; and twelve (12) in the Houston area including The Woodlands and Huntsville. As of June 30, 2013, on a consolidated basis, FVNB had total assets of $2.4 billion, total loans of $1.6 billion, total deposits of $2.1 billion and shareholders’ equity of $216.6 million.

Proposed Merger of FVNB into Prosperity

We have attached the reorganization agreement to this document as Appendix A. Please read the entire reorganization agreement. It is the legal document that governs the merger.

We propose a merger whereby FVNB will merge with and into Prosperity. Prosperity will be the surviving entity in the merger. Immediately following completion of the merger, the existing banking centers of First Victoria will become full-service banking centers of Prosperity Bank. Prosperity expects that the following locations will be consolidated with nearby banking centers at the operational conversion of the banks. The First Victoria locations in Rockport, Port Lavaca, Edna, Bastrop and Smithville will be consolidated into the Prosperity Bank banking centers in those cities. Other consolidations of First Victoria locations will include the First Victoria Tejas Center (Bryan) banking center into Prosperity Bank’s Bryan Main banking center, the First Victoria Sugar Land loan production office into Prosperity Bank’s Sugar Land banking center, the First Victoria Magnolia Bend banking center into Prosperity Bank’s Magnolia banking center and the First Victoria Mann (Corpus Christi) banking center into Prosperity Bank’s Water Street banking center. In addition, the following Prosperity Bank banking centers will be consolidated into nearby First Victoria banking centers: the Prosperity Bank Greens Prairie (College Station) banking center into First Victoria’s Tower Pointe banking center, the Prosperity Bank New Braunfels banking center into First Victoria’s New Braunfels Main Plaza banking centers, the Prosperity Bank Victoria Main banking center into First Victoria’s Main banking center and the Prosperity Bank Victoria North banking center into First Victoria’s North Victoria banking center. We expect to complete the merger during the fourth quarter of 2013, although delays could occur.

Terms of the Merger of FVNB into Prosperity (page 32)

Pursuant to the terms of the reorganization agreement, all outstanding shares of FVNB common stock will be converted into an aggregate of 5,570,818 shares of Prosperity common stock and $91,250,000 in cash, subject to adjustment under certain circumstances, as set forth in the reorganization agreement. In addition, the merger consideration is subject to decrease in the event FVNB’s equity capital on the closing date of the merger is less than $143,621,000 in the manner and under the circumstances set forth in the reorganization agreement.

Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease as described above. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement.

Material U.S. Federal Income Tax Consequences (page 57)

The merger is intended to qualify as a reorganization under the Internal Revenue Code of 1986, as amended, or the Code. As a result of receiving Prosperity common stock and cash in exchange for FVNB common stock, in general, shareholders of FVNB will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the Prosperity common stock exceeds the basis in FVNB common stock to be surrendered in exchange therefor.

This tax treatment may not apply to every shareholder of FVNB. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger’s tax consequences to you.

Opinion of Financial Advisor of FVNB (page 38)

Keefe, Bruyette & Woods, Inc. has delivered a written opinion to the board of directors of FVNB that, as of June 25, 2013, based upon and subject to certain matters stated in the opinion, the merger consideration is fair to the holders of FVNB common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of KBW is not a recommendation to any FVNB shareholder as to how to vote on the proposal to approve the reorganization agreement. You should read this opinion completely to understand the procedures followed, matters considered and limitations on the reviews undertaken by KBW in providing its opinion.

Prosperity Plans to Continue to Pay Quarterly Dividends (page 81)

Following the merger, subject to applicable statutory and regulatory restrictions, Prosperity intends to continue its practice of paying quarterly cash dividends. For the second quarter of 2013, Prosperity paid a cash dividend of $0.215 per share.

Ownership of Prosperity After the Merger

Pursuant to the reorganization agreement, Prosperity will issue up to 5,570,818 shares of its common stock to FVNB shareholders in connection with the merger. Based on 60,315,210 shares of Prosperity common stock outstanding as of June 30, 2013, after the merger, the former FVNB shareholders would own approximately 8.46% of the outstanding shares of Prosperity common stock.

Market Prices of Prosperity Common Stock (page 81)

Shares of Prosperity common stock are quoted on the New York Stock Exchange under the symbol “PB.” On June 28, 2013, the last trading day before the merger was announced, Prosperity common stock closed at $51.79 per share. On August 21, 2013, Prosperity common stock closed at $60.19 per share. The market price of Prosperity common stock will fluctuate prior to the merger. You should obtain the current stock quotation for Prosperity common stock. Shares of FVNB are not traded on any established public trading market.

The FVNB Special Shareholders’ Meeting (page 30)

The special meeting of shareholders of FVNB will be held on October 15, 2013, at 10:00 a.m., local time, at the offices of the First Victoria National Bank, 101 South Main Street, DeLeon Plaza, Victoria, Texas 77901. At the special meeting, you will be asked:

•	to consider and vote upon a proposal to approve the reorganization agreement that provides for the merger of FVNB with and into Prosperity; and

•	to act on any other matters that may be properly submitted to a vote at the special meeting.

Record Date Set at August 20, 2013; At Least a Majority Shareholder Vote Required to Approve the Reorganization Agreement (page 30)

You may vote at the special meeting of FVNB shareholders if you owned FVNB common stock as of 5:00 p.m. on August 20, 2013. You can cast one vote for each share of FVNB common stock you owned at that time. As of August 20, 2013, there were 2,058,116 shares of FVNB common stock issued and outstanding.

Approval of the reorganization agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of FVNB common stock entitled to vote. If you fail to vote, it will have the effect of a vote against the reorganization agreement.

You may vote your shares of FVNB common stock by attending the special meeting and voting in person or by completing and mailing the enclosed proxy card. If you are the record holder of your shares, you can revoke your proxy at any time before the vote is taken at the special meeting by sending a written notice revoking the proxy or a later-dated proxy to the secretary of FVNB, or by voting in person at the special meeting.

FVNB’s Reasons for the Merger and Recommendations of FVNB’s Board (page 36)

Based on the reasons discussed elsewhere in this document, the board of directors of FVNB believes that the merger is fair to you and in your best interests, and unanimously recommends that you vote FOR the proposal to approve the reorganization agreement. For a discussion of the circumstances surrounding the merger and the factors considered by the FVNB board of directors in approving the reorganization agreement, see page 36.

Members of FVNB’s Management are Expected to Vote Their Shares For Approval of the Reorganization Agreement (page 30; Exhibit A to Appendix A)

The directors and certain officers of FVNB and First Victoria have entered into an agreement to vote the shares of FVNB common stock they control in favor of approval of the reorganization agreement. As of the record date, 587,286 shares of FVNB common stock, or approximately 28.5% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement.

Effective Time of the Merger (page 46)

The merger will become effective at the date and time specified in the certificate of merger filed with the Texas Secretary of State. If FVNB shareholders approve the reorganization agreement at the special meeting, and if all necessary government approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2013, although delays could occur.

We cannot assure you that the necessary shareholder and governmental approvals will be obtained or that the other conditions to completion of the merger can or will be satisfied.

Exchange of FVNB Stock Certificates (page 45)

As soon as practicable after the effective time of the merger, you will receive a letter and instructions from Computershare Investor Services, acting in its role as Prosperity’s exchange agent, with respect to the procedures for surrendering your stock certificates representing shares of FVNB common stock in exchange for cash and stock certificates representing shares of Prosperity common stock. You must carefully review and complete these materials and return them as instructed along with your stock certificates for FVNB common stock. Please do not send FVNB or Prosperity any stock certificates until you receive these instructions.

Conditions to Completion of the Merger (page 49)

The completion of the merger depends on a number of conditions being met. These include, among others:

•	approval of the reorganization agreement by the shareholders of FVNB;

•	holders of no more than 8% of the issued and outstanding FVNB stock having demanded or being entitled to receive payment of the appraised fair value of their shares as dissenting shareholders;

•	accuracy of each party’s representations and warranties contained in the reorganization agreement as of the closing date of the merger;

•

receipt of all required governmental approvals of the merger in a manner that does not impose any restrictions on Prosperity’s operations which are reasonably unacceptable to Prosperity, and Prosperity has agreed that the required divestiture of up to a certain amount of deposits will not be considered an unacceptable restriction;

•	absence of any material adverse change in the assets, properties, business or financial condition of either party;

•	performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement;

•	registration of the shares of Prosperity common stock to be issued to shareholders of FVNB with the SEC;

•	authorization for listing of the shares of Prosperity common stock to be issued to shareholders of FVNB on the New York Stock Exchange;

•	assumption by Prosperity of the outstanding trust preferred securities issued by FVNB’s subsidiary trusts;

•	confirmation by Prosperity that FVNB’s allowance for loan losses, as of the closing date, is equal to at least 1.50% of total loans, subject to certain adjustments;

•	receipt of all required consents, approvals, waivers and other assurances from non-governmental third parties;

•

confirmation that, as of at least two business days before the closing date, all of FVNB’s Senior Non-Cumulative Perpetual Preferred Stock, Series A, outstanding and issued to the U.S. Department of Treasury as a result of FVNB’s participation in the Small Business Lending Fund Program (SBLF Preferred Shares) have been redeemed and canceled by FVNB;

•	confirmation that First Victoria Leasing, Inc. has been dissolved;

•	termination of certain employment and change in control agreements by FVNB or First Victoria;

•

FVNB accruing for any costs and expenses, including legal fees and expenses and related settlement costs, related to the outstanding litigation set forth in the schedules to the reorganization agreement;

•	the funding of and withdrawal from First Victoria’s retirement plan having been completed; and

•	receipt of the opinions of counsel to each of FVNB and Prosperity to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

Additionally, the completion of the merger depends on the execution of the following agreements, all of which have been executed:

•	employment and/or non-competition agreements by certain officers and directors of FVNB with Prosperity or Prosperity Bank;

•	director non-competition agreements by each director of FVNB or First Victoria who does not execute an employment and/or non-competition agreement with Prosperity; and

•

release agreements by each director or officer (with a title of Executive Vice President or above or who executed a non-competition or employment agreement) of FVNB or First Victoria releasing FVNB and First Victoria and their respective successors from any and all claims of such director or officer, subject to certain limited exceptions.

Any condition to the completion of the merger may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition. A party to the reorganization agreement could choose to complete the merger even though a condition has not been satisfied, as long as permitted by law. We cannot be certain when or if the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Regulatory Approvals Required (page 62)

We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System (Federal Reserve) or such approval is waived by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as described below) are accepted for filing.

In addition, the merger of First Victoria with and into Prosperity Bank requires the approval of the Federal Deposit Insurance Corporation (FDIC) and the Texas Department of Banking (TDB). We expect to obtain all necessary regulatory approvals, although we cannot be certain if or when we will obtain them. On July 19, 2013, Prosperity Bank and First Victoria filed applications with the FDIC and the TDB to obtain approval of the bank merger.

On July 31, 2013, the United States Department of Justice, Antitrust Division, notified Prosperity and FVNB that the Antitrust Division opened an investigation into the proposed merger of Prosperity Bank and First Victoria. Under federal law, the United States Department of Justice can review the competitive aspects of the proposed bank merger, require Prosperity to divest deposits, loans or branches and/or seek an injunction preventing the merger within the 30 days after the FDIC approves it. The parties are cooperating with this investigation and providing requested information and copies of documents to the Antitrust Division.

Amendments or Waiver (page 55)

Prosperity and FVNB may amend the reorganization agreement and each party may waive its right to require the other party to adhere to any term or condition of the reorganization agreement. However, the merger consideration to be received by the shareholders of FVNB pursuant to the terms of the reorganization agreement may not be decreased after the approval of the reorganization agreement by the FVNB shareholders without further approval by the FVNB shareholders.

Termination of the Reorganization Agreement (page 55)

Prosperity and FVNB can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or FVNB may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by December 27, 2013 (unless one or more of the regulatory approvals has not been received on or before December 27, 2013, in which case this deadline will be extended to January 26, 2014) or such later date approved in writing by the boards of directors of Prosperity and FVNB, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	FVNB shareholders fail to approve the reorganization agreement.

FVNB may terminate the reorganization agreement, without the consent of Prosperity, if: the board of directors of FVNB receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of FVNB, if any required regulatory approval is obtained subject to restrictions or conditions on the operations of FVNB, First Victoria, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity.

Prosperity also has the right to terminate the reorganization agreement on or prior to September 28, 2013, if the results of any environmental inspections or surveys of FVNB properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on FVNB.

Termination Fee (page 56)

If the reorganization agreement is terminated by:

•	Prosperity because FVNB’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because FVNB’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to FVNB’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because FVNB breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity; or

•

FVNB because FVNB’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then FVNB will be required to pay Prosperity a termination fee of $15.0 million.

If either Prosperity or FVNB terminates the reorganization agreement after December 27, 2013 (or January 26, 2014, if regulatory approval has not been obtained by December 27, 2013) and, at the time of termination, the registration statement of which this proxy statement/prospectus is a part has been declared effective for at least twenty-five (25) business days prior to such termination and FVNB has failed to call, give notice of, convene and hold the FVNB special meeting by such date, or, without regard to timing, if FVNB’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, FVNB will be required to pay Prosperity up to $750,000 for its expenses related to the proposed transaction.

If Prosperity or FVNB terminates the reorganization agreement because FVNB’s shareholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, FVNB enters into an acquisition agreement with a third party, FVNB will be required to pay Prosperity a termination fee of $15.0 million, in addition to the $750,000 for its expenses related to the proposed transaction previously paid.

Some of the Directors and Officers of FVNB Have Financial Interests in the Merger that Differ from Your Interests (page 54)

Some of the directors and officers of FVNB have interests in the merger that differ from, or are in addition to, their interests as shareholders of FVNB. These interests include:

•

immediately before the merger, each of Russell Marshall (President and Chief Executive Officer of FVNB) and Gregory Sprawka (Executive Vice President and Chief Financial Officer of FVNB) will receive a cash payment from FVNB in the amount of three times his average annual compensation paid over the preceding five years, less the value of the acceleration of his stock appreciation rights (and with respect to Mr. Marshall, his restricted stock) in connection with the termination of his current change in control agreement with FVNB entered into in 2008 and as amended in 2013. These cash amounts are estimated at $1.66 million for Mr. Marshall and $907,000 for Mr. Sprawka;

•	John Burton and Yerger Hill will become directors of Prosperity Bank as of the effective time of the merger;

•	as a condition to the merger, Prosperity has required Mr. Marshall and John E. Billups, Craig G. Friemel, William J. Macha and Kenneth L. Vickers (each of whom serves as Senior Executive Vice

President of First Victoria) to enter into three-year employment agreements with Prosperity Bank whereby, effective upon completion of the merger, each is entitled to receive a salary, annual bonus, additional incentives and certain non-compete payments in the form of restricted Prosperity common stock. Each agreement provides for payment of base salary for the remainder of the initial term upon the termination of his employment by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability;

•

all outstanding and unvested stock appreciation rights and options to acquire shares of FVNB common stock, including those held by directors and officers, will become fully vested and immediately exercisable prior to completion of the merger; and

•

the directors and officers of FVNB and First Victoria will receive continued indemnification and director and officer liability insurance coverage for a period of four years after completion of the merger.

Comparison of Rights of Shareholders of Prosperity and FVNB (page 65)

FVNB is a Texas corporation and the rights of its shareholders are governed by Texas law and FVNB’s certificate of formation and bylaws. Prosperity is a Texas corporation and the rights of Prosperity shareholders are governed by Texas law and Prosperity’s articles of incorporation and bylaws. Upon completion of the merger, shareholders of FVNB will become shareholders of Prosperity and their rights will be governed by Prosperity’s articles of incorporation and bylaws in addition to Texas law. Prosperity’s articles of incorporation and bylaws will remain the same unless later altered, amended or repealed.

Dissenters’ Rights of Appraisal in the Merger (page 62)

As a shareholder of FVNB, under Texas law you have the right to dissent from the merger and have the appraised fair value of your shares of FVNB common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash being paid in the merger.

Persons having beneficial interests in FVNB common stock held of record in the name of another person, such as a broker or bank, must act promptly to cause the record holder to take the actions required under Texas law to exercise your dissenter’s rights.

In order to dissent, you must carefully follow the requirements of the Texas Business Organizations Code, including giving the required written notice prior to the special meeting at which the vote on the reorganization agreement is taken. These steps are summarized under the caption “—Dissenters’ Rights of FVNB Shareholders” on page 62.

If you intend to exercise dissenters’ rights, you should read the statutes carefully and consult with your own legal counsel. You should also remember that if you return a signed proxy card but fail to provide instructions as to how your shares of FVNB common stock are to be voted, you will be considered to have voted in favor of the reorganization agreement and you will not be able to assert dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. See “—Material U.S. Federal Income Tax Consequences.” If the reorganization agreement is approved by the shareholders of FVNB, holders of FVNB common stock who make a written objection to the merger prior to the FVNB special meeting, vote against the approval of the reorganization agreement, properly make a written demand for payment following notice of the merger and timely surrender their FVNB stock certificates will be entitled to receive the appraised fair value of their shares in cash under the Texas Business Organizations Code.

The text of the provisions of the Texas Business Organizations Code pertaining to dissenters’ rights is attached to this proxy statement/prospectus as Appendix C.

Selected Historical Consolidated Financial Data of Prosperity

The following table summarizes financial results actually achieved by Prosperity for the periods and as of the dates indicated and should be read in conjunction with Prosperity’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Prosperity has previously filed with the Securities and Exchange Commission. Historical financial information for Prosperity can be found in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2013 and its Annual Report on Form 10-K for the year ended December 31, 2012. See “Where You Can Find Additional Information” on page 87 for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the six months ended June 30, 2013 and 2012 are derived from Prosperity’s unaudited interim consolidated financial statements, but Prosperity’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2013(1)	2012	2012(1)		2011	2010(1)	2009	2008
	(In thousands, except per share data)
Income Statement Data:
Interest income	$247,333	$184,490	$419,842		$371,908	$384,537	$409,614	$347,878
Interest expense	20,509	18,978	39,136		45,240	66,389	102,513	120,149

Net interest income	226,824	165,512	380,706		326,668	318,148	307,101	227,729
Provision for credit losses	5,350	750	6,100		5,200	13,585	28,775	9,867

Net interest income after provision for credit losses	221,474	164,762	374,606		321,468	304,563	278,326	217,862
Noninterest income	48,715	27,601	75,535		56,043	53,833	60,097	52,370
Noninterest expense	117,067	81,247	198,457		163,745	166,594	169,700	143,796

Income before taxes	153,122	111,116	251,684		213,766	191,802	168,723	126,436
Provision for income taxes	49,973	37,657	83,783		72,017	64,094	56,844	41,929

Net income	$103,149	$73,459	$167,901		$141,749	$127,708	$111,879	$84,507	(2)

Per Share Data:
Basic earnings per share	$1.76	$1.55	$3.24		$3.03	$2.74	$2.42	$1.87	(2)
Diluted earnings per share	1.76	1.55	3.23		3.01	2.73	2.41	1.86	(2)
Book value per share	38.88	34.63	37.02		33.41	31.11	29.03	27.24
Cash dividends declared	0.43	0.39	0.80		0.72	0.64	0.57	0.51
Dividend payout ratio	24.46%	25.16%	27.74%		23.80%	23.37%	23.45%	27.66%
Weighted average shares outstanding (basic) (in thousands)	58,629	47,347	51,794		46,846	46,621	46,177	45,300
Weighted average shares outstanding (diluted) (in thousands)	58,774	47,508	51,941		47,017	46,832	46,354	45,479
Shares outstanding at end of period (in thousands)	60,315	47,474	56,447		46,910	46,684	46,541	46,080

Balance Sheet Data(at period end):
Total assets	$16,270,718	$10,737,351	$14,583,573		$9,822,671	$9,476,572	$8,850,400	$9,072,364
Securities	8,017,884	5,400,044	7,442,065		4,658,936	4,617,116	4,118,290	4,160,401
Loans	6,172,483	3,950,332	5,179,940		3,765,906	3,485,023	3,376,703	3,567,057
Allowance for credit losses	(56,176)	(50,382)	52,564		51,594	51,584	51,863	36,970
Total goodwill and intangibles	1,377,522	950,671	1,243,321		945,533	953,034	912,372	912,850
Other real estate owned	10,244	10,236	7,234		8,328	11,053	7,829	4,450
Total deposits	12,508,650	8,394,582	11,641,844		8,060,254	7,454,920	7,258,550	7,303,297
Borrowings and notes payable	781,215	437,278	256,753		12,790	374,433	98,736	325,412
Junior subordinated debentures	85,055	85,055	85,055	(3)	85,055	92,265	92,265	92,265
Total shareholders’ equity	2,345,282	1,643,817	2,089,389		1,567,265	1,452,339	1,351,245	1,255,106

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2013(1)	2012	2012(1)	2011	2010(1)	2009	2008
	(In thousands, except per share data)
Average Balance Sheet Data:
Total assets	$15,514,291	$10,706,249	$12,432,666	$9,628,884	$9,278,380	$8,851,694	$7,025,418
Securities	7,860,438	5,414,033	6,364,917	4,625,833	4,508,918	4,052,989	2,409,758
Loans	5,691,541	3,866,672	4,514,171	3,648,701	3,394,502	3,455,761	3,250,447
Allowance for credit losses	55,513	51,174	51,770	51,871	52,151	42,279	33,004
Total goodwill and intangibles	1,304,811	949,548	1,078,804	949,273	940,080	914,384	842,580
Deposits	12,223,220	8,432,181	9,748,843	7,751,196	7,532,739	7,212,015	5,471,441
Junior subordinated debentures	85,055	85,055	85,055	86,557	92,265	92,265	99,998
Shareholders’ equity	2,229,634	1,613,724	1,844,334	1,513,749	1,406,159	1,304,749	1,192,293

Performance Ratios:
Return on average assets	1.33%	1.37%	1.35%	1.47%	1.38%	1.26%	1.20	%(4)
Return on average equity	9.25	9.10	9.10	9.36	9.08	8.57	7.09	(4)
Net interest margin (tax equivalent)	3.43	3.60	3.53	3.98	4.04	4.08	3.96
Efficiency ratio(5)	42.46	42.09	43.48	42.76	44.83	46.27	46.51

Asset Quality Ratios(6):
Nonperforming assets to total loans and other real estate	0.24%	0.30%	0.25%	0.32%	0.45%	0.48%	0.40%
Net charge-offs to average loans	0.06	0.05	0.11	0.14	0.41	0.40	0.23
Allowance for credit losses to total loans	0.91	1.28	1.01	1.37	1.48	1.54	1.04
Allowance for credit losses to nonperforming loans	1,215.93	3,102.34	920.1	1,442.0	1,114.6	616.6	379.7

Capital Ratios(7):
Leverage ratio	7.07%	7.69%	7.10%	7.89%	6.87%	6.47%	5.68%
Average shareholders’ equity to average total assets	14.37	15.07	14.83	15.72	15.16	14.74	16.97
Tier 1 risk-based capital ratio	14.15	16.42	14.40	15.90	13.64	12.61	10.27
Total risk-based capital ratio	14.91	17.49	15.22	17.09	14.87	13.86	11.17

(1)	Prosperity completed the acquisition of East Texas Financial Services, Inc. on January 1, 2013 and Coppermark Bancshares, Inc. on April 1, 2013. Prosperity completed the acquisitions of Texas Bankers, Inc., The Bank Arlington, American State Financial Corporation and Community National Bank during the year ended December 31, 2012. Prosperity completed the acquisition of three branches of U.S Bank on March 29, 2010 and the acquisition of nineteen branches of First Bank on April 30, 2010.
(2)	Net income for the year ended December 31, 2008 includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities which resulted in a decrease of basic and diluted earnings per share of $0.20 for the year ended December 31, 2008.
(3)	Consists of $15.5 million of junior subordinated debentures of Prosperity Statutory Trust II due July 31, 2031, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust III due September 17, 2033, $12.9 million of junior subordinated debentures of Prosperity Statutory Trust IV due December 30, 2033, $10.3 million of junior subordinated debentures of SNB Capital Trust IV due September 25, 2033 (assumed by Prosperity on April 1, 2006), $5.2 million of junior subordinated debentures of TXUI Statutory Trust II due December 19, 2033 (assumed by Prosperity on January 31, 2007), $16.0 million of junior subordinated debentures of TXUI Statutory Trust III due December 15, 2035 (assumed by Prosperity on January 31, 2007) and $12.4 million of junior subordinated debentures of TXUI Statutory Trust IV due June 30, 2036 (assumed by Prosperity on January 31, 2007).
(4)	Includes a $14.0 million pre-tax, or $9.1 million after-tax, impairment charge on write-down of securities, which resulted in a decrease of return on average assets of 13 basis points and a decrease of return on average equity of 76 basis points for the year ended December 31, 2008.
(5)	Calculated by dividing total noninterest expense, excluding credit loss provisions and impairment write-down on securities, by net interest income plus noninterest income, excluding net gains and losses on the sale of securities and assets. Additionally, taxes are not part of this calculation.
(6)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended at such dates.
(7)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

Selected Historical Consolidated Financial Data of FVNB

The following table sets forth selected historical financial data of FVNB. The selected historical financial data as of and for each of the five years ended December 31, 2012 is derived from FVNB’s audited financial statements. The selected historical financial data as of June 30, 2013 and 2012 and for the six-month periods then ended are derived from FVNB’s unaudited interim financial statements, but FVNB’s management believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations as of the dates and for the periods indicated. You should not assume that the results of operations for past periods and for any interim period indicate results for any future period.

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Statements of Earnings Data:
Interest income	$46,722	$40,541	$84,715	$79,736	$80,028	$76,866	$80,544
Interest expense	3,959	4,682	9,107	13,471	17,146	20,312	29,343

Net interest income	42,763	35,859	75,608	66,265	62,882	56,554	51,201
Provision for possible credit losses	2,350	4,050	6,150	7,100	11,750	11,685	4,150

Net interest income after provision for possible credit losses	40,413	31,809	69,458	59,165	51,132	44,869	47,051
Noninterest income	14,004	13,702	26,493	24,718	23,886	18,680	20,672
Noninterest expense	35,055	32,390	67,123	62,816	59,035	54,504	47,661

Earnings before income taxes	19,362	13,121	28,828	21,067	15,983	9,045	20,062
Provision for income tax expense	6,209	4,060	9,410	6,194	4,671	2,327	6,257

Net earnings	13,153	9,061	19,418	14,873	11,312	6,718	13,805
Preferred stock dividends	90	225	360	237	0	0	0
Net earnings available for common shareholders	$13,063	$8,836	$19,058	$14,636	$11,312	$6,718	$13,805

Per Share Data:
Basic earnings per common share	$6.36	$4.94	$10.28	$8.19	$6.29	$3.76	$7.70
Diluted earnings per common share	6.20	4.82	10.04	8.03	6.18	3.69	7.53
Book value per common share	$96.50	$84.81	$91.75	$79.44	$69.05	$62.73	$57.53
Common, fully diluted, weighted average shares	2,105,502	1,833,207	1,897,688	1,823,532	1,829,370	1,818,730	1,834,511
Preferred shares outstanding at end of period	18,000	18,000	18,000	18,000	0	0	0
Common shares outstanding at end of period	2,058,116	1,795,221	2,046,697	1,783,576	1,791,528	1,795,104	1,770,350

Balance Sheet Data (at period end):
Total assets	$2,416,976	$1,963,987	$2,390,445	$1,912,657	$1,732,919	$1,577,186	$1,447,629
Securities	401,836	298,491	372,644	270,103	246,343	211,053	209,774
Loans	1,648,178	1,382,022	1,615,819	1,327,800	1,295,322	1,202,486	1,101,569
Allowance for possible credit losses	24,681	24,042	25,017	24,022	22,171	18,573	13,267
Deposits	2,149,880	1,742,792	2,132,369	1,698,404	1,527,680	1,326,187	1,199,183
Shareholders’ equity	216,613	170,251	205,777	159,689	123,701	112,601	101,857

Average Balance Sheet Data:
Total assets	$2,374,251	$1,896,145	$2,038,736	$1,797,230	$1,649,653	$1,498,900	$1,378,152
Securities	382,860	291,904	317,134	256,130	228,654	214,446	200,601
Loans	1,618,422	1,349,393	1,417,025	1,299,674	1,242,644	1,138,436	1,040,789
Deposits	2,110,448	1,679,404	1,810,540	1,588,111	1,432,158	1,261,758	1,152,904
Shareholders’ equity	213,006	165,826	177,464	139,822	120,470	109,460	97,676

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Performance Ratios:
Return on average assets	1.11%	0.94%	0.93%	0.81%	0.69%	0.45%	1.00%
Return on average common shareholders’ equity	13.51	12.02	11.95	10.97	9.39	6.14	14.13
Net interest margin	3.94	4.13	4.09	4.07	4.22	4.16	4.08
Efficiency ratio(1)	61.81	65.63	65.98	69.25	68.33	69.02	66.32

Asset Quality Ratios(2):
Nonperforming assets to total loans and other real estate	0.89%	1.60%	1.09%	1.53%	1.69%	1.73%	0.73%
Net charge-offs to average loans	0.33	0.60	0.36	0.40	0.66	0.56	0.20
Allowance for possible credit losses to period-end loans	1.50	1.74	1.55	1.81	1.71	1.54	1.20
Allowance for possible credit losses to nonperforming loans(3)	189.85	124.60	159.62	146.50	120.40	126.28	188.51

Capital Ratios(2):
Leverage ratio	8.80%	9.32%	8.33%	8.95%	7.85%	7.81%	7.88%
Average shareholders’ equity to average total assets	8.97	8.75	8.70	7.78	7.30	7.30	7.09
Tier 1 risk-based capital ratio	13.80	12.68	11.92	12.18	10.10	9.63	9.19
Total risk-based capital ratio	12.54	13.94	13.18	13.44	11.36	10.95	10.78

(1)	Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains and losses. Additionally, taxes are not part of this calculation.
(2)	At period end, except for net charge-offs to average loans and average shareholders’ equity to average total assets, which is for periods ended on such dates.
(3)	Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more, restructured loans and any other loan management deems to be nonperforming.

COMPARATIVE STOCK PRICES

The following table shows (1) the market values of Prosperity common stock on June 28, 2013, the business day prior to the announcement of the proposed merger and as of the most recent date practicable preceding the date of this proxy statement/prospectus and (2) the equivalent pro forma value of a share of FVNB common stock at such dates based on the value of the consideration to be received in the merger with respect to each share. Historical market value information regarding FVNB common stock is not provided because there is no active market for FVNB common stock. Based on 2,058,116 shares of FVNB common stock issued and outstanding as of August 20, 2013 and assuming the issuance of 124,886 shares of FVNB common stock pursuant to the exercise of outstanding equity awards, holders of FVNB common stock will receive 2.5519 shares of Prosperity common stock (plus cash in lieu of a fractional share) and 41.80 in cash, subject to adjustment under certain circumstances as provided in the reorganization agreement, for each share they own. The market price of Prosperity common stock will fluctuate prior to the completion of the merger and the market value of the merger consideration ultimately received by holders of FVNB common stock will depend on the closing price of Prosperity common stock on the day the merger is completed. Thus, FVNB shareholders will not know the exact market value of the merger consideration they will receive when they vote on the reorganization agreement.

	Prosperity Common Stock(1)	Equivalent Pro Forma Per Share of FVNB Common Stock(2)
June 28, 2013	$51.79	$173.96
August 21, 2013	60.19	195.40

(1)	Represents the closing price of Prosperity common stock on the New York Stock Exchange.
(2)	Equivalent pro forma market value per share of FVNB common stock represents the historical market value per share of Prosperity common stock multiplied by the assumed exchange ratio of 2.5519 and adding the assumed per share cash consideration of $41.80, assuming no adjustment. The assumed exchange ratio and assumed per share cash consideration were calculated based on 2,058,116 shares of FVNB common stock issued and outstanding as of August 20, 2013 and assumes the issuance of 124,886 shares of FVNB common stock pursuant to outstanding equity awards. The number of shares of FVNB common stock to be issued pursuant to outstanding equity awards was calculated using a value of $59.79 per share of Prosperity common stock, which was the average closing price determined in accordance with the reorganization agreement as if the merger had closed on August 23, 2013. The actual number of shares of FVNB common stock to be issued pursuant to the exercise of outstanding equity awards will vary based on the price of Prosperity common stock on the date of exercise of the award.

RISK FACTORS

An investment in the Prosperity common stock in connection with the merger involves risks. Prosperity describes below the material risks and uncertainties that it believes affect its business and an investment in the Prosperity common stock. You should carefully read and consider all of these risks and all other information contained in this proxy statement/prospectus in deciding whether to vote for approval of the reorganization agreement. If any of the risks described in this proxy statement/prospectus occur, Prosperity’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of Prosperity common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated With the Merger

Because the number of shares of Prosperity common stock to be received by FVNB shareholders in the merger is fixed and will not be adjusted if there is any change in the price of Prosperity common stock and the cash consideration may be decreased, you will not know the number of shares of Prosperity common stock or amount of cash you will receive for your FVNB common stock when you vote on the reorganization agreement.

Upon completion of the merger, all shares of FVNB common stock will be exchanged for 5,570,818 shares of Prosperity common stock and $91,250,000 million in cash, with the cash portion subject to decrease if FVNB’s equity capital on the closing date is less than $143,621,000, in the manner set forth in the reorganization agreement. Based on 2,058,116 shares of FVNB common stock outstanding and assuming the issuance of 124,886 shares of FVNB common stock pursuant to the exercise of outstanding equity awards, each share of FVNB common stock will be exchanged for 2.5519 shares of Prosperity common stock (plus cash in lieu of a fractional share) and up to $41.80 in cash. The number of Prosperity shares is fixed and will not be adjusted as a result of any change in the market price of Prosperity common stock. In addition, neither Prosperity nor FVNB may terminate the reorganization agreement solely because of changes in the market price of Prosperity’s common stock. Therefore, if the price of the Prosperity common stock declines prior to the completion of the merger, the value of the merger consideration to be received by shareholders of FVNB will decline. The price of the Prosperity common stock is by nature subject to the general price fluctuations in the market for publicly-traded equity securities, has experienced significant volatility and may decline for a number of reasons, many of which are out of Prosperity’s control. Prosperity is unable to predict or give any assurances as to the market prices of its common stock on the date of the FVNB special meeting, the date of the completion of the merger or at any time after the completion of the merger. Shareholders of FVNB are encouraged to obtain current market price quotations for the Prosperity common stock before voting their shares at the meeting.

The market price of Prosperity common stock after the merger may be affected by factors different from those affecting FVNB common stock or Prosperity common stock currently.

The businesses of Prosperity and FVNB differ in some respects and, accordingly, the results of operations of the combined company and the market price of Prosperity’s shares of common stock after the merger may be affected by factors different from those currently affecting the independent results of operations of each of Prosperity and FVNB. For a discussion of the business of Prosperity and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information.”

Regulatory approvals may not be received, may take longer than expected or impose conditions that are not presently anticipated.

The Federal Reserve System must approve, or waive approval of, the merger and the FDIC and the TDB must approve the merger of First Victoria with and into Prosperity Bank. The Federal Reserve, FDIC and TDB will consider, among other factors, the competitive impact of the merger and the bank merger, the financial and managerial resources of our companies and our subsidiary banks and the convenience and needs of the communities to be served. As part of that consideration, we expect that the Federal Reserve, FDIC and TDB will review issues related to capital position, safety and soundness, and legal and regulatory compliance, including compliance with anti-money laundering laws. There can be no assurance as to whether this and other regulatory approvals will be received, the timing of those approvals or whether any conditions will be imposed.

FVNB will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on FVNB and consequently on Prosperity. These uncertainties may impair FVNB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with FVNB to seek to change existing business relationships with FVNB. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Prosperity. If key employees depart, Prosperity’s business following the merger could be harmed. In addition, the reorganization agreement restricts FVNB from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Prosperity. These restrictions may prevent FVNB from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “Proposal to Approve the Reorganization Agreement—Conduct of Business Pending Effective Time” beginning on page 46 of this proxy statement/prospectus for a description of the restrictive covenants to which FVNB is subject.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

Prosperity and FVNB have operated and, until the merger is completed, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of our banks. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Some of the directors and officers of FVNB may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of FVNB may be different from those of the FVNB shareholders generally, and directors and officers of FVNB may be participants in arrangements that are different from, or in addition to, those of the FVNB shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “Financial Interests of Directors and Officers of FVNB in the Merger” beginning on page 54.

Prosperity may fail to realize the cost savings estimated for the merger.

Although Prosperity estimates that it will realize cost savings from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Prosperity’s business may require Prosperity to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on our ability to combine the businesses of Prosperity and FVNB in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Prosperity is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

FVNB shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

FVNB shareholders currently have the right to vote in the election of the board of directors of FVNB and on other matters affecting FVNB. The merger will transfer control of FVNB to Prosperity and to the shareholders of Prosperity. When the merger occurs, each FVNB shareholder will become a shareholder of Prosperity with a percentage ownership of Prosperity much smaller than such shareholder’s percentage ownership of FVNB. Because of this, FVNB shareholders will have less influence on the management and policies of Prosperity than they now have on the management and policies of FVNB.

The fairness opinion obtained by FVNB from its financial advisor will not reflect changes in circumstances subsequent to the date of the fairness opinion.

Keefe, Bruyette & Woods, FVNB’s financial advisor in connection with the proposed merger, has delivered to the board of directors of FVNB its opinion dated as of June 25, 2013. The opinion of KBW stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the merger consideration was fair to the FVNB shareholders from a financial point of view. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Prosperity or FVNB, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Prosperity and FVNB.

Risks Associated With Prosperity’s Business

If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

To achieve its past levels of growth, Prosperity has focused on both internal growth and acquisitions. Prosperity may not be able to sustain its historical rate of growth or may not be able to grow at all. More specifically, Prosperity may not be able to obtain the financing necessary to fund additional growth and may not be able to find suitable acquisition candidates. Various factors, such as economic conditions and competition, may impede or prohibit the opening of new banking centers and the completion of acquisitions. Further, Prosperity may be unable to attract and retain experienced bankers, which could adversely affect its internal growth. If Prosperity is not able to continue its historical levels of growth, it may not be able to maintain its historical earnings trends.

If Prosperity is unable to manage its growth effectively, its operations could be negatively affected.

Companies that experience rapid growth face various risks and difficulties, including:

•	finding suitable markets for expansion;

•	finding suitable candidates for acquisition;

•	attracting funding to support additional growth;

•	maintaining asset quality;

•	attracting and retaining qualified management; and

•	maintaining adequate regulatory capital.

In addition, in order to manage its growth and maintain adequate information and reporting systems within its organization, Prosperity must identify, hire and retain additional qualified associates, particularly in the accounting and operational areas of its business.

If Prosperity does not manage its growth effectively, its business, financial condition, results of operations and future prospects could be negatively affected, and Prosperity may not be able to continue to implement its business strategy and successfully conduct its operations.

Difficult market conditions and economic trends have adversely affected the banking industry and could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity is operating in a challenging and uncertain economic environment, including generally uncertain conditions nationally and locally in its markets. Although economic conditions have improved in the last year, financial institutions continue to be affected by declines in the real estate market and uncertain conditions.

Prosperity’s ability to assess the creditworthiness of customers and to estimate the losses inherent in its loan portfolio is made more complex by these uncertain market and economic conditions. A prolonged national economic recession or further deterioration of these conditions in Prosperity’s markets could drive losses beyond that which is provided for in its allowance for credit losses and result in the following consequences:

•	increases in loan delinquencies;

•	increases in nonperforming assets and foreclosures;

•	decreases in demand for Prosperity’s products and services, which could adversely affect its liquidity position; and

•	decreases in the value of the collateral securing Prosperity’s loans, especially real estate, which could reduce customers’ borrowing power.

While economic conditions in the State of Texas and the U.S. are showing signs of recovery, there can be no assurance that these difficult conditions will continue to improve. Continued declines in real estate values, home sales volumes and financial stress on borrowers as a result of the uncertain economic environment, including job losses, could have an adverse effect on Prosperity’s borrowers or their customers, which could adversely affect Prosperity’s business, financial condition, results of operations and cash flows.

Prosperity’s business is subject to interest rate risk and fluctuations in interest rates may adversely affect its financial condition and results of operations.

The majority of Prosperity’s assets are monetary in nature and, as a result, Prosperity is subject to significant risk from changes in interest rates. Changes in interest rates can impact Prosperity’s net interest income as well as the valuation of its assets and liabilities. Prosperity’s earnings are significantly dependent on its net interest income. Net interest income is the difference between the interest income earned on loans, investments and other interest-earning assets and the interest expense paid on deposits, borrowings and other interest-bearing liabilities. Therefore, any change in general market interest rates, such as a change in the monetary policy of the Federal Reserve or otherwise, can have a significant effect on Prosperity’s net interest income. Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities.

Changes in monetary policy, including changes in interest rates, could influence the interest Prosperity receives on loans and securities and the amount of interest it pays on deposits and borrowings, and could also affect (i) Prosperity’s ability to originate loans and obtain deposits, (ii) the fair value of Prosperity’s financial assets and liabilities and (iii) the average duration of Prosperity’s mortgage-backed securities portfolio. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, Prosperity’s net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest rates received on loans and other investments decrease more quickly than the interest rates paid on deposits and other borrowings. Further, Prosperity’s assets and liabilities may react differently to changes in overall market rates or conditions because there may be mismatches between the repricing or maturity characteristics of the assets and liabilities. Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

If Prosperity is unable to identify and acquire other financial institutions and successfully integrate its acquired businesses, its business and earnings may be negatively affected.

The market for acquisitions remains highly competitive, and Prosperity may be unable to find acquisition candidates in the future that fit its acquisition and growth strategy. To the extent that Prosperity is unable to find suitable acquisition candidates, an important component of its growth strategy may be lost.

Acquisitions of financial institutions involve operational risks and uncertainties and acquired companies may have unforeseen liabilities, exposure to asset quality problems, key employee and customer retention problems and other problems that could negatively affect Prosperity’s organization. Prosperity may not be able to complete future acquisitions and, if completed, Prosperity may not be able to successfully integrate the operations, management, products and services of the entities that it acquires and eliminate redundancies. The integration process could result in the loss of key employees or disruption of the combined entity’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Prosperity’s ability to maintain relationships with customers and employees or achieve the anticipated benefits of the transaction. The integration process may also require significant time and attention from Prosperity’s management that they would otherwise direct at servicing existing business and developing new business. Prosperity’s inability to find suitable acquisition candidates and failure to successfully integrate the entities it acquires into its existing operations may increase its operating costs significantly and adversely affect its business and earnings.

Prosperity’s dependence on loans secured by real estate subjects it to risks relating to fluctuations in the real estate market that could adversely affect its financial condition, results of operations and cash flows.

Approximately 80.7% of Prosperity’s total loans as of June 30, 2013 consisted of loans included in the real estate loan portfolio with 11.3% in construction and land development, 26.9% in residential real estate and 42.5% in commercial real estate (including farmland and multifamily residential). The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A weakening of the real estate market in Prosperity’s primary market areas could have an adverse effect on the demand for new loans, the ability of borrowers to repay outstanding loans, the value of real estate and other collateral securing the loans and the value of real estate owned by Prosperity. If real estate values decline, it is also more likely that Prosperity would be required to increase its allowance for credit losses, which could adversely affect its financial condition, results of operations and cash flows.

Prosperity’s commercial real estate and commercial loans expose it to increased credit risks, and these risks will increase if Prosperity succeeds in increasing these types of loans.

Prosperity, while maintaining its conservative approach to lending, has emphasized both new and existing loan products, focusing on managing its commercial real estate and commercial loan portfolios, and intends to continue to increase its lending activities and acquire loans in possible future acquisitions. As a result, commercial real estate and commercial loans as a proportion of its portfolio could increase. As of June 30, 2013, commercial real estate (including farmland and multifamily residential) and commercial loans totaled $3.62 billion. In general, commercial real estate loans and commercial loans yield higher returns and often generate a deposit relationship, but also pose greater credit risks than do owner-occupied residential real estate loans. These types of loans are also typically larger than residential real estate loans. Accordingly, the deterioration of one or several of these loans could cause a significant increase in nonperforming loans, which could result in a loss of earnings from these loans and an increase in the provision for credit losses and net charge-offs.

Prosperity makes both secured and some unsecured commercial loans. Unsecured loans generally involve a higher degree of risk of loss than do secured loans because, without collateral, repayment is wholly dependent upon the success of the borrowers’ businesses. Secured commercial loans are generally collateralized by accounts receivable, inventory, equipment or other assets owned by the borrower and include a personal guaranty of the business owner. Compared to real estate, that type of collateral is more difficult to monitor, its value is harder to ascertain, it may depreciate more rapidly and it may not be as readily saleable if repossessed. Further, commercial loans generally will be serviced primarily from the operation of the business, which may not be successful, while commercial real estate loans generally will be serviced from income on the properties securing the loans. As Prosperity’s various commercial loan portfolios increase, the corresponding risks and potential for losses from these loans will also increase.

Prosperity’s profitability depends significantly on local economic conditions.

Prosperity’s success depends primarily on the general economic conditions of the primary markets in Texas in which it operates and where its loans are concentrated. In addition, the recently completed acquisition of Coppermark Bancshares, Inc. expanded Prosperity’s market area to Oklahoma and Prosperity’s success will also be impacted by general economic conditions in Oklahoma. The local economic conditions in these areas have a significant impact on Prosperity’s commercial, real estate and construction and land development loans, the ability of its borrowers to repay their loans and the value of the collateral securing these loans. Accordingly, if the population or income growth in Prosperity’s market areas is slower than projected, income levels, deposits and housing starts could be adversely affected and could result in a reduction of Prosperity’s expansion, growth and profitability. Although economic conditions in Texas have not deteriorated to the same extent as in other areas of the country, such conditions could decline further. If Prosperity’s market areas experience a downturn or a recession for a prolonged period of time, Prosperity could experience significant increases in nonperforming loans, which could lead to operating losses, impaired liquidity and eroding capital. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreaks of hostilities or other international or domestic calamities, unemployment or other factors could impact these local economic conditions and could negatively affect Prosperity’s financial condition, results of operations and cash flows.

Prosperity’s allowance for credit losses may not be sufficient to cover actual credit losses, which could adversely affect its earnings.

As a lender, Prosperity is exposed to the risk that its loan customers may not repay their loans according to the terms of these loans and the collateral securing the payment of these loans may be insufficient to fully compensate Prosperity for the outstanding balance of the loan plus the costs to dispose of the collateral. Prosperity maintains an allowance for credit losses in an attempt to cover estimated losses inherent in its loan portfolio. Additional credit losses will likely occur in the future and may occur at a rate greater than Prosperity has experienced to date. The determination of the appropriate level of the allowance inherently involves a high degree of subjectivity and requires Prosperity to make significant estimates of current credit risks, future trends and general economic conditions, all of which may undergo material changes. If Prosperity’s assumptions prove to be incorrect or if it experiences significant loan losses in future periods, its current allowance may not be sufficient to cover actual loan losses and adjustments may be necessary to allow for different economic conditions or adverse developments in its loan portfolio. A material addition to the allowance could cause net income, and possibly capital, to decrease.

In addition, federal and state regulators periodically review Prosperity’s allowance for credit losses and may require Prosperity to increase its provision for credit losses or recognize further charge-offs, based on judgments different than those of Prosperity’s management. An increase in Prosperity’s allowance for credit losses or charge-offs as required by these regulatory agencies could have a material adverse effect on Prosperity’s operating results and financial condition.

The small to medium-sized businesses that Prosperity lends to may have fewer resources to weather a downturn in the economy, which could materially harm Prosperity’s operating results.

Prosperity makes loans to privately-owned businesses, many of which are considered to be small to medium-sized businesses. Small to medium-sized businesses frequently have smaller market share than their competition, may be more vulnerable to economic downturns, often need substantial additional capital to expand or compete and may experience significant volatility in operating results. Any one or more of these factors may impair the borrower’s ability to repay a loan. In addition, the success of a small to medium-sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse impact on the business and its ability to repay a loan. Economic downturns and other events that negatively impact Prosperity’s market areas could cause Prosperity to incur substantial credit losses that could negatively affect Prosperity’s results of operations and financial condition.

Liquidity risk could impair Prosperity’s ability to fund operations and jeopardize its financial condition.

Liquidity is essential to Prosperity’s business. An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on its liquidity. Prosperity’s access to funding sources in amounts adequate to finance its activities or on terms which are acceptable to it could be impaired by factors that affect Prosperity specifically or the financial services industry or economy in general. Factors that could detrimentally impact Prosperity’s access to liquidity sources include a decrease in the level of its business activity as a result of a downturn in the markets in which its loans are concentrated or adverse regulatory action against it. Prosperity’s ability to borrow could also be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.

If the goodwill that Prosperity recorded in connection with a business acquisition becomes impaired, it could require charges to earnings.

Goodwill represents the amount by which the acquisition cost exceeds the fair value of net assets Prosperity acquired in the purchase of another financial institution. Prosperity reviews goodwill for impairment at least annually, or more frequently if events or changes in circumstances indicate the carrying value of the asset might be impaired.

Prosperity determines impairment by comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. Any such adjustments are reflected in Prosperity’s results of operations in the periods in which they become known. At June 30, 2013, Prosperity’s goodwill totaled $1.4 billion. While Prosperity has not recorded any such impairment charges since it initially recorded the goodwill, there can be no assurance that Prosperity’s future evaluations of goodwill will not result in findings of impairment and related write-downs, which may have a material adverse effect on its financial condition and results of operations.

Prosperity’s accounting estimates and risk management processes rely on analytical and forecasting models.

The processes Prosperity uses to estimate its probable credit losses and to measure the fair value of financial instruments, as well as the processes used to estimate the effects of changing interest rates and other market measures on Prosperity’s financial condition and results of operations, depends upon the use of analytical and forecasting models. These models reflect assumptions that may not be accurate, particularly in times of market stress or other unforeseen circumstances. Even if these assumptions are accurate, the models may prove to be inadequate or inaccurate because of other flaws in their design or their implementation.

If the models Prosperity uses for interest rate risk and asset-liability management are inadequate, Prosperity may incur increased or unexpected losses upon changes in market interest rates or other market measures. If the models Prosperity uses for determining its probable credit losses are inadequate, the allowance for credit losses may not be sufficient to support future charge-offs. If the models Prosperity uses to measure the fair value of financial instruments is inadequate, the fair value of such financial instruments may fluctuate unexpectedly or may not accurately reflect what Prosperity could realize upon sale or settlement of such financial instruments. Any such failure in Prosperity’s analytical or forecasting models could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Prosperity has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Prosperity to credit risk in the event of a default by a counterparty or client. In addition, Prosperity’s credit risk may be exacerbated when the collateral held by Prosperity cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Prosperity. Any such losses could have a material adverse effect on Prosperity’s financial condition, results of operations and cash flows.

Prosperity may need to raise additional capital in the future and such capital may not be available when needed or at all.

Prosperity may need to raise additional capital in the future to provide it with sufficient capital resources and liquidity to meet its commitments and business needs. In addition, Prosperity may elect to raise additional capital to support its business or to finance acquisitions, if any. Prosperity’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of its control, and its financial performance.

Prosperity cannot assure you that such capital will be available to it on acceptable terms or at all. Any occurrence that may limit its access to the capital markets, such as a decline in the confidence of investors, depositors of Prosperity Bank or counterparties participating in the capital markets, may adversely affect Prosperity’s capital costs and its ability to raise capital and, in turn, its liquidity. Moreover, if Prosperity needs to raise capital in the future, it may have to do so when many other financial institutions are also seeking to raise capital and would have to compete with those institutions for investors. An inability to raise additional capital on acceptable terms when needed could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

New lines of business or new products and services may subject Prosperity to additional risks.

From time to time, Prosperity may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Prosperity may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Prosperity’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

An interruption in or breach in security of Prosperity’s information systems may result in a loss of customer business and have an adverse effect on Prosperity’s results of operations, financial condition and cash flows.

Prosperity relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Prosperity’s customer relationship management, general ledger, deposits, servicing or loan origination systems. If any such failures, interruptions or security breaches of its communications or information systems occur, they may not be adequately addressed by Prosperity. Further, the occurrence of any such failures, interruptions or security breaches could damage Prosperity’s reputation, result in a loss of customer business, subject Prosperity to additional regulatory scrutiny or expose Prosperity to civil litigation and possible financial liability, any of which could have a material adverse effect on Prosperity’s results of operations, financial condition and cash flows.

The business of Prosperity is dependent on technology.

The financial services industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Prosperity’s future success depends in part upon its ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as create additional efficiencies in its operations. Many of Prosperity’s competitors have substantially greater resources to invest in technological improvements. Prosperity may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to its customers, which may negatively affect Prosperity’s results of operations, financial condition and cash flows.

Prosperity’s operations rely on external vendors.

Prosperity relies on certain external vendors to provide products and services necessary to maintain day-to-day operations of Prosperity. Accordingly, Prosperity’s operations are exposed to risk that these vendors will not perform in accordance with the contracted arrangements under service agreements. The failure of an external vendor to perform in accordance with the contracted arrangements under service agreements, because of changes in the vendor’s organizational structure, financial condition, support for existing products and services or strategic focus or for any other reason, could be disruptive to Prosperity’s operations, which could have a material adverse impact on Prosperity’s business and, in turn, Prosperity’s financial condition and results of operations.

Prosperity is subject to claims and litigation pertaining to intellectual property.

Banking and other financial services companies, such as Prosperity, rely on technology companies to provide information technology products and services necessary to support Prosperity’s day-to-day operations. Technology companies frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. In addition, patent holding companies seek to monetize patents they have purchased or otherwise obtained. Competitors of Prosperity’s vendors, or other individuals or companies, have from time to time claimed to hold intellectual property sold to Prosperity by its vendors. Such claims may increase in the future as the financial services sector becomes more reliant on information technology vendors. The plaintiffs in these actions frequently seek injunctions and substantial damages.

Regardless of the scope or validity of such patents or other intellectual property rights, or the merits of any claims by potential or actual litigants, Prosperity may have to engage in protracted litigation. Such litigation is often expensive, time-consuming, disruptive to Prosperity’s operations and distracting to management. If Prosperity is found to infringe one or more patents or other intellectual property rights, it may be required to pay substantial damages or royalties to a third-party. In certain cases, Prosperity may consider entering into licensing agreements for disputed intellectual property, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur. These licenses may also significantly increase Prosperity’s operating expenses. If legal matters related to intellectual property claims were resolved against Prosperity or settled, Prosperity could be required to make payments in amounts that could have a material adverse effect on its business, financial condition and results of operations.

Prosperity is subject to claims and litigation pertaining to fiduciary responsibility.

From time to time, customers make claims and take legal action pertaining to Prosperity’s performance of its fiduciary responsibilities. Whether customer claims and legal action related to Prosperity’s performance of its fiduciary responsibilities are founded or unfounded, if such claims and legal actions are not resolved in a manner favorable to Prosperity, they may result in significant financial liability, adversely affect the market perception of Prosperity and its products and services and/or impact customer demand for those products and services. Any financial liability or reputation damage could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity operates in a highly regulated environment and, as a result, is subject to extensive regulation and supervision.

Prosperity and Prosperity Bank are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not Prosperity’s shareholders. These regulations affect Prosperity’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Any change in applicable regulations or federal or state legislation could have a substantial impact on Prosperity, Prosperity Bank and their respective operations.

The Dodd-Frank Act, enacted in July 2010, instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. Additional legislation and regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could significantly affect Prosperity’s powers, authority and operations, or the powers, authority and operations of Prosperity Bank in substantial and unpredictable ways. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of this regulatory discretion and power could have a negative impact on Prosperity. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to losses resulting from fraudulent and negligent acts on the part of loan applicants, correspondents or other third parties.

Prosperity relies heavily upon information supplied by third parties, including the information contained in credit applications, property appraisals, title information, equipment pricing and valuation and employment and income documentation, in deciding which loans Prosperity will originate, as well as the terms of those loans. If any of the information upon which Prosperity relies is misrepresented, either fraudulently or inadvertently, and the misrepresentation is not detected prior to asset funding, the value of the asset may be significantly lower than expected, or Prosperity may fund a loan that it would not have funded or on terms it would not have extended. Whether a misrepresentation is made by the applicant or another third party, Prosperity generally bears the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsellable or subject to repurchase if it is sold prior to detection of the misrepresentation. The sources of the misrepresentations are often difficult to locate, and it is often difficult to recover any of the monetary losses Prosperity may suffer.

The recent repeal of federal prohibitions on payment of interest on demand deposits could increase Prosperity’s interest expense.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act beginning on July 21, 2011. Accordingly, financial institutions can now offer interest on demand deposits to compete for clients. Prosperity’s interest expense will increase and its net interest margin will decrease if it begins offering interest on demand deposits to attract additional customers or maintain current customers, which could have an adverse effect on Prosperity’s business, financial condition and results of operations.

Prosperity is subject to environmental liability risk associated with lending activities.

A significant portion of Prosperity’s loan portfolio is secured by real property. During the ordinary course of business, Prosperity may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, Prosperity may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require Prosperity to incur substantial expenses and may materially reduce the affected property’s value or limit Prosperity’s ability to use or sell the affected property.

In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase Prosperity’s exposure to environmental liability. Although Prosperity has policies and procedures to perform an environmental review before initiating any foreclosure action on real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on Prosperity’s financial condition and results of operations.

Risks Associated with Prosperity’s Common Stock

Prosperity’s corporate organizational documents and the provisions of Texas law to which it is subject may delay or prevent a change in control of Prosperity that a shareholder may favor.

Prosperity’s amended and restated articles of incorporation and amended and restated bylaws contain various provisions which may delay, discourage or prevent an attempted acquisition or change of control of Prosperity. These provisions include:

•	a board of directors classified into three classes of directors with the directors of each class having staggered three-year terms;

•

a provision that any special meeting of Prosperity’s shareholders may be called only by the Chairman of the Board and Chief Executive Officer, the President, a majority of the board of directors or the holders of at least 50% of Prosperity’s shares entitled to vote at the meeting;

•

a provision establishing certain advance notice procedures for nomination of candidates for election as directors and for shareholder proposals to be considered at an annual or special meeting of shareholders; and

•	a provision that denies shareholders the right to amend Prosperity’s bylaws.

Prosperity’s articles of incorporation provide for noncumulative voting for directors and authorize the board of directors to issue shares of its preferred stock without shareholder approval and upon such terms as the board of directors may determine. The issuance of Prosperity’s preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a controlling interest in Prosperity. In addition, certain provisions of Texas law, including a provision which restricts certain business combinations between a Texas corporation and certain affiliated shareholders, may delay, discourage or prevent an attempted acquisition or change in control of Prosperity.

There are restrictions on Prosperity’s ability to pay dividends.

Holders of Prosperity’s common stock are only entitled to receive such dividends as Prosperity’s board of directors may declare out of funds legally available for such payments. Although Prosperity has historically declared cash dividends on its common stock, it is not required to do so and there can be no assurance that Prosperity will pay dividends in the future. Any declaration and payment of dividends on common stock will depend upon Prosperity’s earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, Prosperity’s ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors.

Prosperity’s principal source of funds to pay dividends on its shares of common stock is cash dividends that Prosperity receives from Prosperity Bank. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. Further, if required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock.

The holders of Prosperity’s junior subordinated debentures have rights that are senior to those of Prosperity’s shareholders.

As of June 30, 2013, Prosperity had $85.1 million in junior subordinated debentures outstanding that were issued to Prosperity’s unconsolidated subsidiary trusts. The subsidiary trusts purchased the junior subordinated debentures from Prosperity using the proceeds from the sale of trust preferred securities to third party investors. Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by Prosperity to the extent not paid or made by each trust, provided the trust has funds available for such obligations.

The junior subordinated debentures are senior to Prosperity’s shares of common stock. As a result, Prosperity must make interest payments on the junior subordinated debentures (and the related trust preferred securities) before any dividends can be paid on its common stock; and, in the event of Prosperity’s bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of its common stock. Additionally, Prosperity has the right to defer periodic distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time Prosperity would be prohibited from paying dividends on its common stock. Prosperity’s ability to pay the future distributions depends upon the earnings of Prosperity Bank and dividends from Prosperity Bank to Prosperity, which may be inadequate to service the obligations.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of operations of Prosperity after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of our companies before the merger or Prosperity after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•

Prosperity’s actual cost savings resulting from the merger are less than expected, Prosperity is unable to realize those cost savings as soon as expected or Prosperity incurs additional or unexpected costs;

•	Prosperity’s revenues after the merger are less than expected;

•

deposit attrition, operating costs, customer loss and business disruption before and after the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than Prosperity expected;

•	competition among financial services companies may increase;

•	the risk that the businesses of Prosperity and FVNB will not be integrated successfully, or such integration may be more difficult, time-consuming or costly than expected;

•	the failure of FVNB’s shareholders to approve the reorganization agreement;

•	the ability to obtain the governmental approvals of the merger on the proposed terms and schedule;

•	changes in the level of nonperforming assets and charge-offs;

•	changes in the interest rate environment reduce Prosperity’s or FVNB’s interest margins;

•	general business and economic conditions in the markets Prosperity or FVNB serves change or are less favorable than expected;

•	legislative or regulatory changes adversely affect Prosperity’s or FVNB’s businesses;

•	changes occur in business conditions and inflation;

•	personal or commercial customers’ bankruptcies increase;

•	changes occur in the securities markets; and

•	technology-related changes are harder to make or more expensive than expected.

For other factors, risks and uncertainties that could cause actual results to differ materially from estimates contained in forward-looking statements, please read the “Risk Factors” section of this proxy statement/prospectus.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. Therefore, we caution you not to place undue reliance on our forward-looking statements. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

GENERAL INFORMATION

This document constitutes a proxy statement of FVNB and is being furnished to all record holders of FVNB common stock in connection with the solicitation of proxies by the board of directors of FVNB to be used at a special meeting of shareholders of FVNB to be held on October 15, 2013. The purpose of the FVNB special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of June 30, 2013, by and between Prosperity and FVNB, which provides, among other things, for the merger of FVNB with and into Prosperity. This document also constitutes a prospectus relating to the Prosperity common stock to be issued to holders of FVNB common stock upon completion of the merger.

FVNB SPECIAL MEETING

Date, Place and Time of the Special Meeting

The special meeting of FVNB shareholders will be held on October 15, 2013 at 10:00 a.m., local time, at the offices of the First Victoria National Bank, 101 South Main Street, DeLeon Plaza, Victoria, Texas 77901.

Matters to be Considered

The purpose of the special meeting is to consider and vote upon a proposal to approve the reorganization agreement, dated as of June 30, 2013, by and between Prosperity and FVNB, and the transactions contemplated thereby, including, among other things, the merger of FVNB with and into Prosperity.

Under Texas law, no other matters may be brought before the meeting (other than procedural matters relating to the conduct of the meeting). If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

Shares Entitled to Vote, Quorum and Vote Required

The holders of record of the outstanding shares of FVNB common stock as of 5:00 p.m. on August 20, 2013 will be entitled to notice of and to vote at the special meeting. As of 5:00 p.m. on that date, there were 2,058,116 shares of FVNB common stock issued and outstanding and entitled to vote at the special meeting.

At the special meeting, the shareholders of FVNB will be entitled to one vote for each share of common stock owned of record on August 20, 2013. The holders of a majority of the shares of FVNB common stock entitled to vote at the special meeting must be present, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of at least a majority of the issued and outstanding FVNB common stock is required to approve the reorganization agreement.

Abstentions and shares held of record by a broker or nominee that are voted on any matter are included in determining whether a quorum exists. The proposal to approve the reorganization agreement is a “non-discretionary” item, meaning that brokers and banks who hold shares in an account for customers who are the beneficial owners of such shares may not give a proxy to vote those shares without specific instructions from their customers. Any abstentions and broker non-votes will have the same effect as a vote against approval of the reorganization agreement or a failure to vote on the reorganization agreement. Accordingly, the board of directors of FVNB encourages you to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope.

Shares Held by Officers and Directors

The directors and certain officers of FVNB and First Victoria have entered into an agreement to vote the shares of FVNB common stock they control in favor of approval of the reorganization agreement. As of the record date, 587,286 shares of FVNB common stock, or approximately 28.5% of the outstanding shares of the common stock entitled to vote at the special meeting, were bound by the voting agreement.

The board of directors of FVNB unanimously recommends that you vote FOR the proposal to approve the reorganization agreement.

Voting and Revocation of Proxies

Proxies, in the form enclosed, which are properly executed and returned to FVNB and not subsequently revoked, will be voted in accordance with the instructions indicated on the proxies. Any properly executed proxy on which voting instructions are not specified will be voted FOR the proposal to approve the reorganization agreement. The proxy also grants authority to the persons designated such the proxy to vote in accordance with their own judgment if an unscheduled matter is properly brought before the special meeting.

If you are the record holder of your shares, you may revoke any proxy given pursuant to this solicitation by the board of directors of FVNB at any time before it is voted at the special meeting by:

•	giving written notice to the Corporate Secretary of FVNB;

•	executing a proxy bearing a later date and filing that proxy with the Corporate Secretary of FVNB at or before the special meeting; or

•	attending and voting in person at the special meeting.

All written notices of revocation and other communications with respect to revocation or proxies should be sent to: FVNB Corp., 101 S. Main Street, Victoria, Texas 77901, Attention: Corporate Secretary. If you hold your shares in street name with a bank or broker, you must contact such bank or broker if you wish to revoke your proxy.

Solicitation of Proxies; Expenses

This proxy solicitation is made by the board of directors of FVNB. FVNB is responsible for its expenses incurred in preparing, assembling, printing, and mailing this proxy statement/prospectus. Proxies will be solicited through the mail. Additionally, directors and officers of FVNB intend to solicit proxies personally or by telephone or other means of communication. The directors and officers will not be additionally compensated. FVNB will reimburse banks, brokers and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners.

PROPOSAL TO APPROVE THE REORGANIZATION AGREEMENT

The following information describes material aspects of the merger. It is not intended to be a complete description of all information relating to the merger and is qualified in its entirety by reference to more detailed information contained in the Appendices to this document, including the reorganization agreement. A copy of the reorganization agreement is included as Appendix A and is incorporated herein by reference. You are urged to read the Appendices in their entirety.

Terms of the Merger

The reorganization agreement provides for, among other things, the merger of FVNB with and into Prosperity. If the shareholders of FVNB approve the reorganization agreement at the special meeting, and if the required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2013, although delays could occur. As a result of the merger, and assuming no adjustment to the merger consideration, holders of FVNB common stock will be entitled to receive whole shares of Prosperity common stock and cash, with cash paid in lieu of a fractional share, and will no longer be owners of FVNB stock. As a result of the merger, certificates for FVNB common stock will only represent the right to receive the merger consideration pursuant to the reorganization agreement, and otherwise will be null and void after completion of the merger.

In connection with the merger, all outstanding shares of FVNB common stock will be converted into an aggregate of 5,570,818 shares of Prosperity common stock and $91,250,000 in cash, subject to adjustment under certain circumstances as set forth in the reorganization agreement and as discussed below. Based on 2,058,116 shares of FVNB common stock issued and outstanding as of August 20, 2013 and assuming the issuance of 124,886 shares of FVNB common stock pursuant to the exercise of outstanding equity awards, holders of FVNB common stock will receive 2.5519 shares of Prosperity common stock (plus cash in lieu of a fractional share) and $41.80 in cash, subject to adjustment, for each share they own.

The merger consideration will be reduced if FVNB’s equity capital on the closing date is less than $143,621,000. More specifically, as a result of such an event, the cash to be paid to FVNB shareholders will be reduced by the amount of such deficiency. Pursuant to the terms of the reorganization agreement, equity capital is defined as the sum of the common stock, capital surplus and retained earnings of FVNB, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (GAAP). For purposes of calculating equity capital, FVNB must include adjustments made for certain extraordinary items related to the merger as more fully described in the reorganization agreement.

As noted above, Prosperity will not issue any certificates for fractional shares of Prosperity common stock in connection with the merger but will instead pay cash for any fractional share interests. The amount of cash will be determined by multiplying the fractional share interest by the average of the closing price of the Prosperity common stock on the New York Stock Exchange for the five (5) consecutive trading days ending on and including the fifth trading day preceding the closing date.

Background of the Merger

From time to time, the board of directors of FVNB has considered various strategic alternatives to enhance and maximize shareholder value. These strategic alternatives include continuing as an independent institution, seeking additional capital through private equity, a subordinated debt issuance or a public offering, and establishing or acquiring additional branch offices or other depository institutions and related businesses. As a result, at various times, FVNB and First Victoria have completed acquisitions as described in more detail under “Business of FVNB.” The FVNB board of directors has also considered other methods to enhance shareholder value, including possibly electing S corporation status for federal income tax purposes.

As part of this ongoing process, FVNB has periodically received inquiries regarding its willingness to consider an acquisition by, or affiliation with, a larger financial institution. Consistent with its fiduciary obligations to its shareholders, FVNB has considered such inquiries and evaluated them with respect to a number of factors to determine whether those inquiries would maximize shareholder value when compared to the expected future operations of FVNB and other considerations and factors deemed relevant by FVNB in formulating its business plan.

As part of evaluating its strategic alternatives, FVNB frequently consulted with investment banking firms experienced in advising financial institutions. In addition, almost annually during the past six years, the FVNB board of directors would meet with representatives of KBW, at which time KBW would make a presentation about the merger and acquisition market and how FVNB’s franchise compared with its regional peers, as well as providing KBW’s perspective on potential parties that may be interested in a transaction with FVNB, either as buyers or sellers. KBW made such a presentation at the FVNB regular board meeting in July 2012.

At a strategic planning session held on November 18 and 19, 2012, the FVNB board of directors discussed the long-term capital needs of FVNB in light of the changing regulatory landscape and other factors. FVNB board members discussed the eventual need for FVNB to replace both its trust preferred securities and the preferred stock issued to the U.S. Treasury pursuant to the Small Business Lending Fund. The board agreed to begin looking into its alternatives to replace these capital elements. The board also reviewed presentation materials prepared by KBW in November 2012, updating the July 2012 KBW presentation to reflect FVNB’s acquisition of First State Bank and the then-current market conditions.

At a meeting held on February 19, 2013, the FVNB board decided to explore and evaluate strategic alternatives, including the possibility of a transaction that would result in the sale or merger of FVNB. The FVNB board authorized FVNB’s executive committee (consisting of Michael S. Anderson, Thomas Lane Keller, Russell Marshall and Roger Welder) to pursue this evaluation, and authorized its executive committee to engage an investment banker to render financial advisory and investment banking services to FVNB in connection with this evaluation. Further, the FVNB board determined that if the executive committee were to receive a proposal regarding a transaction that the executive committee believed would be in the best interests of FVNB and its shareholders, the executive committee was to submit detailed information regarding the proposal along with the executive committee’s recommendation to the FVNB board for the full board’s review, evaluation and action to approve or disapprove the proposal.

On March 6, 2013, the FVNB executive committee met with representatives of KBW, and KBW gave a presentation on FVNB’s strategic alternatives. The alternatives discussed included the use of private equity, an initial public offering and the sale or merger of FVNB. After excusing KBW’s representatives from this meeting, the executive committee discussed the alternatives presented and decided that based on the presentation, a sale or merger of FVNB would likely be the best alternative for FVNB and its shareholders. The executive committee agreed to move forward with negotiating a contract to engage KBW to test the market for potential merger partners.

After negotiating a contract acceptable to the FVNB executive committee, KBW was engaged on April 10, 2013, to be FVNB’s exclusive financial advisor to explore the sale or merger of FVNB. FVNB selected KBW because of its expertise, reputation and familiarity with FVNB and the overall financial services industry and because its investment banking professionals have substantial experience in transactions comparable to the proposed merger.

On April 16, 2013, the FVNB executive committee met with representatives of KBW. KBW made a presentation about the merger market for Texas banks and how FVNB’s franchise compared with other Texas banks. KBW then provided to the FVNB executive committee its views on comparable mergers and acquisitions of financial institutions that had occurred and were occurring nationally and regionally, presented its perspective on potential bidders, and discussed the timing and mechanics of the proposed sale process along with a preliminary timetable for a possible sale or business combination involving FVNB.

After that meeting, the FVNB executive committee decided to pursue a limited auction process with the three most likely purchasers identified by KBW, which included Prosperity, and KBW was authorized to contact the three institutions and present each with a confidentiality agreement. Each confidentiality agreement limited the use of confidential information to an evaluation of a potential transaction with FVNB. Each agreement further provided that a potential bidder would neither attempt to acquire FVNB without negotiating the acquisition with FVNB’s board of directors nor solicit, hire, or divert any of FVNB’s employees for a period of time after the date thereof.

On April 22, 2013, representatives of KBW contacted David Zalman, Chairman and CEO of Prosperity, who agreed to sign the confidentiality agreement. Mr. Zalman requested a meeting with FVNB to discuss proceeding forward with exclusive negotiations with FVNB. KBW then contacted FVNB and relayed Prosperity’s request. The executive committee agreed to meet with Prosperity.

On April 26, 2013, the executive committee (without Mr. Keller in attendance) and representatives of KBW met with Mr. Zalman. During that meeting, the parties had in-depth discussions regarding pricing and timing for a proposed transaction.

Shortly thereafter, one of the three companies identified by KBW was eliminated from contention due to its inability to pay the valuation that was being discussed at that time.

On or about May 3, 2013, KBW contacted the last potential purchaser, which signed a confidentiality agreement dated May 6, 2013. On May 10, 2013, KBW sent the representatives of the two remaining parties, including Prosperity, a confidential information memorandum containing certain public and non-public information regarding FVNB and instructions describing FVNB’s process to determine that party’s level of interest in acquiring FVNB. In those instructions, potential acquirers were asked to submit a non-binding indication of interest with respect to FVNB no later than May 23, 2013. KBW made clear to each potential acquirer that: (1) FVNB was in the process of exploring a number of alternatives to provide value to its shareholders, one of which could be its sale; (2) if they had an interest in pursuing such a transaction, they must participate in this process; (3) FVNB was not bound or obligated to continue discussions, enter into any agreement or continue the process; and (4) certain qualified bidders would be permitted to perform due diligence on FVNB to determine whether they wished to proceed in the process.

By letter dated May 23, 2013, Prosperity delivered a nonbinding letter of intent to FVNB. In that document, Prosperity offered merger consideration of $365 million consisting of $91,250,000 in cash and 5,570,818 shares of Prosperity common stock, which equates to 75% Prosperity common stock and 25% cash using a price of $49.14 for the Prosperity common stock. The letter of intent was subject to, among other things, the satisfactory completion of Prosperity’s due diligence. The other party declined to bid.

On May 23, 2013, the executive committee met with representatives of KBW to discuss the letter of intent received from Prosperity. KBW made a presentation to the executive committee, describing the terms of the offer made by Prosperity, comparable mergers and acquisition transactions, both on a national and regional basis, and the process to proceed with negotiations. At that meeting, the executive committee authorized Mr. Anderson to execute the letter on behalf of FVNB. The next day, FVNB signed and delivered this letter of intent to Prosperity.

Prosperity presented FVNB with an initial draft of the reorganization agreement on June 3, 2013. During the weeks of June 10 and June 17, 2013, Prosperity conducted due diligence on FVNB , including management interviews and an online review of FVNB credit files and other material information.

FVNB and its outside legal counsel presented comments to the initial draft of the reorganization agreement to Prosperity and its counsel on June 13, 2013. From June 14, 2013, to June 27, 2013, management of both FVNB and Prosperity, and their respective legal counsel, negotiated the reorganization agreement and related documents. Negotiations between the parties focused on the parties who would be required to sign the voting agreement, certain limitations on the representations and warranties made by FVNB, the addition of certain representations and warranties made by Prosperity, the requirements to terminate certain employee benefit plans of FVNB, and a limitation on the amount of deposits that could be required to be divested by Prosperity to obtain regulatory approval. Prosperity agreed to indemnify the directors and officers of FVNB and First Victoria under certain circumstances after the closing. The parties also agreed to additional rights of FVNB to terminate the agreement consistent with its board’s fiduciary duties, but subject to FVNB’s obligation to pay the expenses of Prosperity (up to $750,000) and a termination fee of $15 million under certain circumstances. The executive committee met frequently during the period from June 4 through June 21, reviewing all aspects of the reorganization agreement and related documents with KBW and FVNB’s outside legal counsel.

On June 21, 2013, FVNB’s legal counsel delivered the then-current draft of the reorganization agreement and all ancillary documents to David Engel, one of the directors of FVNB, who was not going to be available from June 24 through July 1. On June 22, 2013, Mr. Engel met with representatives of KBW and FVNB’s outside legal counsel by conference call. During that call, outside legal counsel made a presentation regarding the terms and conditions of the proposed reorganization agreement and ancillary legal documents and also described the terms and conditions of the voting agreement that Prosperity asked to be signed by the directors of FVNB. KBW then made a presentation concerning the merger consideration and financial considerations of the proposed transaction to Mr. Engel. At the conclusion of this call, Mr. Engel signed a Unanimous Consent of the Directors of FVNB, approving the proposed reorganization agreement.

On June 24, 2013, management representatives of FVNB and KBW conducted reverse due diligence on Prosperity.

On June 25, 2013, the FVNB board of directors met with representatives of KBW and FVNB’s outside legal counsel. At that meeting, members of FVNB’s executive committee reported on the process undertaken by the executive committee that led to this meeting. Thereafter, all directors present at this meeting were provided with the then-current draft of the reorganization agreement and all ancillary documents. Outside legal counsel made a presentation regarding the terms and conditions of the proposed reorganization agreement and ancillary legal documents with FVNB’s board of directors, discussing in detail the business points, contingencies, timing issues and fiduciary concerns. Outside legal counsel also described the terms and conditions of the voting agreement that Prosperity asked to be signed by the directors of FVNB. KBW then made a presentation concerning the merger consideration. At the conclusion of this discussion and after responding to questions from the directors, KBW rendered to FVNB’s board its oral opinion that, subject to the assumptions, limitations and qualifications set forth in their written opinion, the total aggregate consideration to be received from Prosperity, which consisted of $91,250,000 in cash and 5,570,818 shares of Prosperity common stock, was fair to holders of FVNB’s common stock from a financial point of view. KBW’s oral opinion was subsequently confirmed by delivery of its written opinion, dated as of June 25, 2013, to FVNB’s board of directors. At the conclusion of this meeting, the directors were encouraged to take the documents provided with them, read them, and be prepared to ask any additional questions regarding the proposed transaction at a subsequent board meeting to be held on June 27, 2013.

On June 27, 2013, FVNB’s board held a meeting to consider the merger with Prosperity. Based upon FVNB’s board of directors review and discussion of the reorganization agreement, the opinion of KBW and other relevant factors (described below in “FVNB’s Reasons for the Merger and Recommendations of the Board of FVNB”), the board, by unanimous vote of all directors present at the meeting, authorized and approved the execution of the reorganization agreement with Prosperity, and authorized Mr. Anderson, Mr. Marshall or Mr. Sprawka to execute the reorganization agreement on behalf of FVNB. Each of the directors also signed a Unanimous Consent of the Directors of FVNB, consistent with the resolutions described in the preceding sentence, a counterpart of which had previously been signed by Mr. Engel.

In connection with the execution of the reorganization agreement, Prosperity requested that 60 of First Victoria’s officers enter into employment agreements with Prosperity Bank, to provide for employment upon completion of the merger. Prosperity agreed, however, to enter into the reorganization agreement if at least a majority of those officers entered into those employment agreements.

At the instruction of FVNB’s board of directors, Mr. Marshall and several of the Senior Executive Vice Presidents of First Victoria spent the following two days approaching each of the 60 officers and asked them to enter into their respective employment agreements. By the end of the day on June 29, 2013, a majority of those officers had signed their employment agreements.

On June 30, 2013, signature pages to the reorganization agreement, the voting agreement and related documents were exchanged by the parties. The companies issued a joint press release announcing the signing of the reorganization agreement before the opening of the stock markets on the morning of July 1, 2013.

FVNB’s Reasons for the Merger and Recommendations of the Board of FVNB

FVNB’s board of directors has unanimously approved the reorganization agreement and unanimously recommends that the FVNB shareholders vote FOR approval of the reorganization agreement.

FVNB’s board of directors has determined that the merger is fair to, and in the best interests of, FVNB’s shareholders. In approving the reorganization agreement, FVNB’s board of directors consulted with KBW with respect to the financial aspects and fairness of the merger consideration, from a financial point of view, to the holders of common shares of FVNB and with its outside legal counsel as to its legal duties and the terms of the reorganization agreement. In arriving at its determination, FVNB’s board also considered a number of factors, including the following:

•	FVNB’s board of directors’ familiarity with and review of information concerning the business, results of operations, financial condition, competitive position and future prospects of FVNB;

•

the current and prospective environment in which FVNB operates, including national, regional and local economic conditions, the competitive environment for banks, thrifts and other financial institutions generally and the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•

the financial presentation of KBW and the opinion of KBW dated as of June 27, 2013, that, as of June 27, 2013 (the date on which FVNB’s board of directors approved the reorganization agreement), and subject to the assumptions, limitations and qualifications set forth in the opinion, the total aggregate consideration to be received from Prosperity, which consisted of no more than $91,250,000 in cash and 5,570,818 shares of Prosperity common stock, is fair, from a financial point of view, to the holders of FVNB common shares (see “—Opinion of FVNB’s Financial Advisor,” beginning on page 38);

•

that shareholders of FVNB will receive part of the merger consideration in shares of Prosperity common stock, which are publicly traded on the New York Stock Exchange, contrasted with the absence of a public market for FVNB common shares;

•	the treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code with respect to the FVNB common shares exchanged for Prosperity common stock;

•

the results that FVNB could expect to obtain if it continued to operate independently, and the likely benefits to shareholders of that course of action, as compared with the value of the merger consideration offered by Prosperity;

•	the ability of Prosperity to pay the aggregate merger consideration without a financing contingency and without the need to obtain financing to close the transaction;

•	the ability of Prosperity to receive the requisite regulatory approvals in a timely manner;

•

the terms and conditions of the reorganization agreement, including the parties’ respective representations, warranties, covenants and other agreements, the conditions to closing, including a provision that permits FVNB’s board of directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, a third party that has submitted an unsolicited proposal to acquire FVNB;

•	merger with a larger holding company would provide the opportunity to realize economies of scale, increase efficiencies of operations and enhance the development of new products and services;

•	the agreement of Prosperity to continue to provide indemnification for FVNB’s directors and officers, and to honor certain existing employee benefits;

•

that some of FVNB’s directors and executive officers have other financial interests in the merger in addition to their interests as FVNB shareholders, including financial interests that are the result of compensation arrangements with FVNB, the manner in which such interests would be affected by the merger, as well as the new employment agreements that certain of these persons entered into with Prosperity in connection with the merger;

•	that the cash portion of the merger consideration will be taxable to FVNB’s shareholders upon completion of the merger;

•

the requirement that FVNB conduct its business in the ordinary course and the other restrictions on the conduct of FVNB’s business before completion of the merger, which may delay or prevent FVNB from undertaking business opportunities that may arise before completion of the merger; and

•	that under the agreement FVNB could not solicit competing proposals for the acquisition of FVNB.

The reasons set out above for the merger are not intended to be exhaustive but do include all material factors considered by FVNB’s board of directors in approving the merger. In reaching its determination, the FVNB board of directors did not assign any relative or specific weights to different factors, and individual directors may have given different weights to different factors. Based on the reasons stated, the board believed that the merger was in the best interest of FVNB’s shareholders, and therefore the board of directors of FVNB unanimously approved the reorganization agreement and the merger. In addition, all members of FVNB’s board of directors have agreed to vote the shares of common stock of FVNB over which they have voting authority in favor of the reorganization agreement and the merger.

FVNB’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE REORGANIZATION AGREEMENT AND THE MERGER.

Prosperity’s Reasons for the Merger

As a part of Prosperity’s growth strategy, Prosperity routinely evaluates opportunities to acquire financial institutions. The acquisition of FVNB is consistent with Prosperity’s expansion strategy. Prosperity’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operation and prospects for FVNB, the market condition of the market area in which FVNB conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Prosperity believes that the merger will expand Prosperity’s presence in the South Texas, Central Texas, Bryan/College Station and Houston areas, while creating new markets in The Woodlands and Huntsville areas, provide opportunities for future growth and provide the potential to realize cost savings. Prosperity’s board of directors also considered the financial condition and valuation for both FVNB and Prosperity as well as the financial and other effects the merger would have on Prosperity’s shareholders.

While management of Prosperity believes that revenue opportunities will be achieved and costs savings will be obtained following the merger, Prosperity has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

In view of the variety of factors considered in connection with its evaluation of the merger, the Prosperity board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Prosperity board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Prosperity’s management.

Opinion of FVNB’s Financial Advisor

The fairness opinion of FVNB’s financial advisor, Keefe, Bruyette & Woods, Inc., is described below. The description contains projections, estimates and other forward-looking statements about the future earnings or other measures of the future performance of FVNB. You should not rely on any of these statements as having been made or adopted by FVNB or Prosperity. You should review the copy of the Fairness Opinion, which is attached as Appendix B.

On April 10, 2013, FVNB entered into an engagement with KBW to render financial advisory and investment banking services to FVNB. As part of its engagement, KBW agreed to assist FVNB in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between FVNB and Prosperity. KBW also agreed to provide FVNB with its opinion as to the fairness, from a financial point of view, of the merger consideration to the common shareholders of FVNB in the proposed merger with Prosperity. FVNB engaged KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with FVNB and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

On June 25, 2013, the FVNB board of directors held a meeting to evaluate the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date and based upon and subject to factors and assumptions set forth therein, the merger consideration offered to the common shareholders of FVNB in the merger was fair, from a financial point of view. The board of directors of FVNB approved the reorganization agreement on June 27, 2013.

The full text of KBW’s written opinion, dated June 25, 2013, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this document and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. FVNB shareholders are urged to read the opinion in its entirety.

KBW’s opinion speaks only as of the date of the opinion and KBW undertakes no obligation to revise or update its opinion.

The opinion is directed solely to the board of directors of FVNB and addresses only the fairness, from a financial point of view, of the consideration offered to the common shareholders of FVNB. The opinion expresses no view or opinion as to any terms or other aspects of the merger. The opinion does not address, and KBW expresses no view or opinion with respect to, the underlying business decision of FVNB to engage in or proceed with the merger, or the relative merits or effect of the merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by FVNB or the FVNB board of directors. The opinion does not constitute a recommendation to any FVNB shareholder as to how the shareholder should vote at FVNB’s special meeting on the merger or any related matter. FVNB and Prosperity determined the merger consideration through the negotiation process.

In connection with its opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FVNB and Prosperity and the merger, including among other things, the following:

•	A draft of the reorganization agreement dated June 23, 2013 (which was the most recent draft made available to KBW);

•	the Annual Reports to shareholders for the two years ended December 31, 2012 of FVNB;

•	the Annual Reports on Form 10-K for the three years ended December 31, 2012 of Prosperity;

•	Quarterly Reports on Form 10-Q and Form FR Y-9C of FVNB and Prosperity and certain other communications from FVNB and Prosperity to their respective shareholders; and

•	other financial information concerning the businesses and operations of FVNB and Prosperity furnished to KBW by FVNB for purposes of its analysis.

In addition, KBW held discussions with senior management of FVNB and Prosperity regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and other matters that KBW deemed relevant to its inquiry.

In addition, KBW compared certain financial and stock market information for FVNB and Prosperity with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed other studies and analyses that it considered appropriate. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through the date of such opinion.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and KBW did not independently verify the accuracy or completeness of any such information or assumed any responsibility or liability for such verification or accuracy. KBW relied upon the management of FVNB as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor, including cost savings, operating synergies and merger-related costs) provided to it, and KBW assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and has assumed, with FVNB’s consent, that the aggregate allowance for loan and lease losses for FVNB and Prosperity was adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals of the property, assets or liabilities of FVNB or Prosperity, nor did it examine any individual credit files. KBW has not been asked to and has not undertaken any independent verification of any such information, and KBW does not assume any responsibility or liability for the accuracy and completeness thereof.

The projections furnished to and used by KBW in certain of its analyses were prepared and provided by FVNB’s senior management teams. FVNB does not publicly disclose internal management projections of the type provided by FVNB to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•

the merger will be completed substantially in accordance with the terms set forth in the reorganization agreement (the final terms of which will not differ in any respect material to KBW’s analyses from the draft reviewed) with no additional payments or adjustments to the merger consideration;

•	the representations and warranties of each party in the reorganization agreement and in all related documents and instruments referred to in the reorganization agreement are true and correct;

•	each party to the reorganization agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the reorganization agreement; and

•

in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings, revenue enhancements and related expenses expected to result from the merger.

KBW’s opinion is limited to whether the merger consideration is fair to the common shareholders of FVNB from a financial point of view. KBW was not asked to, and it did not, offer any opinion as to the terms of the reorganization agreement or the form of the merger or any aspect of the merger, other than the merger consideration, to the extent expressly specified in KBW’s opinion. The opinion did not consider, address or include: (1) any other strategic alternatives (that were or may have been) contemplated by FVNB’s board of directors or FVNB; (2) the legal, tax, regulatory or accounting consequences of the merger on FVNB, Prosperity or their respective shareholders including, without limitation, whether or not the merger will be accounted for using the acquisition method under generally accepted accounting principles, or whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes; (3) the fairness of the amount or nature of any compensation to any of FVNB’s officers, directors or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of FVNB; (4) the treatment of, or the effect on, any other class or series of capital stock of FVNB; (5) the treatment of, or effect of the merger on, the holders of any stock options or stock appreciation rights with respect to FVNB’s capital stock; or (6) any advice or opinions provided by any other advisor to FVNB or Prosperity. KBW’s opinion does not in any manner address the prices at which shares of Prosperity common stock will trade following the announcement of the merger, the actual value of the shares of common stock of the combined company when issued to FVNB common shareholders as a result of the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, FVNB and Prosperity. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the board of directors of FVNB in making its determination to approve the reorganization agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of FVNB with respect to the fairness of the consideration or its approval of the merger agreement and the merger.

The following is a summary of the material analyses performed by KBW and presented by it to the board of directors of FVNB on June 25, 2013 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the board of directors of FVNB, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal. Under the terms of the reorganization agreement, using $91,250,000 in cash consideration and 5,570,818 shares of Prosperity common stock to be received by FVNB common shareholders, KBW calculated an aggregate transaction value of $371.4 million (based on Prosperity’s closing stock price of $50.28 on June 24, 2013). Based upon financial information as of the three month period ended March 31, 2013, KBW calculated the following transaction ratios:

Transaction Ratios

Price / Last Twelve Months Earnings	17.6	x
Price / Book Value	1.91	x
Price / Tangible Book Value	2.52	x
Core Deposit Premium(1)	11.6%

(1)	Core deposits excludes time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance, financial condition and market performance of FVNB to a group of financial institutions selected by KBW. FVNB’s peer group consisted of selected publicly traded banks headquartered in Texas with assets between $1.5 billion and $25 billion. The companies included in this group were:

FVNB Comparable Companies

Cullen/Frost Bankers, Inc.	First Financial Bankshares, Inc.
Prosperity Bancshares, Inc.	ViewPoint Financial Group, Inc.
International Bancshares Corporation	Southside Bancshares, Inc.
Texas Capital Bancshares, Inc.	Independent Bank Group, Inc.

To perform this analysis, KBW used financial information as of the three month period ended March 31, 2013, or the most recent period available. Market price information was as of June 24, 2013. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in FVNB’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. KBW’s analysis showed the following concerning FVNB’s and its peer group’s minimum, median and maximum financial performance, financial condition and market performance:

	FVNB	Peer Group Minimum		Peer Group Median		Peer Group Maximum

Core Return on Average Assets(1)(4)	1.10%	0.71%		0.96%		1.68%
Core Return on Average Equity(1)(4)	12.57%	5.81%		9.05%		15.52%
Net Interest Margin(4)	4.01%	2.90%		3.51%		4.61%
Fee Income / Revenue(2)	23.4%	10.3%		20.0%		37.5%
Efficiency Ratio	61.4%	40.1%		59.7%		68.3%
Tangible Common Equity / Tangible Assets	6.23%	6.39%		9.21%		14.96%
Total Risk-Based Capital Ratio	13.74%	11.96%		16.41%		21.64%
Loans / Deposits	74.9%	47.3%		59.0%		100.1%
Loan Loss Reserve / Gross Loans	1.55%	0.74%		1.03%		1.62%
Non-performing Assets / Loans + OREO	0.88%	0.34%		1.18%		3.74%
Price / Book Value per Share	—	1.01	x	1.68	x	3.00	x
Price / Tangible Book Value per Share	—	1.26	x	2.03	x	3.53	x
Price / 2013 Estimated Earnings per Share(3)	—	12.9	x	17.4	x	21.8	x
Price / 2014 Estimated Earnings per Share(3)	—	12.2	x	16.1	x	20.5	x
Dividend Yield(4)	—	0.0%		1.9%		3.4%

(1)	Core income defined as net income after taxes, but excluding extraordinary items, nonrecurring items and gain/loss on sale of securities.
(2)	Excludes gains/losses on sale of securities.
(3)	Per First Call consensus estimates; represents calendar year estimates.
(4)	Ratios are annualized based on most recent quarter.

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Prosperity to a group of financial institutions selected by KBW. Prosperity’s peer group consisted of selected publicly traded banks headquartered in Texas and Oklahoma with assets between $1.5 billion and $30 billion. The companies included in this group were:

Prosperity Bancshares, Inc. Comparable Companies

BOK Financial Corporation	First Financial Bankshares, Inc.
Cullen/Frost Bankers, Inc.	ViewPoint Financial Group, Inc.
International Bancshares Corporation	Southside Bancshares, Inc.
Texas Capital Bancshares, Inc.	Southwest Bancorp, Inc.
BancFirst Corporation	Independent Bank Group, Inc.

To perform this analysis, KBW used financial information as of the three month period ended March 31, 2013, or the most recent period available. Market price information was as of June 24, 2013. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Prosperity’s historical financial statements as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented. KBW’s analysis showed the following concerning Prosperity’s and its peer group’s minimum, median and maximum financial performance, financial condition and market performance:

	Prosperity		Peer Group Minimum		Peer Group Median		Peer Group Maximum

Core Return on Average Assets(2)(5)	1.33%		0.46%		0.93%		1.68%
Core Return on Average Equity(2)(5)	9.25%		3.83%		9.48%		15.52%
Net Interest Margin(5)	3.38%		2.80%		3.27%		4.61%
Fee Income / Revenue(3)	17.9%		10.3%		24.4%		47.5%
Efficiency Ratio	40.1%		48.1%		62.0%		72.7%
Tangible Common Equity / Tangible Assets(1)	6.39%		7.09%		9.84%		14.96%
Total Risk-Based Capital Ratio(1)	14.38%		11.96%		16.41%		23.54%
Loans / Deposits(1)	47.3%		48.1%		61.5%		100.1%
Loan Loss Reserve / Gross Loans	1.05%		0.74%		1.25%		3.24%
Non-performing Assets / Loans + OREO	0.34%		0.73%		1.42%		3.74%
Price / Book Value per Share(1)	1.33	x	1.01	x	1.56	x	3.00	x
Price / Tangible Book Value per Share(1)	3.21	x	1.04	x	1.73	x	3.53	x
Price / 2013 Estimated Earnings per Share(4)	14.4	x	12.8	x	17.4	x	22.1	x
Price / 2014 Estimated Earnings per Share(4)	14.1	x	12.2	x	16.1	x	20.5	x
Dividend Yield(5)	1.7%		0.0%		2.2%		3.7%

(1)	Prosperity data includes the estimated pro forma impact of its acquisition of Coppermark Bancshares, Inc., which was completed on April 1, 2013, and the repayment of $300 million in borrowings.
(2)	Core income defined as net income after taxes, but excluding extraordinary items, nonrecurring items and gain/loss on sale of securities.
(3)	Excludes gains/losses on sale of securities.
(4)	Per First Call consensus estimates; represents calendar year estimates.
(5)	Ratios are annualized based on most recent quarter.

Selected Transactions Analysis. KBW reviewed publicly available information related to two groups of recent transactions in the banking industry. One group of transactions included 9 bank and thrift transactions announced since June 25, 2008 with announced deal values greater than $100 million involving targets headquartered in Louisiana, Oklahoma and Texas. The other group of transactions included 35 bank and thrift transactions announced since June 25, 2008 with announced deal values between $100 million and $500 million.

KBW analyzed the following transaction ratios by calculating:

•	the transaction price at announcement to the last twelve months earnings of the acquired company based on the most recent quarterly publicly available financial statements prior to announcement;

•	the transaction price at announcement to the stated tangible book value of the acquired company based on the most recent quarterly publicly available financial statements prior to announcement; and

•

the transaction price at announcement less the tangible common equity divided by the core deposits (total deposits less time deposits greater than $100,000) of the acquired company based on the most recent quarterly publicly available financial statements prior to announcement.

As illustrated in the following table, KBW compared the proposed transaction ratios to the minimum, median and maximum transaction ratios of selected regional transactions.

Selected Regional Transaction Multiples

	Prosperity/ FVNB		Regional Minimum		Regional Median		Regional Maximum
Transaction Price / LTM Earnings	17.6	x	8.6	x	13.8	x	22.0	x
Transaction Price / Tangible Book Value	2.52	x	1.28	x	1.74	x	2.40	x
Core Deposit Premium	11.6%		6.9%		11.2%		17.6%

As illustrated in the following table, KBW compared the proposed transaction ratios to the minimum, median and maximum transaction ratios of selected nationwide transactions.

Selected Nationwide Transaction Multiples

	Prosperity/ FVNB		Nationwide Minimum		Nationwide Median		Nationwide Maximum
Transaction Price / LTM Earnings	17.6	x	8.4	x	22.2	x	63.0	x
Transaction Price / Tangible Book Value	2.52	x	0.17	x	1.46	x	2.40	x
Core Deposit Premium	11.6%		(1.9%)		6.8%		17.6%

No company or transaction used as a comparison in the above analysis is identical to FVNB, Prosperity or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that FVNB could provide to equity holders through 2017 on a stand-alone basis. In performing this analysis, KBW used earnings estimates for FVNB for 2013 to 2015 and a growth rate of 8.0% thereafter, provided by FVNB management, and assumed discount rates ranging from 12.0% to 16.0%. The range of values was determined by adding (1) the present value of projected cash flows to FVNB shareholders from 2013 to 2017 and (2) the present value of the terminal value of FVNB’s common stock. In determining cash flows available to shareholders, KBW assumed balance sheet growth estimates provided by FVNB management and assumed that FVNB would maintain a tangible common equity / tangible asset ratio of 7.50% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for FVNB. In calculating the terminal value of FVNB, KBW applied multiples ranging from 12.0 times to 16.0 times 2018 forecasted earnings. This resulted in a range of values of FVNB from $233.1 million to $363.6 million. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of FVNB.

Financial Impact Analysis. KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of FVNB and Prosperity. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Prosperity. In the course of this analysis, KBW used the First Call consensus earnings estimates for Prosperity for 2013 and 2014, as of June 24, 2013, and used earnings estimates for FVNB for 2013 and 2014 provided by FVNB management. This analysis indicated that the merger is expected to be accretive to Prosperity’s estimated earnings per share in 2014. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Prosperity and that Prosperity would maintain capital ratios in excess of those required for Prosperity to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Prosperity following the merger will vary from the projected results, and the variations may be material.

The board of directors of FVNB retained KBW as financial adviser to FVNB regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to FVNB and Prosperity. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Prosperity for KBW’s own account and for the accounts of its customers. To the extent KBW held any such position, it was disclosed to FVNB.

KBW has acted exclusively for the Board of Directors of FVNB in rendering this opinion in connection with the merger and will receive a fee from FVNB for its services. Upon the engagement of KBW, a fee of $50,000 was paid and, upon the delivery of the fairness opinion, a fee of $500,000 was paid. Upon the successful completion of the merger, a fee equal to 0.925% of the aggregate merger consideration up to $340,000,000 and 5.0% of the aggregate consideration in excess of $340,000,000 will be due. The $550,000 already paid to KBW will be credited against such amount. In addition, FVNB has also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, of no more than $25,000 without FVNB’s consent, and to indemnify against certain liabilities, including liabilities under the federal securities laws. Other than services provided in connection with the merger, KBW has not provided investment banking and financial advisory services to FVNB in the past prior two years. In the past two years, KBW has provided investment banking and financial advisory services to Prosperity and received compensation for such services, including in connection with Prosperity’s acquisition of American State Financial Corporation in 2012. KBW also may in the future provide investment banking and financial advisory services to Prosperity and receive compensation for such services.

Conclusion. Based upon the foregoing analyses and other investigations and assumptions set forth in its opinion, without giving specific weightings to any one factor or comparison, KBW determined that the total merger consideration is fair from a financial point of view to FVNB’s shareholders. Each shareholder is encouraged to read Keefe, Bruyette & Woods’ fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix B to this proxy statement/prospectus.

Exchange of FVNB Stock Certificates

If you are a shareholder of FVNB, as soon as practicable after the effective time of the merger, Prosperity’s transfer and exchange agent, Computershare Investor Services, will mail a letter of transmittal and instructions to you for use in surrendering your FVNB stock certificates. When you properly surrender your certificates or provide other satisfactory evidence of ownership, and return the letter of transmittal duly executed and completed in accordance with its instructions, Computershare will promptly cancel the surrendered stock certificates and deliver to you the number of shares of Prosperity common stock and cash to which you are entitled under the reorganization agreement.

You should not send in your certificates until you receive the letter of transmittal and instructions.

At the effective time of the merger, and until surrendered as described above, each outstanding FVNB stock certificate will be deemed for all purposes to represent only the right to receive the merger consideration to be paid pursuant to the reorganization agreement. With respect to any FVNB stock certificate that has been lost, stolen or destroyed, Prosperity will pay the merger consideration attributable to such certificate upon receipt of a surety bond or other adequate indemnity, as required in accordance with Prosperity’s standard policy, and evidence reasonably satisfactory to Prosperity of ownership of the shares in question. After the effective time of the merger, FVNB’s transfer books will be closed and no transfer of the shares of FVNB stock outstanding immediately prior to the effective time will be made on Prosperity’s stock transfer books.

To the extent permitted by law, you will be entitled to vote after the effective time of the merger at any meeting of Prosperity’s shareholders the number of whole shares of Prosperity common stock into which your shares of FVNB are converted, regardless of whether you have exchanged your FVNB stock certificates for Prosperity stock certificates. Whenever Prosperity declares a dividend or other distribution on the Prosperity common stock which has a record date after the effective time, the declaration will include dividends or other distributions on all shares of Prosperity common stock issuable pursuant to the reorganization agreement. However, no dividend or other distribution payable to the holders of record of Prosperity common stock will be delivered to you until you surrender your FVNB stock certificates for exchange as described above. Upon surrender of your FVNB stock certificates, the certificate representing the Prosperity common stock into which your shares of FVNB stock have been converted, together with your share of the cash portion of the merger consideration, any cash in lieu of any fractional share of Prosperity common stock to which you would otherwise be entitled and any undelivered dividends, will be delivered and paid to you, without interest.

Effective Time of the Merger

The merger will become effective at the date and time specified in the certificate of merger to be filed with the Secretary of State of Texas. If the shareholders of FVNB approve the merger at the special meeting, and if all required regulatory approvals are obtained and the other conditions to the parties’ obligations to effect the merger are met or waived by the party entitled to do so, we anticipate that the merger will be completed in the fourth quarter of 2013, although delays could occur.

We cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Conduct of Business Pending Effective Time

From the date of the reorganization agreement to and including the closing date, FVNB has agreed to, and has agreed to cause First Victoria and any other subsidiary to:

•

conduct its affairs (including the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

•

use its best efforts to preserve intact its present business organization, keep available the services of its present officers, directors, key employees and agents, and preserve its relationships and goodwill with customers and advantageous business relationships;

•

promptly give written notice to Prosperity of (a) any material changes in its business, operations or prospects, (b) any complaints, investigations or hearings (or communications indicating the same may be contemplated) of any regulatory authority, (c) the institution or threat of any material litigation against FVNB or any subsidiary or (d) any event or condition that would reasonably be expected to cause a breach of any covenant, condition or agreement contained in the reorganization agreement, any of the representations or warranties of FVNB in the reorganization agreement to be materially untrue or a material adverse effect on FVNB; and

•

except as required by law or regulation or expressly permitted by the reorganization agreement, take no action which would adversely affect or delay the ability of FVNB or Prosperity to obtain any regulatory or other approvals required for the completion of the merger or to perform its obligations and agreements under the reorganization agreement.

From the date of the reorganization agreement to and including the effective time of the merger, unless otherwise required by law or regulation or permitted by the reorganization agreement, and unless Prosperity otherwise consents in writing, which consent will not be unreasonably withheld, FVNB has agreed not to, and has agreed not to permit First Victoria or any other subsidiary to:

•	adjust, split, combine or reclassify any of the capital stock of FVNB;

•

make, acquire, modify or renew or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit to any borrower that (1) would be a material violation of policies and procedures in effect as of the date of the reorganization agreement, (2) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (3) would be in excess of $1,000,000 (except pursuant to commitments made before the date of the reorganization agreement and not covered by items (1) or (2), or loans fully secured by a certificate of deposit at First Victoria);

•

issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights, options or warrants to acquire, or any securities convertible into, any shares of its capital stock;

•	grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

•	open, close or relocate any branch office, or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities;

•

enter into, amend or terminate certain agreements specified in the reorganization agreement or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

•

grant any severance or termination pay to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of FVNB or one of its subsidiaries, either individually or as part of a class of similarly situated persons;

•

increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies in effect as of the date of the reorganization agreement, or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement;

•	amend any FVNB employee plan, other than as required to maintain the tax qualified status of such plan or otherwise as required by applicable law;

•

(1) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of FVNB common stock, other than the payment of dividends (a) from First Victoria to FVNB and (b) on the SBLF Preferred Shares, or (2) directly or indirectly, purchase, redeem or otherwise acquire any FVNB shares other than the SBLF Preferred Shares;

•	make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

•

sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including other real estate owned) or interest therein, other than the other real estate owned properties under contract for sale as of the date of the reorganization agreement or those properties or assets valued on the books of FVNB at $250,000 or less;

•	foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $250,000 before receipt and approval by Prosperity of a Phase I environmental review thereof;

•	increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with FVNB’s past practices and safe and sound banking practices;

•	charge-off any loan or other extension of credit of $50,000 or more before review and approval by Prosperity of the amount of such charge-off;

•	establish any new subsidiary or affiliate or enter into any new line of business;

•

materially deviate from policies and procedures existing as of the date of the reorganization agreement with respect to (1) classification of assets, (2) the allowance for loan losses and (3) accrual of interest on assets, except as otherwise required by the provisions of the reorganization agreement, applicable law or regulation or any governmental authority;

•	amend or change any provision of the certificate of formation or bylaws or the governing documents of FVNB or any of its subsidiaries;

•	make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made before the date of the reorganization agreement and reflected in a disclosure schedule;

•	excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

•	prepay any indebtedness or other similar arrangements so as to cause FVNB to incur any prepayment penalty thereunder;

•

except pursuant to contracts or agreements in force at the date of or permitted by the reorganization agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

•	voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;

•

settle any claim, action or proceedings involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of FVNB or any of its subsidiaries;

•

make any changes to its investment securities portfolio from that as of March 31, 2013, or the manner in which the portfolio is classified or reported, except that FVNB and First Victoria may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

•	agree to do any of the foregoing.

For a complete description of such restrictions on the conduct of the business of FVNB, we refer you to the reorganization agreement, which is attached as Appendix A to this proxy statement/prospectus.

No Solicitation

FVNB agreed that neither it, any of its subsidiaries, nor any of their respective directors, officers, agents or representatives will directly or indirectly take any action to:

•

solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any acquisition agreement relating to any acquisition proposal; or

•	propose or agree to do any of the foregoing.

If FVNB or any of its representatives receives an unsolicited bona fide acquisition proposal before the special meeting that FVNB’s board of directors has:

•

determined in its good faith judgment (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal constitutes or would reasonably be expected to result in a superior proposal;

•	determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and

•	obtained from such person or entity an executed confidentiality agreement,

then FVNB or its representatives may furnish information to and enter into discussions and negotiations with such other party.

FVNB agreed to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or acquisition proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such acquisition proposal, request or inquiry.

Conditions to Completion of the Merger

The reorganization agreement contains a number of conditions to the obligations of Prosperity and FVNB to complete the merger which must be satisfied as of the closing date, including, but not limited to, the following:

•	approval of the reorganization agreement by the holders of a majority of the outstanding shares of FVNB common stock;

•

receipt of all required regulatory approvals of transactions contemplated by the reorganization agreement, including the merger of First Victoria with and into Prosperity Bank, in a manner that does not impose any restrictions on the operations of Prosperity or the continuing entity which are reasonably unacceptable to Prosperity, provided Prosperity has agreed that the required divestiture of up to a certain amount of deposits will not be considered an unacceptable restriction;

•

the registration statement of which this proxy statement/prospectus forms a part has become effective and no stop order suspending its effectiveness is in effect and no proceedings for that purpose have been initiated and continuing or threatened by the SEC, and all necessary approvals under state securities laws relating to the issuance or trading of the Prosperity common stock to be issued have been received;

•	the shares of Prosperity common stock to be issued to FVNB shareholders being authorized for listing on the New York Stock Exchange;

•

the other party’s representations and warranties contained in the reorganization agreement being true and correct as of the date of the reorganization agreement and being true and correct in all material respects as of the date of the closing and receipt of a certificate signed by an appropriate representative of the other party to that effect;

•

the absence of a material adverse change in the assets, properties, business or financial condition of either party or any event that could reasonably be expected to cause or result in a material adverse effect on either party;

•

the performance or compliance in all material respects by each party with its respective covenants and obligations required by the reorganization agreement to be performed or complied with before the closing of the merger and receipt of a certificate signed by an appropriate representative of the other party to that effect; and

•	receipt by each party of an opinion of such party’s counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

In addition to the conditions listed above, FVNB’s obligation to complete the merger is subject to the assumption by Prosperity of the outstanding trust preferred securities issued by FVNB’s subsidiary trusts.

In addition to the conditions listed above, Prosperity’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•

each director or officer (with a title of Executive Vice President or above as of the date of the reorganization agreement or who executed a non-competition or employment agreement) of FVNB or First Victoria must have executed a release agreement, releasing FVNB and First Victoria and their respective successors from any and all claims of such director or officer, subject to certain limited exceptions, which will not become effective until the effective time of the merger, all of which have been executed;

•	certain officers of FVNB and/or First Victoria having entered a non-competition or employment agreement with Prosperity, which have been executed;

•	each non-employee director of FVNB or First Victoria having entered into a non-competition agreement with Prosperity, which have been executed;

•	each director and certain officers of FVNB or First Victoria having executed a voting agreement and irrevocable proxy, which has been executed;

•	holders of no more than 8% of the outstanding FVNB common stock have demanded or are entitled to demand payment of the appraised fair value of their shares as dissenting shareholders;

•

all consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which FVNB or First Victoria is a party or by which any of their respective properties is bound in order to prevent the completion of the transactions contemplated by the reorganization agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of FVNB or First Victoria having been obtained, and FVNB having received evidence thereof in form and substance satisfactory to it;

•	FVNB’s allowance for loan losses as of the closing date must be at a level equal to at least 1.50% of its total loans, subject to certain adjustments;

•	confirmation that, as of at least two business days before the closing date, all of the issued and outstanding SBLF Preferred Shares will have been redeemed and canceled by FVNB;

•	confirmation that First Victoria Leasing, Inc. has been dissolved;

•	termination of certain employment and change in control agreements by FVNB or First Victoria;

•	the funding of and withdrawal from First Victoria’s retirement plan having been completed; and

•

FVNB accruing for any costs and expenses, including legal fees and expenses and related settlement costs, related to the outstanding litigation set forth in the schedules to the reorganization agreement.

Any condition to the completion of the merger, except the required shareholder and regulatory approvals, and the absence of an order or ruling prohibiting the merger, may be waived in writing by the party to the reorganization agreement entitled to the benefit of such condition.

Additional Agreements

In addition to the agreements described above, each party agreed in the reorganization agreement to take certain other actions, including but not limited to:

•

each party agreed to take all reasonable actions to aid and assist in the completion of the merger and use best efforts to take or cause to be taken all other actions necessary, proper or advisable to complete the transactions contemplated by the reorganization agreement, including such actions which are necessary, proper or advisable in connection with filing applications with, or obtaining approvals from all regulatory authorities having jurisdiction over the transactions contemplated by the reorganization agreement;

•

each party agreed to give the other party access to all of its properties, books and records and to provide additional financial and operating data and other information about its business and properties;

•	each party agreed to hold in confidence documents and information concerning the other in accordance with the terms of the confidentiality agreement dated April 23, 2013, between Prosperity and FVNB;

•

each party agreed that it will not, and will cause its respective representatives not to, directly or indirectly, before or after the completion of the merger or termination of the reorganization agreement, disclose any confidential information for any reason other than in connection with the regulatory notice and application process, or after termination of the reorganization agreement, use such confidential information for its own purposes or for another’s benefit;

•

each party agreed that it will not issue or cause the publication of any press release or public announcement with respect to the transactions contemplated by the reorganization agreement without the consent of the other party except as required by applicable law or securities exchange rules or in connection with the regulatory approval process;

•

FVNB agreed, to the extent permitted by law, to provide Prosperity all information concerning FVNB required for inclusion in this proxy statement/prospectus, or any other application, filing, statement or document to be made or filed in connection with the merger and the other transactions contemplated by the reorganization agreement;

•	FVNB agreed to deliver or make available to Prosperity all unaudited quarterly financial statements and all call reports filed by First Victoria;

•

FVNB agreed that it will provide, for a period of at least four years after the effective time of the merger, past acts insurance for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors’ and officers’ insurance policy (or comparable coverage), (2) employment practices liability insurance and (3) financial institutions bond (or comparable coverage) for each director and officer of FVNB or one its subsidiaries currently covered under comparable policies held by FVNB or any of its subsidiaries;

•

FVNB agreed to execute and deliver such instruments and take such actions as Prosperity reasonably requests to cause the amendment or termination of any of FVNB’s employee benefit plans and Prosperity agreed that the employees of FVNB and its subsidiaries who continue their employment after the closing of the merger will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, such employees will be entitled to credit for prior service with FVNB, and Prosperity will take all necessary acts to facilitate such coverage, including, without limitation, waiving any eligibility waiting periods and pre-existing condition exclusions, to the extent allowed by Prosperity’s plans and applicable law and subject to the provisions set forth in the reorganization agreement;

•

FVNB agreed to allow Prosperity to designate two representatives who will be invited to attend the board of directors and the loan and discount and asset and liability management committee meetings of FVNB and First Victoria held prior to completion of the merger, but such representatives will have no voting rights and may be excluded from certain sessions;

•

FVNB agreed to take all steps necessary to cause all of the issued and outstanding SBLF Preferred Shares to be redeemed and canceled by FVNB so that, as of at least two (2) business days before the closing, FVNB will have no SBLF Preferred Shares issued or outstanding;

•

FVNB agreed to make such accounting entries consistent with GAAP as Prosperity may reasonably request in order to conform the accounting records of FVNB to the accounting policies and practices of Prosperity, but such adjustments will not affect the calculation of FVNB’s equity capital;

•

FVNB agreed to use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.50% of total loans and, if the allowance for loan losses is less than 1.50% of total loans on the business day immediately before the closing date, FVNB will take all action necessary to increase the allowance for loan losses to an amount equal to 1.50% of total loans on that date;

•

FVNB agreed to use its best efforts to ensure that its current data processing contracts and contracts related to the provision of other electronic banking services will be terminated on a mutually agreeable date after the merger is completed;

•	FVNB agreed to use its reasonable best efforts to obtain all consents, approvals, authorizations or waivers as described on a disclosure schedule;

•	FVNB agreed to, and will cause First Victoria to, take all steps necessary to cause the liquidation and dissolution of First Victoria Leasing, Inc.;

•

FVNB agreed to cause First Victoria to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings and other steps necessary to cause the completion of the combination of First Victoria with Prosperity Bank, with Prosperity Bank surviving, through merger, purchase and assumption or otherwise after the effective time of the merger;

•

FVNB agreed to cause First Victoria to use its best efforts to complete the withdrawal from First Victoria’s retirement plan as soon as possible, including the contribution of the amount necessary for the sponsor of such plan to purchase annuity contracts for all First Victoria participants and notify the sponsor that First Victoria will fully withdraw from the retirement plan as soon as possible consistent with the sponsor’s procedures and applicable law;

•

Prosperity agreed, at its expense, to file all notices and applications for all regulatory approvals required to be obtained by Prosperity or Prosperity Bank in connection with the reorganization agreement and the transactions contemplated thereby and to provide FVNB copies of such filings for which confidential treatment has not been requested;

•

Prosperity agreed to use its reasonable best efforts for a two-year period after the date of the merger to comply with its filing requirements pursuant to Sections 13 and 15(d) of the Exchange Act of 1934, as amended (other than current reports on Form 8-K) and submit electronically and post on its corporate website, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T;

•

Prosperity agreed to assume and honor or have its applicable subsidiary assume and honor, as of the effective time of the merger, certain deferred compensation, employment and insurance agreements of FVNB and First Victoria in effect as of the date of the reorganization agreement and listed on a disclosure schedule, and neither Prosperity nor its subsidiary will amend or terminate such agreements without the consent of the parties thereto;

•

Prosperity agreed to file all documents required to be filed to have the shares of the Prosperity common stock to be issued pursuant to the reorganization agreement included for listing on the New York Stock Exchange and use its reasonable best efforts to effect said listing;

•

Prosperity agreed to prepare and file a registration statement with the SEC with respect to the shares of Prosperity common stock to be issued pursuant to the reorganization agreement, and use its reasonable best efforts to cause the registration statement to become effective; and

•

Prosperity agreed to indemnify the directors and officers of FVNB or First Victoria as of the effective time and for four (4) years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FVNB or First Victoria to the fullest extent that the indemnified party would be entitled under the certificate of formation of FVNB or the articles of association of First Victoria, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

Representations and Warranties of FVNB and Prosperity

In the reorganization agreement, FVNB has made representations and warranties to Prosperity, and Prosperity has made representations and warranties to FVNB. The more significant of these relate to (among other things):

•	corporate organization and existence;

•	authority and power to execute the reorganization agreement and to complete the transactions contemplated by the reorganization agreement;

•	the absence of conflicts between the execution of the reorganization agreement and completion of the transactions contemplated by the reorganization agreement and certain other agreements;

•	capitalization;

•	the accuracy of their financial statements and reports;

•	pending or threatened litigation and other proceedings;

•	actions taken by regulatory authorities and its ability to receive requited regulatory approval;

•	compliance with the Community Reinvestment Act;

•	compliance with tax laws, payment of taxes and filing of tax returns;

•	compliance with applicable laws and regulatory filings; and

•	the absence of certain changes and events.

FVNB also has made additional representations and warranties to Prosperity with respect to (among other things):

•	its investments;

•	its loan portfolio and reserve for loan losses;

•	the existence of certain loan agreements and related matters;

•	its trust business;

•	its payment of dividends on the SBLF Preferred Shares;

•	its real property and leases;

•	its personal property;

•	its compliance with environmental laws;

•	the existence of certain contracts and commitments;

•	its fidelity bonds and insurance coverage;

•	employment relations;

•	compensation and benefit plans;

•	its deferred compensation and salary continuation arrangements;

•	its brokers’, finders’ and financial advisors’ fees;

•	its accounting controls;

•	the absence of derivative contracts;

•	its deposit accounts;

•	its intellectual property rights;

•	its shareholders list;

•	its status concerning SEC filings and registration of shares;

•	the outstanding trust preferred securities issued by its subsidiary trusts;

•	dissenting shareholders;

•	anti-takeover laws; and

•	its receipt of a fairness opinion.

Prosperity has also made additional representations and warranties to FVNB with respect to (among other things) its compliance with its SEC reporting obligations and the accuracy of such reports.

Financial Interests of Directors and Officers of FVNB in the Merger

In considering the recommendation of the board of directors of FVNB to vote for the proposal to approve the reorganization agreement, you should be aware that certain directors and officers of FVNB have interests in the merger that are in addition to, or different from, their interests as shareholders of FVNB. The board of FVNB was aware of these interests and considered them in approving the reorganization agreement. These interests include:

•

Termination of Existing Change in Control Agreements. Immediately before the completion of the merger, FVNB intends to terminate the change in control agreements with each of Russell Marshall and Gregory Sprawka. As required by the existing change in control agreements, upon the termination of those agreements, each will receive a cash payment from FVNB in the amount of three times his average annual compensation paid over the preceding five years, less the value of the acceleration of his stock appreciation rights (and with respect to Mr. Marshall, the value of the acceleration of his restricted stock). The exact amount of these cash payments will depend on the average closing price (as defined in the reorganization agreement) for the Prosperity common stock, but these cash amounts are estimated at $1.66 million for Mr. Marshall and $907,000 for Mr. Sprawka.

•

Director Arrangements. Prosperity has agreed to take all actions necessary to increase the number of positions on the Prosperity Bank board of directors by two and cause each of John Burton and Yerger Hill to be elected and appointed as directors of Prosperity Bank, as of the effective time of the merger.

•

Employment Agreements. Prosperity’s obligation to complete the merger is subject to certain of FVNB’s executive officers, including Messrs. Marshall, Billups, Friemel, Macha and Vickers entering into employment and/or non-competition agreements with Prosperity Bank before the completion of the merger. On June 30, 2013, Prosperity Bank entered into employment agreements with each of these officers for an initial term of three years and entitles the named individual to receive a base annual salary, eligibility for bonuses, plus reimbursement of certain business expenses and participation in certain employee benefit plans and stock based compensation programs. The agreement with Mr. Marshall provides for a base salary of $410,000 and a bonus of $331,834 for the 2013 calendar year. The agreement with Mr. Billups provides for a base salary of $158,126 and a bonus of $79,063 for the 2013 calendar year. The agreement with Mr. Friemel provides for a base salary of $184,240 and a bonus of $92,120 for the 2013 calendar year. The agreement with Mr. Macha provides for a base salary of $146,002 and a bonus of $73,001 for the 2013 calendar year. The agreement with Mr. Vickers provides for a base salary of $232,133 and a bonus of $139,280 for the 2013 calendar year. Each agreement entitles the named individual to receive payment of his base salary for the remainder of the initial term of the agreement upon termination of his employment with Prosperity Bank by Prosperity Bank for any reason other than for cause (as defined in the employment agreement) or as a result of his death or disability. Each agreement also contains non-competition and non-solicitation obligations for a specified period of time for which the named individual will receive a restricted stock award for shares of restricted Prosperity common stock. The amount of the restricted stock awards are 20,000 shares for Mr. Marshall, 5,000 shares for Mr. Billups, 2,500 shares for Mr. Friemel, 5,000 shares for Mr. Macha and 5,000 shares for Mr. Vickers.

•

Insurance. FVNB agreed that it will use its best efforts to provide for a period of not less than four years after completion of the merger past acts insurance coverage for no less than the four-year period immediately preceding the effective time of the merger under its (1) current directors and officers insurance policy coverage (or comparable coverage), (2) employment practices liability insurance and (3) current financial institutions bond (or comparable coverage) for each director and officer of FVNB and First Victoria currently covered under the comparable policies maintained by FVNB.

•

Indemnification. Prosperity agreed to indemnify the directors and officers of FVNB or First Victoria as of the effective time and for four (4) years thereafter, against costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the effective time of the merger, whether asserted or claimed before, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of FVNB or First Victoria to the fullest extent that the indemnified party would be entitled under the certificate of formation of FVNB or the articles of association of First Victoria, as applicable, as in effect on the date of the reorganization agreement and to the extent permitted by applicable law.

•

Accelerated Vesting of Equity Awards. Pursuant to the terms of the 1998 FVNB Corp. Stock Incentive Plan and the 2008 FVNB Corp. Stock Incentive Plan and each underlying award agreement, each stock appreciation right and option to acquire FVNB common stock will become exercisable upon the approval of the reorganization agreement by FVNB’s shareholders at FVNB’s special meeting. The board of directors of FVNB will set a date prior to which all awards may be exercised by the holder of such award. After such date, all unexercised awards will terminate and FVNB will pay to the holder of each unexercised award the amount needed to cash out the award pursuant to the terms of the 1998 FVNB Corp. Stock Incentive Plan or the 2008 FVNB Corp. Stock Incentive Plan, as applicable.

Amendment or Waiver of the Reorganization Agreement

No termination, cancellation, modification, amendment, deletion, addition or other change in the reorganization agreement, or any provision thereof, or waiver of any right or remedy therein provided, is effective for any purpose unless specifically set forth in a writing signed by the party or parties to be bound thereby. The waiver of any right or remedy in respect to any occurrence or event on one occasion is not deemed a waiver of such right or remedy in respect to such occurrence or event on any other occasion.

Termination of the Reorganization Agreement

Prosperity and FVNB can mutually agree at any time to terminate the reorganization agreement without completing the merger. In addition, either Prosperity or FVNB may decide, without the consent of the other, to terminate the reorganization agreement if:

•	any order, decree or ruling or any other action which seeks to restrain, enjoin or prohibit the merger is issued, and such order, decree, ruling or other action is final and non-appealable;

•

the merger has not been completed by December 27, 2013 (unless one or more of the regulatory approvals has not been received on or before December 27, 2013, in which case this deadline will be extended to January 26, 2014) or such later date approved in writing by the boards of directors of Prosperity and FVNB, unless the failure to complete the merger by that time is due to a violation of the reorganization agreement by the party that seeks to terminate the reorganization agreement;

•	any of the transactions contemplated by the reorganization agreement are not approved by the appropriate regulatory authorities;

•

the other party materially breaches its representations and warranties or any covenant or agreement contained in the reorganization agreement and such breach has not been cured within 15 days after the terminating party gives written notice of such failure to the breaching party; or

•	FVNB shareholders fail to approve the reorganization agreement.

FVNB may terminate the reorganization agreement, without the consent of Prosperity, if the board of directors of FVNB receives an unsolicited, bona fide alternative acquisition proposal (as defined in the reorganization agreement) and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement and that the failure to accept such proposal would be inconsistent with its fiduciary duties; but, Prosperity has the right to adjust the terms and conditions of the reorganization agreement so that the superior proposal no longer constitutes a superior proposal.

In addition, Prosperity may terminate the reorganization agreement, without the consent of FVNB, if:

•

any required regulatory approval is obtained subject to restrictions or conditions on the operations of FVNB, First Victoria, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity, and Prosperity has agreed that the divestiture of one or more of First Victoria’s or Prosperity Bank’s locations is not an unreasonable restriction, if the aggregate amount of deposits required to be divested is not greater than 12% of First Victoria’s total deposits less any public funds determined as of the month-end prior to closing;

•	FVNB breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity;

•	FVNB’s board of directors agrees to accept another acquisition proposal (as defined in the reorganization agreement); or

•

FVNB’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to FVNB shareholders acceptance or approval of any alternative acquisition proposal.

Prosperity also has the right to terminate the reorganization agreement on or prior to September 28, 2013, if the results of any environmental inspections or surveys of FVNB properties identify certain potential or current violations of environmental laws or environmental law requires certain remedial or clean up action that could have a material adverse effect on FVNB.

Termination Fee

If the reorganization agreement is terminated by:

•	Prosperity because FVNB’s board of directors agrees to accept another acquisition proposal;

•

Prosperity because FVNB’s board of directors withdraws or modifies, in any manner adverse to Prosperity, its recommendation or approval of the reorganization agreement or the merger or recommends to FVNB’s shareholders acceptance or approval of any alternative acquisition proposal;

•	Prosperity because FVNB breaches the non-solicitation obligations set forth in the reorganization agreement in a manner adverse to Prosperity; or

•

FVNB because FVNB’s board of directors receives an unsolicited, bona fide alternative acquisition proposal and, under certain terms and conditions, determines that it is a superior proposal to that of the reorganization agreement taking into account any adjustments made by Prosperity to the merger consideration, then FVNB will be required to pay Prosperity a termination fee of $15.0 million.

If either Prosperity or FVNB terminates the reorganization agreement after December 27, 2013 (or January 26, 2014, if regulatory approval has not been obtained by December 27, 2013) and FVNB’s shareholders have not approved the reorganization agreement by such date, or, without regard to timing, if FVNB’s shareholders do not approve the reorganization agreement and an acquisition proposal exists at the time of termination, FVNB will be required to pay Prosperity up to $750,000 for its expenses related to the proposed transaction.

If Prosperity or FVNB terminates the reorganization agreement because FVNB’s shareholders fail to approve the reorganization agreement and, within twelve (12) months of termination of the reorganization agreement, FVNB enters into an acquisition agreement with a third party, FVNB will be required to pay Prosperity a termination fee of $15.0 million, in addition to the $750,000 for its expenses related to the proposed transaction previously paid.

Except with respect to termination fees and expenses, as discussed above, in the event of the termination of the reorganization agreement without breach by any party, the reorganization agreement will be void and have no effect, without liability on the part of any party or the directors, officers or shareholders of any party, except as specifically contemplated in the reorganization agreement.

Expenses

Except with respect to the expenses related to termination discussed above, FVNB and Prosperity will each pay their respective expenses incurred in connection with the preparation and performance of their respective obligations under the reorganization agreement, whether or not the transactions provided for in the reorganization agreement are completed, including, but not limited to, fees and expenses of their own counsel, financial or other consultants, investment bankers and accountants, and filing, registration, application and printing fees. Similarly, each of FVNB and Prosperity agreed to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the merger other than one based on communications between the party and the claimant seeking indemnification.

New York Stock Exchange Listing

Prosperity has agreed to file all documents required to be filed to have the shares of Prosperity common stock to be issued pursuant to the reorganization agreement approved for listing on the New York Stock Exchange and to use its reasonable best efforts to effect such listing. The obligations of the parties to complete the merger are subject to such shares having been authorized for listing on the New York Stock Exchange.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of FVNB common stock that exchange their shares of FVNB common stock for shares of Prosperity common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of FVNB common stock that hold their shares of FVNB common stock as a “capital asset” within the meaning of Section 1221 of the Code. Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of that holder’s individual circumstances or to a holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of FVNB common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of FVNB common stock that received FVNB common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of FVNB common stock that has a functional currency other than the U.S. dollar;

•	a holder of FVNB common stock that holds FVNB common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of FVNB common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds FVNB common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds FVNB common stock, and any partners in such partnership, should consult their own tax advisors.

Determining the actual tax consequences of the merger to a U.S. holder may be complex and will depend in part on the U.S. holder’s specific situation. Each U.S. holder should consult its own tax advisor as to the tax consequences of the merger in its particular circumstance, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, Bracewell & Giuliani LLP has rendered its tax opinion to Prosperity and Hunton & Williams LLP has rendered its tax opinion to FVNB addressing the U.S. federal income tax consequences of the merger as described below. In rendering their tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Prosperity and FVNB, reasonably satisfactory in form and substance to each such counsel. The opinions represent each counsel’s best legal judgment, but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. We have not requested nor do we intend to request a ruling from the Internal Revenue Service as to the tax consequences of the merger, and as a result there can be no assurances that the Internal Revenue Service will not disagree with or challenge any of the conclusions herein. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.

The obligations of the parties to complete the merger are conditioned on, among other things, the receipt by Prosperity and FVNB of updated opinions from Bracewell & Giuliani LLP and Hunton & Williams LLP, respectively, each dated the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of the updated opinions may be waived by both Prosperity and FVNB. Neither Prosperity nor FVNB currently intends to waive the conditions related to the receipt of the updated opinions. However, if these conditions were waived, FVNB would re-solicit the approval of its shareholders prior to completing the merger. In addition, the obligation of each of Bracewell & Giuliani LLP and Hunton & Williams LLP to deliver such updated opinions is conditioned on the merger satisfying the continuity of proprietary interest requirement. That requirement generally will be satisfied if Prosperity common stock constitutes at least 40% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

U.S. Holders that Receive a Combination of Prosperity Common Stock and Cash

If a U.S. holder’s adjusted tax basis in the FVNB common stock surrendered is less than the sum of the fair market value of the shares of Prosperity common stock and the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) received by the U.S. holder, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, minus the adjusted tax basis of the FVNB shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder. However, if a U.S. holder’s adjusted tax basis in the FVNB shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of Prosperity common stock) and the fair market value of the Prosperity common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of FVNB shares acquired different blocks of FVNB shares at different times or different prices, the U.S. holder should consult the U.S. holder’s tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the FVNB shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns Prosperity common stock other than Prosperity common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code. The aggregate tax basis of the Prosperity common stock received by a U.S. holder that exchanges its FVNB shares for a combination of Prosperity common stock and cash as a result of the merger (excluding any fractional share interests deemed received and redeemed for cash)

will be the same as the aggregate tax basis of the FVNB shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange plus the amount of any gain recognized upon the exchange. The holding period of the Prosperity common stock received (including any fractional share deemed received and redeemed) will include the holding period of the FVNB shares surrendered. A U.S. holder receiving a combination of Prosperity common stock and cash should consult its own tax advisor regarding the manner in which cash and Prosperity common stock should be allocated among the U.S. holder’s FVNB shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders that Receive Solely Cash due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of FVNB shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the FVNB shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the FVNB shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns Prosperity common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, U.S. holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of Prosperity common stock, the U.S. holder will be treated as having received a fractional share of Prosperity common stock pursuant to the merger and then as having exchanged the fractional share of Prosperity common stock for cash in a redemption by Prosperity. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of Prosperity common stock as set forth above. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of the FVNB common stock surrendered therefor) exceeds one year.

Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of FVNB common stock will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Prosperity common stock, as of the effective date of the merger, received by such U.S. holder pursuant to the merger and the amount of any cash received by such U.S. holder pursuant to the merger and (b) its adjusted tax basis in the shares of FVNB common stock surrendered in exchange therefor. Gain or loss will be computed separately with respect to each identified block of FVNB common stock exchanged in the merger.

Backup Withholding

If a U.S. holder is a non-corporate holder of FVNB common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives Prosperity common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the FVNB common stock surrendered by such U.S. holder, and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any FVNB shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of FVNB or (z) owned FVNB securities with a tax basis of $1.0 million or more.

This discussion of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of FVNB common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Accounting Treatment

The merger will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States of America. Under this method, FVNB’s assets and liabilities as of the date of the merger will be recorded at their respective fair values. Any difference between the purchase price for FVNB and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. In accordance with ASC Topic 805, “Business Combinations,” issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by Prosperity in connection with the merger will be amortized to expense in accordance with such rules. The consolidated financial statements of Prosperity issued after the merger will reflect the results attributable to the acquired operations of FVNB beginning on the date of completion of the merger.

Restrictions on Resales of Prosperity Common Stock Received in the Merger

The shares of Prosperity common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, except for shares of Prosperity common stock issued to any FVNB shareholder who may be deemed to be an “affiliate” of Prosperity after completion of the merger. “Affiliates” generally are defined as persons or entities who control, are controlled by or are under common control with Prosperity at or after the effective time of the merger and generally include executive officers, directors and beneficial owners of 10% or more of the common stock of Prosperity. Former FVNB shareholders who are not affiliates of Prosperity after the completion of the merger may sell their shares of Prosperity common stock received in the merger at any time. Former FVNB shareholders who become affiliates of Prosperity after completion of the merger will be subject to the volume and sale limitations of Rule 144 under the Securities Act of 1933, as amended, until they are no longer affiliates of Prosperity. This proxy statement/prospectus does not cover resales of Prosperity common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Regulatory Approvals Required for the Merger

The merger must be approved by the Federal Reserve. Prosperity intends to file any required documentation with the Federal Reserve Bank of Dallas to request a waiver of its approval after the regulatory applications required for the bank merger (as descripted below) are accepted.

The merger of First Victoria with and into Prosperity Bank requires the approval of the FDIC and TDB. On July 19, 2013, Prosperity Bank filed an application with the FDIC and the TDB to obtain approval of the bank merger.

On July 31, 2013, the United States Department of Justice, Antitrust Division, notified Prosperity and FVNB that the Antitrust Division opened an investigation into the proposed merger of Prosperity Bank and First Victoria. Under federal law, the United States Department of Justice can review the competitive aspects of the proposed bank merger, require Prosperity to divest deposits, loans or branches and/or seek an injunction preventing the merger within the 30 days after the FDIC approves it. The parties are cooperating with this investigation and providing requested information and copies of documents to the Antitrust Division.

The mergers cannot proceed in the absence of these required regulatory approvals. The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the proposed merger.

We cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals, the terms thereof or the absence of any litigation challenging them. Likewise, we cannot assure you that the U.S. Department of Justice or a state attorney general will not attempt to challenge the merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.

Prosperity and FVNB are not aware of any material governmental approvals or actions that are required prior to the parties’ completion of the merger other than those described in this proxy statement/prospectus. If any additional governmental approvals or actions are required, the parties presently intend to seek those approvals or actions. However, the parties cannot assure you that any of these additional approvals or actions will be obtained.

Dissenters’ Rights of FVNB Shareholders

General. If you hold one or more shares of FVNB common stock, you are entitled to dissenters’ rights under Texas law and have the right to dissent from the merger and have the appraised fair value of your shares of FVNB common stock paid to you in cash. The appraised fair value may be more or less than the value of the shares of Prosperity common stock and cash, if any, being paid in the merger. If you are contemplating exercising your right to dissent, we urge you to read carefully the provisions of Chapter 10, Subchapter H of the Texas Business Organizations Code, which are attached to this proxy statement/prospectus as Appendix C, and consult with your legal counsel before electing or attempting to exercise these rights. The following discussion describes the steps you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law carefully.

How to Exercise and Perfect Your Right to Dissent. To be eligible to exercise your right to dissent to the merger:

•

you must, prior to the FVNB special meeting, provide FVNB with a written objection to the merger that states that you will exercise your right to dissent if the merger is completed and that provides an address to which Prosperity may send a notice if the merger is completed;

•	you must vote your shares of FVNB common stock against the reorganization agreement;

•

you must, not later than the 20th day after Prosperity sends you notice that the merger was completed, provide Prosperity with a written demand for payment that states the number and class of shares of FVNB capital stock you own, your estimate of the fair value of such stock and an address to which a notice relating to the dissent and appraisal procedures may be sent;

•

you must, not later than the 20th day after the date on which you make written demand for payment, submit to Prosperity your certificates representing FVNB common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing FVNB common stock has been made.

If you intend to dissent from the merger, you should send your written objection to:

FVNB Corp.

101 S. Main Street

Victoria, Texas 77901

Attention: President and Secretary

If you fail to vote your shares of FVNB common stock at the special meeting against the approval of the reorganization agreement, you will lose your right to dissent from the merger. You will instead receive shares of Prosperity common stock and cash as described in the reorganization agreement. If you comply with the first two items above and the merger is completed, Prosperity will send you a written notice advising you that the merger has been completed. Prosperity must deliver this notice to you within ten days after the merger is completed.

Your Demand for Payment. If you wish to receive the fair value of your shares of FVNB common stock in cash, you must, within 20 days of the date the notice was delivered or mailed to you by Prosperity, send a written demand to Prosperity for payment of the fair value of your shares of FVNB common stock. The fair value of your shares of FVNB common stock will be the value of the shares on the day immediately preceding the merger, excluding any appreciation or depreciation in anticipation of the merger. Your written demand and any notice addressed to Prosperity must be sent to:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: President and Secretary

Your written demand must state how many shares of FVNB common stock you own and your estimate of the fair value of your shares of FVNB common stock. If you fail to send this written demand to Prosperity within 20 days of Prosperity’s delivery or mailing of notice that the merger is completed, you will be bound by the merger and you will not be entitled to receive a cash payment representing the fair value of your shares of FVNB common stock. Instead, you will receive shares of Prosperity common stock and cash as described in the reorganization agreement.

In addition, not later than the 20th day after the date on which you make written demand for payment, you must submit to Prosperity your certificates representing FVNB common stock to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of your certificates representing FVNB common stock has been made. If you fail to submit your certificates within the required period, it will have the effect of terminating, at the option of Prosperity, your right to dissent and appraisal unless a court, for good cause shown, directs otherwise.

Prosperity’s Actions Upon Receipt of Your Demand for Payment. Within 20 days after Prosperity receives your demand for payment and your estimate of the fair value of your shares of FVNB common stock, Prosperity must send you written notice stating whether or not it accepts your estimate of the fair value of your shares.

If Prosperity accepts your estimate, Prosperity will notify you that it will pay the amount of your estimated fair value within 90 days of the merger being completed. Prosperity will make this payment to you only if you have surrendered the share certificates representing your shares of FVNB common stock, duly endorsed for transfer, to Prosperity.

If Prosperity does not accept your estimate, Prosperity will notify you of this fact and will make an offer of an alternative estimate of the fair value of your shares that it is willing to pay you within 120 days of the merger being completed, which you may accept within 90 days or decline.

Payment of the Fair Value of Your Shares of FVNB Common Stock Upon Agreement of an Estimate. If you and Prosperity have reached an agreement on the fair value of your shares of FVNB common stock within 90 days after the merger is completed, Prosperity must pay you the agreed amount within 120 days after the merger is completed, if you have surrendered the share certificates representing your shares of FVNB common stock, duly endorsed for transfer, to Prosperity.

Commencement of Legal Proceedings if a Demand for Payment Remains Unsettled. If you and Prosperity have not reached an agreement as to the fair market value of your shares of FVNB common stock within 90 days after the merger is completed, you or Prosperity may, within 60 days after the expiration of the 90 day period, commence proceedings in Harris County, Texas, asking the court to determine the fair value of your shares of FVNB common stock. The court will determine if you have complied with the dissent provisions and if you have become entitled to a valuation of and payment for your shares of FVNB common stock. The court will appoint one or more qualified persons to act as appraisers to determine the fair value of your shares. The appraisers will determine the fair value of your shares and will report this value to the court. The court will consider the report, and both you and Prosperity may address the court about the report. The court will determine the fair value of your shares and direct Prosperity to pay that amount, plus interest, which will begin to accrue 91 days after the merger is completed.

Rights as a Shareholder. If you have made a written demand on Prosperity for payment of the fair value of your shares of FVNB common stock, you will not thereafter be entitled to vote or exercise any other rights as a shareholder except the right to receive payment for your shares as described herein and the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. In the absence of fraud in the transaction, your right under the dissent provisions described herein is the exclusive remedy for the recovery of the value of your shares or money damages with respect to the merger.

Withdrawal of Demand. If you have made a written demand on Prosperity for payment of the fair value of your FVNB common stock, you may withdraw such demand at any time before payment for your shares has been made or before a petition has been filed with a court for determination of the fair value of your shares. If you withdraw your demand or are otherwise unsuccessful in asserting your dissenters’ rights, you will be bound by the merger and your status as a shareholder will be restored without prejudice to any corporate proceedings, dividends or distributions which may have occurred during the interim.

Income Tax Consequences. See “Proposal to Approve the Reorganization Agreement—Material U.S. Federal Income Tax Consequences” on page 57 for a discussion on how the federal income tax consequences of your action will change if you elect to dissent from the merger.

COMPARISON OF RIGHTS OF

SHAREHOLDERS OF FVNB AND PROSPERITY

The rights of shareholders of FVNB under the certificate of formation and bylaws of FVNB will differ in some respects from the rights that shareholders of FVNB will have as shareholders of Prosperity under the articles of incorporation and bylaws of Prosperity. Copies of Prosperity’s articles of incorporation and bylaws have been previously filed by Prosperity with the SEC. Copies of FVNB’s certificate of formation and bylaws are available upon written request from FVNB.

Certain differences between the provisions contained in the certificate of formation and bylaws of FVNB, and the articles of incorporation and bylaws of Prosperity, as such differences may affect the rights of shareholders, are summarized below. The summary set forth below is not intended to be complete and is qualified by reference to Texas law and the certificate of formation and bylaws of FVNB and the articles of incorporation and bylaws of Prosperity.

Summary of Material Differences Between Current Rights of

Shareholders of FVNB and Rights Those Persons

Will Have as Shareholders of Prosperity Following the Merger

	FVNB	Prosperity
Capitalization:	The amended and restated certificate of formation of FVNB authorizes the issuance of up to 20,000,000 shares of common stock with par value $0.01 per share, and up to 10,000,000 shares of preferred stock with par value $0.01 per share.	The articles of incorporation of Prosperity authorize the issuance of up to 200,000,000 shares of common stock, par value $1.00 per share, and up to 20,000,000 shares of preferred stock, par value $1.00 per share.

Corporate Governance:	The rights of FVNB shareholders are governed by Texas law and the amended and restated certificate of formation and bylaws of FVNB.	The rights of Prosperity shareholders are governed by Texas law and the articles of incorporation and bylaws of Prosperity.

Convertibility of Stock:	FVNB common stock is not convertible into any other securities of FVNB.	Prosperity common stock is not convertible into any other securities of Prosperity.

Preemptive Rights:

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation.

The amended and restated certificate of formation of FVNB specifically prohibits preemptive rights.

Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s articles of incorporation.

The articles of incorporation and bylaws of Prosperity do not provide for preemptive rights.

Election of Directors:	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.	Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the articles of incorporation or the bylaws of a corporation.

	FVNB	Prosperity
	Directors of FVNB are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. FVNB shareholders are not permitted to cumulate their votes in the election of directors. Each share of FVNB common stock has one vote for each nominee for director.	Directors of Prosperity are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. Prosperity shareholders are not permitted to cumulate their votes in the election of directors. Each share of Prosperity stock has one vote for each nominee for director.

Removal of Directors and Board Vacancies:	Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.	Unless otherwise provided in the articles of incorporation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.

	Under the amended and restated certificate of formation and bylaws of FVNB, directors may be removed by the affirmative vote of at least 75% of the then-outstanding shares of FVNB entitled to vote for directors.	Prosperity’s bylaws provide that any director or the entire board of directors may be removed, but only for cause, by the affirmative vote of the holders of a majority of shares entitled to vote at an election of directors.

The affirmative vote of a majority of the remaining members of the board of directors of FVNB may fill any vacancy in the board of directors. During the period between two successive annual meetings, such a vote may fill up to two vacancies in the board of directors caused by an increase in the number of directors. Any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor has been elected and qualified.

Any vacancies occurring on the Prosperity board of directors may also be filled by the remaining Prosperity directors; and any directors so chosen will hold office until the next annual meeting held for the election of directors and until such director’s successor has been elected and qualified, or until such director’s earlier death, resignation or removal.

Prosperity’s board is divided into three classes, as nearly equal in number as possible, with each class serving a staggered three-year term. This means that only one-third of the board is elected at each annual meeting of shareholders. The classification makes it more difficult to change the composition of Prosperity’s board of directors because at least two annual meetings of shareholders are required to change control of the board.

	FVNB	Prosperity
Vote Required for Certain Shareholder Actions:	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the certificate of formation or the bylaws.	Texas law provides that on matters other than the election of directors, the affirmative vote of the holders of a majority of the shares entitled to vote on, and who voted for, against, or expressly abstained with respect to the matter, will be the act of the shareholders, unless the vote of a greater number is required by law, the articles of incorporation or the bylaws.

	Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the certificate of formation.	Under Texas law, the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote is required to approve a fundamental business transaction, unless a different vote but not less than a majority of the shares entitled to vote on the matter, is specified in the articles of incorporation.

	Under Texas law, a corporation’s certificate of formation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.	Under Texas law, a corporation’s articles of incorporation may provide that the affirmative vote of the holders of a specified portion of the shares, not less than a majority, entitled to vote on the matter will be the act of the shareholders, rather than the specified portion of shares required under Texas law.

	Each share of FVNB common stock has one vote for each matter properly brought before the shareholders.	Each share of Prosperity common stock has one vote for each matter properly brought before the shareholders.

	FVNB’s amended and restated certificate of formation provides that with respect to any matter other than the election of directors for which the affirmative vote of a specified portion of the shares entitled to vote is required by Texas law, the act of shareholders on that matter requires the affirmative vote of the holders of at least 75% of the shares entitled to vote on that matter; but if that matter has received the prior approval of at least a majority of the directors then	Prosperity’s articles of incorporation provide that the vote or concurrence of the holders of a majority of the shares of Prosperity stock entitled to vote at a meeting at which a quorum is present is the act of the shareholders. With respect to any matter for which the affirmative vote of a portion of the Prosperity stock entitled to vote greater than a majority of such shares is required by the Texas Business Organizations Code, the affirmative vote of the

	FVNB	Prosperity

	in office, the act of shareholders on that matter requires the affirmative vote of the holders of at least a majority of the shares entitled to vote on that matter.	holders of a majority of the Prosperity stock entitled to vote on the matter is the act of the shareholders.

Amendment of Articles of Incorporation or Certificate of Formation:	Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation.	Under Texas law, a corporation’s articles of incorporation may be amended by the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number, not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s articles of incorporation.

	FVNB’s amended and restated certificate of formation provides that with respect to any matter other than the election of directors for which the affirmative vote of a specified portion of the shares entitled to vote is required by Texas law, the act of shareholders on that matter requires the affirmative vote of the holders of at least 75% of the shares entitled to vote on that matter; but if that matter has received the prior approval of at least a majority of the directors then in office, the act of shareholders on that matter requires the affirmative vote of the holders of at least a majority of the shares entitled to vote on that matter.	Prosperity’s articles of incorporation may be amended upon the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon.

Amendment of Bylaws:	Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.	Under Texas law, unless a corporation’s articles of incorporation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.

	FVNB	Prosperity
	FVNB’s amended and restated certificate of formation and bylaws provide that the bylaws may be amended only by (i) the affirmative vote of 75% of the shares entitled to vote on such matter, or (ii) a majority vote of the board of directors of FVNB, subject to the power of the shareholders to overturn such a board of directors vote by the affirmative vote of 75% of the shares entitled to vote on such matter.	Prosperity’s bylaws provide that the bylaws may be amended only by Prosperity’s board of directors and Prosperity’s shareholders do not have power to adopt, amend or repeal the bylaws.

Shareholder Actions Without a Meeting:	Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allows less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).	Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s articles of incorporation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).

	FVNB’s amended and restated certificate of formation provides that shareholder action may be taken without a meeting if written consent or consents setting forth the action taken is signed by shareholders representing not less than the minimum number of votes that would have been necessary to take such an action at a meeting at which the holders of all shares entitled to vote were present and voted.	Prosperity’s articles of incorporation do not provide for less than unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders:	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the certificate of formation, not to exceed 50 % of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board of directors or by any other person authorized to call special meetings by the articles of incorporation or bylaws of the corporation. A special meeting may also be called by the percentage of shares specified in the articles of incorporation, not to exceed 50 % of the shares entitled to vote, or if no percentage is specified, at least 10% of all of the shares of the corporation entitled to vote at the proposed special meeting.

	FVNB	Prosperity
	FVNB’s bylaws provide that special meetings of the shareholders may be called at any time by the President, Chairman of the Board or the Board of Directors and are to be called by the President or Secretary at the request in writing by the holders of not less than 20% of the shares issued and outstanding and entitled to vote at the special meeting.	Prosperity’s articles of incorporation and bylaws provide that special meetings of the shareholders may be called only by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the board of directors or by the holders of not less than 50% of the outstanding shares entitled to vote at the proposed special meeting.

Nomination of Directors:	Neither the amended and restated certificate of formation nor the bylaws of FVNB contain express provisions regarding the nomination of directors.	Nominations for election to the Prosperity board of directors may be made by the board of directors or by any shareholder entitled to vote in the election of directors, provided the shareholder gives timely written notice of such intention. To be timely, notice given in the context of an annual meeting of shareholders must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting. Notice given in the context of an annual meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the annual meeting. Prosperity’s chairman of the board will determine whether a nomination is made in accordance with these procedures.

Shareholder Proposal of Business:	Neither FVNB’s certificate of formation nor its bylaws contain express provisions regarding shareholder proposals of business.	Proposals for business to be brought before any shareholder meeting may be made by the board of directors or by any shareholder entitled to vote in such meeting. If a proposal is made by a shareholder, the shareholder must give timely written notice. To be timely, notice given in the context of an annual meeting must be received by Prosperity not less than 120 days in advance of the date of the Prosperity proxy statement released to shareholders in connection with the previous year’s annual meeting.

	FVNB	Prosperity

Notice given in the context of a special meeting must be received by Prosperity’s secretary no later than 90 days prior to such meeting or 10 days following the date the public announcement is made regarding the special meeting. The chairman of any meeting of shareholders will determine whether the business was properly brought before the meeting.

Indemnification:	Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.	Prosperity’s articles of incorporation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of Prosperity as a director, officer, partner or trustee of another entity.

FVNB’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent allowed by Texas law for all former or present directors or officers and all persons who were serving at the request of FVNB as a director, officer, partner or trustee of another entity.

	FVNB	Prosperity
Limitation of Director Liability:	Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.	Prosperity’s articles of incorporation and bylaws provide that no director of Prosperity will be liable to Prosperity or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law.

	FVNB’s certificate of formation contains a provision providing that a director of FVNB is not liable to FVNB or its shareholders for monetary damages except as otherwise expressly provided by Texas law.	Prosperity’s articles of incorporation and bylaws provide that the corporation has the power to purchase and maintain insurance on behalf of the directors against any liability incurred by directors in such a capacity or arising out of such person’s status.

TEXAS ANTI-TAKEOVER STATUTES

Prosperity is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the Texas Business Organizations Code (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of 20% or more of the corporation’s voting shares) for a period of three years from the date such person became an Affiliated Shareholder unless: (1) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (2) the business combination was approved by the affirmative vote of the holders of an at least two-thirds majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six months after the Affiliated Shareholder became an Affiliated Shareholder.

The affiliated business combinations provisions of the Texas Business Organization Code are not applicable to:

•	the business combination of a corporation:

(a)	where the corporation’s original articles of incorporation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

(b)	that adopted an amendment to its articles of incorporation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code; or

(c)	that adopts an amendment to its articles of incorporation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the Texas Business Organization Code;

•	a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder:

(a)	as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and

(b)	would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•

a business combination with an Affiliated Shareholder that was the beneficial owner of 20% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•

a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•

a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Prosperity’s articles of incorporation nor Prosperity’s bylaws contains any provision expressly providing that Prosperity will not be subject to the affiliated business combinations provisions of the Texas Business Organization Code. The affiliated business combinations provisions of the Texas Business Organization Code may have the effect of inhibiting a non-negotiated merger or other business combination involving Prosperity, even if such event(s) would be beneficial to its shareholders.

BUSINESS OF FVNB

General

FVNB was incorporated as a Texas corporation in 1998 to serve as a bank holding company for First Victoria. FVNB does not, as an entity, engage in separate business activities of a material nature apart from the activities it performs for First Victoria. Its primary activities are to provide assistance in the management and coordination of First Victoria’s financial resources. FVNB has no significant assets other than all of the outstanding common stock of First Victoria. FVNB derives its revenues primarily from the operations of First Victoria in the form of dividends received from First Victoria.

First Victoria is a national banking association that was chartered under the laws of the United States of America as a national bank in 1890. Before that time, First Victoria Bank was a private bank formed in 1867. Since their inception, FVNB and First Victoria have generally grown organically except for five acquisitions. In December 1997, First Victoria purchased a branch of the Frost National Bank in Taft, Texas, with total assets of approximately $22 million. In January 1999, FVNB acquired CBOT Financial Corporation, the parent company of Citizens Bank of Texas, N.A. and CBOT Mortgage Company. At that time, Citizens Bank of Texas, N.A. had total assets of approximately $80 million and offices in Huntsville, New Waverly and The Woodlands, Texas. In April 2002, FVNB acquired Mid-Coast Savings Bank, which had total assets of approximately $35 million and offices in Edna and Ganado, Texas. In August 2005, FVNB acquired Planters & Merchants Bancshares, Inc., the parent company of Planters & Merchants State Bank. At that time, Planters & Merchants State Bank had total assets of approximately $185 million and offices in Bryan, College Station and Hearne, Texas. In October 2012, FVNB acquired First State Bank, a Texas banking association with its home office in New Braunfels, Texas. At that time, First State Bank had total assets of approximately $270 million and offices in Bastrop, Canyon Lake, New Braunfels and Smithville, Texas.

As a bank holding company, FVNB is subject to supervision and regulation by the Board of Governors of the Federal Reserve System in accordance with the requirements set forth in the BHC Act and by the rules and regulations issued by the Federal Reserve.

As of June 30, 2013, FVNB had, on a consolidated basis, total assets of $2.42 billion, total deposits of $2.15 billion, total loans (net of unearned discount and allowance for loan losses) of $1.62 billion, and total shareholders’ equity of $216.6 million. FVNB does not file reports with the SEC. FVNB does, however, voluntarily provide annual reports, including audited financial statements, to its shareholders at its annual meeting.

Products and Services

First Victoria is a traditional commercial bank offering a wide variety of services to satisfy the needs of the consumer and commercial customers in the area. First Victoria offers most types of loans for any legitimate purpose, including loans to small- and medium-sized businesses for the purpose of purchasing equipment, inventory, facilities or for working capital. Consumer loans offered include loans for the purpose of purchasing automobiles, recreational vehicles, personal residences, household goods, home improvements or for educational needs. First Victoria also offers depository services and various checking account services. Travelers checks, money orders and wire transfer services are also available. First Victoria’s business is not seasonal in any material respect.

Market Area

First Victoria currently has 34 banking locations in 14 counties in Texas. First Victoria’s main office is in Victoria, at 101 S. Main Street, Victoria, Texas. First Victoria operates three additional locations in Victoria, three in College Station, three in Corpus Christi, two in Bryan, two in Katy, two in Magnolia, two in New Braunfels, two in Rosenberg, two in The Woodlands, and one in Bastrop, Canyon Lake, Edna, Hearne, Huntsville, New Waverley, Port Lavaca, Rockport, Smithville, Spring, Sugar Land, and Taft, Texas. First Victoria’s business is not dependent on one or a few major customers.

Competition

The table below lists First Victoria’s deposit market share as of June 30, 2012, for certain significant market areas (including Metropolitan Statistical Areas, or MSAs) in which First Victoria provides services.

Market Area	Market Rank	Branch Count	Deposits In Market (in millions)	Market Share (%)
Victoria MSA	1	6	$1,101.2	38.4
San Antonio MSA	17	3	174.6	0.2
Bryan-College Station MSA	8	5	167.7	5.3
Corpus Christi MSA	8	5	163.5	3.4
Walker County	3	2	121.0	16.1
Robertson County	2	1	99.1	27.7
Houston MSA	73	10	92.1	0.1
Austin MSA	40	2	57.1	0.2

Each activity in which FVNB is engaged involves competition with other banks, as well as with nonbanking financial institutions and nonfinancial enterprises. In addition to competing with other commercial banks within and outside its primary service area, FVNB competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, financial companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. FVNB also competes with suppliers of equipment in furnishing equipment financing. Banks and other financial institutions with which FVNB competes may have capital resources and legal loan limits substantially higher than those maintained by FVNB.

Employees

As of June 30, 2013, FVNB had 580 full-time equivalent employees, none of whom is covered by a collective bargaining agreement.

Legal Proceedings

There are no threatened or pending legal proceedings against FVNB which, if determined adversely, would, in the opinion of management, have a material adverse effect on the business of FVNB’s financial condition, results of operations or cash flows.

BENEFICIAL OWNERSHIP OF FVNB COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FVNB

The following table sets forth certain information regarding the beneficial ownership of FVNB common shares as of August 1, 2013 by (1) each director, the Chief Executive Officer, the Chief Financial Officer and the three other most-highly compensated executive officers of FVNB, (2) each person who is known by FVNB to own beneficially 5% or more of the common shares of FVNB, and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of FVNB believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders Who are Not Directors or Executive Officers
MOW/RPW Holdings II, LLC	302,909	(2)(3)	14.72%
MOW/RPW II, Ltd.	302,909	(3)	14.72
Ann O’Connor Williams Harithas	338,430	(3)(4)	16.44
Steven Craig Anderson	140,087	(5)	6.81

Directors and Named Executive Officers
Michael S. Anderson	509,537	(3)(6)	24.74
John Burton	21,743	(7)	1.06
O. D. Edwards, Jr.	28,597	(8)	1.39
David P. Engel	17,381	(9)	*
Craig G. Friemel	8,729	(10)	*
Robert L. Halepeska	10,197	(11)	*
Yerger Hill III	162,378	(12)	7.89
Thomas Lane Keller	46,581	(13)	2.26
Molly O. Kemp	176,225	(14)	8.56
M. Russell Marshall	47,311	(15)	2.27
James Robert (Bob) McCan	11,782	(16)	*
Thomas M. O’Connor	73,749	(17)	3.58
Kenneth W. Olan	5,175	(18)	*
Gregory Sprawka	22,571	(19)	1.09
Kenneth L. Vickers	13,688	(20)	*
Roger Welder	15,155	(21)	*
Directors and Executive Officers as a group (20 persons)	1,152,166	(22)	53.69%

*	Indicates ownership which does not exceed 1.00%.
(1)	Unless otherwise stated in the footnotes below, the percentage beneficially owned was calculated based on 2,058,116 common shares of FVNB outstanding as of August 1, 2013.
(2)	Shares are held by MOW/RPW II, Ltd. (the “Partnership”). MOW/RPW Holdings II, LLC is the general partner of the Partnership, which holds a 0.10% interest in the Partnership. The address for MOW/RPW Holdings II, LLC is P. O. Box 2549, Victoria, Texas 77902.
(3)

Pursuant to its Agreement of Limited Partnership, if the Partnership holds stock of a controlled corporation, as defined in Section 2036(b) of the Internal Revenue Code and the regulations thereunder, then each partner has the right to vote a number of such shares of stock equal to the total number of shares of stock owned by the partnership times the percentage interest for that partner. The general partner of the Partnership has determined that FVNB is a controlled corporation with respect to the Partnership. The limited partners of the Partnership are The Ann W. Harithas Family Trust, holding a 49.95% interest, The Michael Scott Anderson Family Trust holding a 24.975% interest, and The Steven Craig Anderson Family Trust, holding a 24.975% interest. Co-Trustees for The Ann W. Harithas Family Trust are Madeline Haenggi, Molly O. Kemp, Stephanie Kemp Loeffler and Kenneth Page. Co-Trustees for The Michael Scott

Anderson Family Trust and The Steven Craig Anderson Family Trust are Michael S. Anderson, Ann O’Connor Williams Harithas and Thomas Lane Keller. The address for the Partnership is P. O. Box 2549, Victoria, Texas 77902.
(4)	Includes 302,909 shares held by the Partnership. Ms. Harithas serves as vice president and manager of MOW/RPW Holdings II, LLC. Also includes 18,793 shares held in the Thomas P. W. Robinson Trust No. 6. Co-trustees of this trust are Ms. Harithas, Madeline Haenggi and Thomas Lane Keller. Also includes 4,182 shares held by The Steven Craig Anderson Family Trust, 4,182 shares Michael Scott Anderson Family Trust, 2,091 shares held by Madeline Maude Haenggi Family Trust, 2,091 shares held by the Molly O’Connor Kemp Family Trust, 2,091 shares held by the Stephanie Kemp Loeffler Family Trust, and 2,091 shares held by the Thomas Pascal William Robinson Family Trust. Co-trustees of these trusts are Michael S. Anderson, Ms. Harithas and Thomas Lane Keller. The address for Ms. Harithas is P. O. Box 2549, Victoria, Texas 77902.
(5)	The address for Mr. Anderson is P. O. Box 2549, Victoria, Texas 77902.
(6)	Includes 188,487 shares held by Mr. Anderson individually, and 302,909 shares held by the Partnership. Mr. Anderson serves as president and manager of MOW/RPW Holdings II, LLC. Also includes 4,182 shares held by The Steven Craig Anderson Family Trust, 4,182 shares Michael Scott Anderson Family Trust, 2,091 shares held by Madeline Maude Haenggi Family Trust, 2,091 shares held by the Molly O’Connor Kemp Family Trust, 2,091 shares held by the Stephanie Kemp Loeffler Family Trust, and 2,091 shares held by the Thomas Pascal William Robinson Family Trust. Co-trustees of these trusts are Michael S. Anderson, Ann O’Connor Williams Harithas and Thomas Lane Keller. Also includes stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Anderson. Mr. Anderson’s percentage of beneficial ownership is based on 2,059,529 shares outstanding. The address for Mr. Anderson is P. O. Box 2549, Victoria, Texas 77902.
(7)	Includes 20,330 shares held by Mr. Burton individually and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Burton. Mr. Burton’s percentage of beneficial ownership is based on 2,059,529 shares outstanding.
(8)	Includes 18,464 held by Mr. Edwards individually; 6,720 shares held by the 1976 Edwards Trust A, of which he is trustee; options for 2,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Edwards. Mr. Edwards’ percentage of beneficial ownership is based on 2,061,529 shares outstanding.
(9)	Includes 13,968 shares held by Mr. Engel individually; 2,000 shares held in his individual retirement account; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Engel. Mr. Engel’s percentage of beneficial ownership is based on 2,059,529 shares outstanding.
(10)	Includes 2,855 shares held by Mr. Friemel individually; options for 2,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 3,874 shares to Mr. Friemel. Mr. Friemel’s percentage of beneficial ownership is based on 2,063,990 shares outstanding.
(11)	Includes 3,147 shares held by Mr. Halepeska individually; 3,637 shares held in his individual retirement account; options for 2,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Halepeska. Mr. Halepeska’s percentage of beneficial ownership is based on 2,061,529 shares outstanding.
(12)	Includes 113,780 shares held by Mr. Hill; 18,000 shares held in a family trust known as 3 H 2012 Family Trust; and 30,000 shares in a limited partnership known as Y Hill III Ltd. Mr. Hill is the trustee of the family trust and the voting partner of the partnership. Also includes stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 598 shares to Mr. Hill. Mr. Hill’s percentage of beneficial ownership is based on 2,058,714 shares outstanding. The address for Mr. Hill is P. O. Box 239, Smithville, Texas 78957.

(13)	Includes 5,164 shares held by Mr. Keller individually; 4,483 shares held in his individual retirement account; and 18,793 shares held in the Thomas P. W. Robinson Trust No. 6. Co-trustees of this trust are Ann O’Connor Williams Harithas, Madeline Haenggi and Mr. Keller. Also includes 4,182 shares held by The Steven Craig Anderson Family Trust, 4,182 shares Michael Scott Anderson Family Trust, 2,091 shares held by Madeline Maude Haenggi Family Trust, 2,091 shares held by the Molly O’Connor Kemp Family Trust, 2,091 shares held by the Stephanie Kemp Loeffler Family Trust, and 2,091 shares held by the Thomas Pascal William Robinson Family Trust. Co-trustees of these trusts are Michael S. Anderson, Ann O’Connor Williams Harithas and Mr. Keller. Also includes stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Keller. Mr. Keller’s percentage of beneficial ownership is based on 2,059,529 shares outstanding.
(14)	Includes 37,532 shares held by Ms. Kemp individually and 137,280 shares held in The Ann W. Harithas Family Trust. Co-Trustees for The Ann W. Harithas Family Trust are Madeline Haenggi, Ms. Kemp, Stephanie Kemp Loeffler and Kenneth Page. Also includes stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Ms. Kemp. Ms. Kemp’s percentage of beneficial ownership is based on 2,059,529 shares outstanding. The address for Ms. Kemp is P. O. Box 2549, Victoria, Texas 77902.
(15)	Includes 23,631 shares held by Mr. Marshall individually; 500 shares held by the Mark Russell Marshall 2004 Trust, for which Mr. Marshall serves as trustee; options for 10,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 13,180 shares to Mr. Russell. Mr. Russell’s percentage of beneficial ownership is based on 2,081,296 shares outstanding.
(16)	Includes 8,359 shares held by James R. McCan Revocable Trust #2, for which Mr. McCan serves as trustee; options for 2,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. McCan. Mr. McCan’s percentage of beneficial ownership is based on 2,061,529 shares outstanding.
(17)	Includes 70,336 shares held by Mr. O’Connor individually; options for 2,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. O’Connor. Mr. O’Connor’s percentage of beneficial ownership is based on 2,061,529 shares outstanding.
(18)	Includes 1,956 shares held by Mr. Olan individually and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 3,219 shares to Mr. Olan. Mr. Olan’s percentage of beneficial ownership is based on 2,061,335 shares outstanding.
(19)	Includes 11,554 shares held by Mr. Sprawka individually; options for 6,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 5,017 shares to Mr. Sprawka. Mr. Sprawka’s percentage of beneficial ownership is based on 2,069,133 shares outstanding.
(20)	Includes 8,279 shares held by Mr. Vickers individually; options for 3,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 2,409 shares to Mr. Vickers. Mr. Vickers’ percentage of beneficial ownership is based on 2,063,525 shares outstanding.
(21)	Includes 6,534 shares held by Mr. Welder individually, 2,000 shares held by Mr. Welder and his spouse, Donna Welder, as joint tenants, 3,208 shares held by Mr. Welder and his spouse as tenants in common; options for 2,000 shares; and stock appreciation rights which, upon exercise and based on an average closing price for the Prosperity common stock of $59.79 per share, would result in the issuance of 1,413 shares to Mr. Welder. Mr. Welder’s percentage of beneficial ownership is based on 2,061,529 shares outstanding.
(22)	See notes (1), (3) and (6) through (21). Also includes shares, options and stock appreciation rights held by John E. Billups, Franklin L. Darilek, William J. Macha, and Niki L. Sessions. Percentage of beneficial ownership is based on 2,145,863 shares outstanding.

BENEFICIAL OWNERSHIP OF PROSPERITY COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF PROSPERITY

The following table sets forth certain information regarding the beneficial ownership of Prosperity common stock as of August 1, 2013, by (1) directors and named executive officers of Prosperity, (2) each person who is known by Prosperity to own beneficially 5% or more of the Prosperity common stock and (3) all directors and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of Prosperity believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each shareholder is the same as the address of Prosperity.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percentage Beneficially Owned(1)
Principal Shareholders
BlackRock, Inc.	3,364,324	(2)	5.58%
Vanguard Group, Inc.	3,109,388	(3)	5.15
State Street Corporation	3,121,141	(4)	5.17

Directors and Named Executive Officers
Chris Bagley	84,487	(5)	*
James A. Bouligny	322,112	(6)	*
W. R. Collier	261,161	(7)	*
William H. Fagan, M.D.	824,122	(8)	1.37
Leah Henderson	17,107	(9)	*
Randy Hester	159,650	(10)	*
David Hollaway	142,940	(11)	*
Ned S. Holmes	426,828	(12)	*
Perry Mueller, Jr., D.D.S.	271,342	(13)	*
Charlotte M. Rasche	16,545	(14)	*
Harrison Stafford II	293,206	(15)	*
Robert Steelhammer	254,920	(16)	*
H. E. Timanus, Jr.	337,038	(17)	*
David Zalman	694,979	(18)	1.15
Directors and Executive Officers as a Group (14 persons)	4,106,437	(19)	6.79%

*	Indicates ownership which does not exceed 1.0%.
(1)	The percentage beneficially owned was calculated based on 60,343,210 shares of Prosperity common stock outstanding as of August 1, 2013. The percentage assumes the exercise by the shareholder or group named in each row of all options for the purchase of Prosperity common stock held by such shareholder or group and exercisable within 60 days.
(2)	The address for the shareholder is 40 East 52nd Street, New York, NY 10022. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 11, 2013 by BlackRock, Inc. Includes shares held by each of BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors (UK) Limited, BlackRock International Limited, BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Prosperity common stock. No one person’s interest in the Prosperity common stock is more than 5% of Prosperity’s total outstanding common shares.
(3)	The address for the shareholder is 100 Vanguard Blvd., Malvern, PA 19355. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 11, 2013 by The Vanguard Group, Inc. Includes shares beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.
(4)

The address for the shareholder is State Street Financial Center, One Lincoln Street, Boston, MA 02111. The information regarding beneficial ownership is included in reliance on a Schedule 13G filed with SEC on February 12, 2013 by State Street Corporation. Includes shares held by each of State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors LTD, State Street Global Advisors, Australia Limited and State Street Global Advisors, Asia Limited.
(5)	Includes 16,090 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Bagley and 12,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(6)	Of the shares beneficially owned by Mr. Bouligny, 28,600 shares are pledged as collateral.
(7)	Includes 234,542 shares held by Mr. Collier individually, 22,164 shares held by The Collier Foundation, for which Mr. Collier serves as President, 1,227 shares held by Mr. Collier as Trustee of the Separate Trust for R.G. Collier as Established by the Robert F. Collier Asset Trust Agreement, 470 shares held by Caprock Acres, Inc., for which Mr. Collier serves as President, 1,947 shares held by Mr. Collier’s spouse and 811 shares held by an individual retirement account for Mr. Collier’s spouse.
(8)	Includes 3,337 shares held of record by Dr. Fagan’s spouse and 7,951 shares held by limited partnership with which Dr. Fagan is associated.
(9)	Includes 10,038 shares held of record in the Leah Boomer Huffmeister Henderson Trust, over which Ms. Henderson has voting power, and 5,369 shares held by the Kellie Huffmeister Trust, of which Ms. Henderson is the trustee.
(10)	Includes 43,582 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hester and 20,278 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hester’s spouse.
(11)	Includes 2,256 shares held of record by Prosperity’s 401(k) Plan as custodian for Mr. Hollaway’s spouse, 3,473 shares of stock held of record by Mr. Hollaway’s spouse and 20,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.
(12)	Includes 2,000 shares held of record by Mr. Holmes’ spouse, 70,070 shares held of record by HF Properties, Ltd. of which Mr. Holmes is managing partner, 105,773 shares held of record by the Ned S. Holmes Profit Sharing Plan, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 2,480 shares held by an exempt trust, of which Mr. Holmes is the trustee, 27,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee, 48,500 shares held of record by a trust for the benefit of Mr. Holmes’ daughter, of which Mr. Holmes is trustee and 8,820 shares held of record by the Downie 1998 Children’s Trust, of which Mr. Holmes is trustee.
(13)	Includes 189,116 shares held of record by an IRA account, 63,150 shares held of record in a special trust, of which Dr. Mueller is the trustee, and 3,264 shares held of record by Dr. Mueller’s wife. Dr. Mueller expressly disclaims beneficial ownership of the 3,264 shares held of record by his spouse.
(14)	Includes 1,145 shares held of record by Prosperity’s 401(k) Plan as custodian for Ms. Rasche.
(15)	Includes 180,400 shares held of record by the Harrison Stafford Investment Partnership, of which Mr. Stafford is general partner, 5,706 shares held of record by Dixie II Investments Ltd., of which Mr. Stafford is general partner, and 3,200 shares held of record by Mr. Stafford’s wife. Of the shares beneficially owned by Mr. Stafford, 56,800 shares are pledged as collateral.
(16)	Includes 820 shares held of record by an IRA account. Of the shares beneficially owned by Mr. Steelhammer, 85,000 shares are pledged as collateral
(17)	Includes 249,760 shares held of record by Dooley Investments, Ltd., of which Mr. Timanus and his wife are the general partners.
(18)	Includes 15,786 shares held of record by Mr. Zalman as custodian for his minor children, 70,000 shares which may be acquired within 60 days pursuant to the exercise of stock options and 200,000 shares held of record by the David and Vicki Jo Zalman 2006 Childrens’ Trust, of which Daniel Zalman, Mr. Zalman’s brother, serves as trustee. Mr. Zalman disclaims beneficial ownership of the shares held in the Childrens’ Trust and including them in this table is not an admission that Mr. Zalman is the beneficial owner of these shares for any purpose. Of the shares beneficially owned by Mr. Zalman, 30,050 shares are pledged as collateral.
(19)	Includes 102,000 shares which may be acquired within 60 days pursuant to the exercise of stock options.

COMPARATIVE MARKET PRICES AND DIVIDEND DATA

Prosperity

Prosperity common stock is listed on the New York Stock Exchange under the symbol “PB.” Quotations of the sales volume and the closing sales prices of the common stock of Prosperity are listed daily on the New York Stock Exchange listings.

The following table sets forth, for the periods indicated, the high and low intra-day sales prices for the Prosperity common stock as reported by the NASDAQ Global Market (through December 27, 2011) and by the New York Stock Exchange (beginning December 28, 2011) and the cash dividends declared per share:

		High	Low	Cash Dividends Per Share
2011	First Quarter	$42.92	$38.23	$0.1750
	Second Quarter	46.75	40.83	0.1750
	Third Quarter	46.87	30.91	0.1750
	Fourth Quarter	41.74	31.31	0.1950

2012	First Quarter	$47.66	$39.66	$0.1950
	Second Quarter	47.31	39.87	0.1950
	Third Quarter	45.40	38.90	0.1950
	Fourth Quarter	43.54	38.56	0.2150

2013	First Quarter	$47.56	$42.38	$0.2150
	Second Quarter	52.40	44.33	0.2150
	Third Quarter (through August 21, 2013)	60.72	51.85	—

FVNB shareholders are advised to obtain the current stock quotation for Prosperity common stock. The market price of Prosperity common stock will fluctuate from the date of this proxy statement/prospectus to the date of completion of the merger. Because the number of shares of Prosperity common stock to be issued in the merger is fixed, the value of the total merger consideration you will receive will fluctuate based on the market price of the Prosperity common stock. Further, the cash portion of the merger consideration is subject to decrease based on the equity capital of FVNB. Accordingly, you will not know the exact amount of cash or the value of the stock portion of the merger consideration you will receive in connection with the merger when you vote on the reorganization agreement.

After the merger, Prosperity currently expects to pay (when, as and if declared by Prosperity’s board of directors out of funds legally available for that purpose) regular quarterly cash dividends. While Prosperity currently pays dividends on its common stock, there is no assurance that it will continue to pay dividends in the future. Future dividends on Prosperity common stock will depend upon its earnings and financial condition, liquidity and capital requirements, the general economic and regulatory climate, its ability to service any equity or debt obligations senior to the common stock and other factors deemed relevant by the board of directors of Prosperity.

As a holding company, Prosperity is ultimately dependent upon its subsidiaries to provide funding for its operating expenses, debt service and dividends. Various banking laws applicable to Prosperity Bank limit the payment of dividends and other distributions by Prosperity Bank to Prosperity, and may therefore limit Prosperity’s ability to pay dividends on its common stock. If required payments on Prosperity’s outstanding junior subordinated debentures held by its unconsolidated subsidiary trusts are not made or are suspended, Prosperity will be prohibited from paying dividends on its common stock. Regulatory authorities could impose administratively stricter limitations on the ability of Prosperity Bank to pay dividends to Prosperity if such limits were deemed appropriate to preserve certain capital adequacy requirements.

FVNB

There is no established public trading market for the common shares of FVNB, and no market for FVNB’s common shares is expected to develop if the merger does not occur. No registered broker/dealer makes a market in FVNB’s common shares, and FVNB’s common shares are not listed or quoted on any stock exchange or automated quotation system. FVNB acts as the transfer agent and registrar for its own shares. As of the record date, there were approximately 335 holders of FVNB’s common shares.

FVNB becomes aware of trades of shares as transfer agent of its common shares and sometimes the prices at which these trades are made. The following table sets forth the high and low sales prices (to the extent known to management of FVNB) for trades of its common shares for the periods shown.

		High	Low	Number of Trades	Number of Shares Traded
2011	First Quarter	$75.85	$68.00	13	2,850
	Second Quarter	73.00	65.00	4	1,247
	Third Quarter	70.00	70.00	4	2,500
	Fourth Quarter	70.50	70.50	2	972

2012	First Quarter	$87.27	$85.00	2	500
	Second Quarter	80.01	80.00	14	5,086
	Third Quarter	89.78	73.50	7	4,938
	Fourth Quarter	91.01	87.87	8	8,000

2013	First Quarter	$93.75	$91.80	5	3,400
	Second Quarter	90.00	85.00	2	1,004
	Third Quarter (through August 21, 2013)	—	—	—	—

The most recent trade of FVNB’s common shares occurred on May 15, 2013, when 778 shares were traded at a price of $90.00 per share. There have been other limited transfers of FVNB’s common shares that are not reflected in the table above which were excluded as they were transferred between related parties (as gifts or to trusts or estates). Because of limited trading, the prices described above may not be representative of the actual or fair value of FVNB’s common shares.

FVNB is not obligated to register its common shares or, upon any registration, to create a market for its common shares.

FVNB has not paid dividends to its common shareholders in the last 10 years. FVNB’s shareholders are entitled to receive dividends out of legally available funds as and when declared by FVNB’s board of directors, in its sole discretion. As a Texas corporation, FVNB is subject to certain restrictions on dividends under the Texas Business Organizations Code. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its liabilities and stated capital) unless the corporation is insolvent or the payment of the dividend would render the corporation insolvent.

As a bank holding company with consolidated assets of over $500 million, FVNB must maintain certain minimum capital standards in accordance with guidelines adopted by the Federal Reserve. The Federal Reserve’s guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these capital guidelines, the Federal Reserve assigns a risk weight factor of 0% to 100% to each category of assets based generally on the perceived credit risk of the asset class. The risk weights are then multiplied by the corresponding asset balances to determine a “risk weighted” asset base. At least half of a bank’s risk-based capital must consist of core (Tier 1) capital, which is comprised of (1) common shareholders’ equity (includes common stock and any related surplus, undivided profits, disclosed capital reserves that represent a segregation of undivided profits, and foreign currency translation adjustments; less net unrealized losses on marketable equity securities); (2) certain noncumulative perpetual preferred stock and related surplus; and (3) minority interests in the equity capital accounts of consolidated subsidiaries, and excludes goodwill and intangible assets. The remainder, supplementary (Tier 2) capital, may consist of (1) allowance for loan and lease losses, up to a maximum of 1.25% of risk weighted assets; (2) certain perpetual preferred stock and related surplus; (3) hybrid capital instruments; (4) perpetual debt; (5) mandatory convertible debt securities; (6) term subordinated debt; (7) intermediate term preferred stock; and (8) certain unrealized holding gains on equity securities. “Total risk based capital” is determined by combining core capital and supplementary capital.

Under the Federal Reserve’s regulatory capital guidelines, FVNB must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of June 30, 2013, FVNB had a ratio of Tier 1 capital to adjusted total assets of 8.80%, a ratio of Tier 1 capital to risk-weighted assets of 12.54%, and a ratio of total risk based capital to risk-weighted assets of 13.80%. As of that date, FVNB could have paid a dividend of $95.5 million and still met these minimum capital requirements.

Further, consistent with its policy that bank holding companies should serve as a source of financial strength for their subsidiary banks, the Federal Reserve has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of dividends to shareholders unless its net income available has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition.

FVNB does not engage in separate business activities of a material nature. As a result, FVNB’s ability to pay dividends depends upon the dividends received from First Victoria. As a national banking association, First Victoria’s ability to pay dividends is restricted by certain laws and regulations. Under 12 U.S.C. § 56, a national bank cannot pay dividends on its stock from its capital stock and surplus accounts. All dividends on its stock must be paid out of net profits after making deductions for expenses, including losses and provisions for loan losses. As of June 30, 2013, First Victoria had retained earnings of $124.8 million. The payment of dividends out of net profits is further restricted by 12 U.S.C. § 60(a), which limits a national bank when declaring dividends on its shares of stock until its capital surplus equals the amount of capital stock or if the surplus fund does not equal the amount of capital stock, by requiring a portion of the bank’s net income to be transferred to the surplus account each time dividends are declared. For this purpose, “net profits” means the remainder of all earnings from current operations plus actual recoveries on loans and investments and other assets after deducting from the total thereof all current operating expenses, actual losses and all federal and state taxes. In addition, 12 U.S.C. § 60(b) places a recent earnings limitation on the payment of dividends by a national bank by requiring prior approval by the Office of the Comptroller of the Currency, or “OCC”, of a dividend if the total of all dividends declared by a national bank in any year exceeds the total of its net income of that year combined with retained net income of the two preceding years, less any required transfer to surplus. The OCC further restricts the ability of national banks to pay any dividends by preventing national banks from including provisions for loan losses in “net profits” and thus reducing the funds available for payment of dividends.

In addition to restrictions imposed by the National Bank Act on First Victoria’s ability to pay dividends, under the Federal Deposit Insurance Corporation Improvement Act, First Victoria may not pay any dividend if the payment of the dividend would cause First Victoria to become undercapitalized or if First Victoria is “undercapitalized.” The OCC may further restrict the payment of dividends by requiring that First Victoria maintain a higher level of capital than would otherwise be required to be “adequately capitalized” for regulatory purposes. Moreover, if, in the opinion of the OCC, First Victoria is engaged in an unsound practice (which could include the payment of dividends), the OCC may require, generally after notice and hearing, that First Victoria cease such practice. The OCC has indicated that paying dividends that deplete a depository institution’s capital base to an inadequate level would be an unsafe banking practice. Moreover, the OCC has also issued policy statements providing that insured depository institutions generally should pay dividends only out of current operating earnings. Under regulatory capital guidelines, First Victoria must maintain a Tier 1 capital to adjusted total assets ratio of at least 4.0%, a Tier 1 capital to risk weighted assets ratio of at least 4.0%, and a total risk based capital to risk weighted assets ratio of at least 8.0%. As of June 30, 2013, First Victoria had a ratio of Tier 1 capital to adjusted total assets of 8.70%, a ratio of Tier 1 capital to risk-weighted assets of 12.40%, and a ratio of total risk based capital to risk-weighted assets of 13.66%. As of that date, First Victoria could have paid a dividend of $93.1 million and still met these minimum capital requirements.

DESCRIPTION OF PROSPERITY CAPITAL STOCK

General

Prosperity has authorized two classes of stock: (a) 200,000,000 authorized shares of Prosperity common stock, par value $1.00 per share, 60,343,210 shares of which were outstanding as of August 1, 2013; and (b) 20,000,000 authorized shares of preferred stock, par value $1.00 per share, none of which have been issued. The following summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Prosperity.

Prosperity Common Stock

The holders of Prosperity common stock are entitled to one vote for each share of Prosperity common stock owned. Except as expressly provided by law and except for any voting rights that may be conferred on any shares of preferred stock issued by the Prosperity board, all voting power is in Prosperity common stock. Holders of Prosperity common stock may not cumulate their votes for the election of directors. Holders of Prosperity common stock do not have preemptive rights to acquire any additional, unissued or treasury shares of Prosperity, or securities of Prosperity convertible into or carrying a right to subscribe to or acquire shares of Prosperity.

Holders of Prosperity common stock will be entitled to receive dividends out of funds legally available therefor, if and when properly declared by the Prosperity board. However, the Prosperity board may not declare or pay cash dividends on Prosperity common stock, and no Prosperity common stock may be purchased by Prosperity, unless full dividends on outstanding preferred stock for all past dividend periods and for the current dividend period, if any, have been declared and paid.

On liquidation of Prosperity, the holders of Prosperity common stock are entitled to share pro rata in any distribution of the assets of Prosperity, after the holders of shares of preferred stock have received the liquidation preference of their shares plus any cumulated but unpaid dividends, whether or not earned or declared, if any, and after all other indebtedness of Prosperity has been retired.

Prosperity Preferred Stock

The Prosperity preferred stock is available for issuance from time to time for various purposes as determined by the Prosperity board, including making future acquisitions, raising additional equity capital and financing. Subject to certain limits set by the Prosperity articles, the preferred stock may be issued on such terms and conditions, and at such times and in such situations, as the Prosperity board in its sole discretion determines to be appropriate, without any further approval or action by the shareholders, unless otherwise required by laws, rules, regulations or agreements applicable to Prosperity.

Moreover, except as otherwise limited by the Prosperity articles or applicable laws, rules or regulations, the Prosperity board has the sole authority to determine the relative rights and preferences of the preferred stock and any series thereof without shareholder approval. The Prosperity articles require all shares of preferred stock to be identical, except as to the following characteristics, which may vary between different series of preferred stock:

•	dividend rate, preference of dividend with respect to any other class or series of stock, and cumulativity, non-cumulativity or partial cumulativity of dividends;

•	redemption price and terms, including, to the extent permitted by law, the manner in which shares are to be chosen for redemption if less than all the shares of a series are to be redeemed;

•	sinking fund provisions, if any, for the redemption or purchase of shares;

•	the amount payable upon shares in the event of voluntary or involuntary liquidation;

•	the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

•	voting rights.

The Prosperity board does not intend to seek shareholder approval prior to any issuance of preferred stock or any series thereof, unless otherwise required by law or the rules of any applicable securities exchange. Under Texas law, shareholder approval prior to the issuance of shares of Prosperity common stock is required in connection with certain mergers. Frequently, opportunities arise that require prompt action, such as the possible acquisition of a property or business or the private sale of securities, and it is the belief of the Prosperity board that the delay necessary for shareholder approval of a specific issuance could be to the detriment of Prosperity and its shareholders.

The preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with Prosperity’s management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of Prosperity’s securities or the removal of incumbent management.

The effects of the issuance of the preferred stock on the holders of Prosperity common stock could include:

•	reduction of the amount otherwise available for payments of dividends on Prosperity common stock if dividends are payable on the series of preferred stock;

•	restrictions on dividends on Prosperity common stock if dividends on the series of preferred stock are in arrears;

•	dilution of the voting power of Prosperity common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•	dilution of the equity interest of holders of Prosperity common stock if the series of preferred stock is convertible, and is converted, into Prosperity common stock; and

•

restrictions on the rights of holders of Prosperity common stock to share in Prosperity’s assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of Prosperity’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Prosperity common stock to be issued by Prosperity in connection with the merger will be passed upon by Bracewell & Giuliani LLP, Houston, Texas. Certain legal matters with respect to the merger will be passed upon for FVNB by Hunton  & Williams LLP, Dallas, Texas.

OTHER MATTERS

Under Texas law, no other matters may be brought before the meeting (other than procedural matters relating to the conduct of the meeting). If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

WHERE YOU CAN FIND MORE INFORMATION

Prosperity files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information about issuers, like Prosperity, who file electronically with the SEC. The address of that site is http://www.sec.gov.

The SEC allows Prosperity to “incorporate by reference,” information in this proxy statement/prospectus. This means that Prosperity can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Prosperity incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Prosperity files with the SEC will automatically update and supersede the information Prosperity included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Prosperity has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules.

Prosperity SEC Filings (File Numbers: 001-35388 and 000-25051)

•	Annual Report on Form 10-K for the year ended December 31, 2012;

•	Proxy Statement for Annual Meeting filed on March 15, 2013;

•	Quarterly Report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	Current Reports on Form 8-K filed on January 3, January 31, March 7, April 18 and July 1, 2013; and

•

The description of Prosperity’s common stock, par value $1.00 per share, contained in Prosperity’s Registration Statements on Form 8-A dated November 10, 1998 and December 22, 2011, including any amendment or report filed with the SEC for the purpose of updating such description.

Prosperity also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Prosperity without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Prosperity at the following address:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Attention: Charlotte M. Rasche

Executive Vice President and General Counsel

Telephone: (713) 693-9300

To obtain timely delivery, you must make a written or oral request for a copy of such information by October 8, 2013.

Prosperity has filed a registration statement on Form S-4 under the Securities Act of 1933 with the SEC with respect to the Prosperity common stock to be issued to shareholders of FVNB in the merger. This proxy statement/prospectus constitutes the prospectus of Prosperity filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

You should rely only on the information contained in this proxy statement/prospectus. Neither Prosperity nor FVNB has authorized anyone to provide you with different information. Therefore, if anyone gives you different or additional information, you should not rely on it. The information contained in this proxy statement/prospectus is correct as of its date. It may not continue to be correct after this date. FVNB has supplied all of the information about FVNB and First Victoria contained in this proxy statement/prospectus and Prosperity has supplied all of the information contained in this proxy statement/prospectus about Prosperity and its subsidiaries. Each of us is relying on the correctness of the information supplied by the other.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

Appendix A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

by and between

PROSPERITY BANCSHARES, INC.

and

FVNB CORP.

Dated as of June 30, 2013

i

(continued)

(continued)

EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Director Non-competition Agreement
Exhibit C	Form of Release by Officers and Directors

SCHEDULES

Schedule 3.1	Subsidiaries
Schedule 3.2(d)	Options and Other Rights
Schedule 3.2(f)	Dividends
Schedule 3.4	Investment Securities
Schedule 3.7(a)	Certain Loans
Schedule 3.7(b)	Watch List
Schedule 3.10(a)	Real Property
Schedule 3.11	Personal Property
Schedule 3.13	Litigation
Schedule 3.14(d)	Income Tax Returns
Schedule 3.14(f)	Tax Sharing Agreements
Schedule 3.15	Contracts and Commitments
Schedule 3.16	Insurance
Schedule 3.17	Third Party Consents
Schedule 3.18	Regulatory Filings
Schedule 3.22(a)	Compensation and Benefit Plans
Schedule 3.22(b)	Post-Retirement or Post-Employment Benefits
Schedule 3.22(c)	Multiple Employer Plans
Schedule 3.22(e)	Post-Retirement Health or Life Benefits
Schedule 3.23	Deferred Compensation and Salary Continuation Arrangements
Schedule 3.24	Brokers, Finders and Financial Advisors
Schedule 3.26	Derivative Contracts
Schedule 3.27	Brokered Deposits
Schedule 3.29	Intellectual Property Rights
Schedule 3.30	Shareholders’ List
Schedule 5.2(b)(ii)	Loan Commitments
Schedule 5.2(b)(iii)	Issuances of Company Shares
Schedule 5.2(b)(vii)	Compensation Matters
Schedule 5.2(b)(xix)	Capital Expenditures
Schedule 5.6(b)	Persons to Sign Employment and/or Non-Competition Agreements
Schedule 6.8	Assumption of Certain Agreements
Schedule 10.5	Termination of Employment and Change in Control Agreements

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of June 30, 2013 is by and between Prosperity Bancshares, Inc. (“Prosperity”), a Texas corporation and financial holding company pursuant to the Gramm-Leach Bliley Act (“GLB Act”) and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and FVNB Corp. (the “Company”), a Texas corporation and bank holding company registered under the BHC Act.

RECITALS

WHEREAS, the Company desires to affiliate with Prosperity, and Prosperity desires to affiliate with the Company in the manner provided in this Agreement; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company believe that the acquisition of the Company by Prosperity in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, for federal income tax purposes, it is intended that the Merger (as defined below) qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, and that this Agreement is intended to be and hereby is adopted as a plan of reorganization within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder; and

WHEREAS, the respective Boards of Directors of Prosperity and the Company have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into this Agreement, each member of the Board of Directors of the Company (the “Company Board”), each member of the Board of Directors of the Bank (as defined below) and certain officers of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he or she agrees to vote the issued and outstanding common shares, par value $0.01 per share, of the Company (“Company Shares”) beneficially owned by such person, as set forth in that agreement, in favor of this Agreement and the transactions contemplated hereby.

INTRODUCTION

A. This Agreement provides for the merger of the Company with and into Prosperity with Prosperity as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding Company Shares shall be exchanged for such consideration as set forth in this Agreement.

B. It is contemplated that following the Merger, and pursuant to a separate agreement, Prosperity Bank, a Texas banking association and wholly-owned subsidiary of Prosperity (“Prosperity Bank”), and First Victoria National Bank (the “Bank”), a national banking association and wholly-owned subsidiary of the Company, shall be combined through merger, purchase and assumption or otherwise, with Prosperity Bank as the surviving entity (the “Bank Merger”).

AGREEMENT

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

ARTICLE I.

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), the Company shall be merged with and into Prosperity (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Chapter 10 and Chapter 21, Subchapter J, of the Texas Business Organizations Code (“TBOC”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of Prosperity as in effect at the Effective Time. Until altered, amended or repealed as provided therein and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of Prosperity as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of Prosperity as of the Effective Time. The established offices and facilities of the Company immediately before the Merger shall become established offices and facilities of Continuing Corporation. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of the Company and Prosperity and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately before the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to the Company and Prosperity, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of Prosperity (the “Prosperity Board”) at the Effective Time shall be the Board of Directors of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with the law or the Articles of Incorporation or Bylaws of Continuing Corporation, the senior officers of Prosperity immediately before the Effective Time shall be the senior officers of Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of the Company and Prosperity shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of the Company and Prosperity. All rights, franchises and interests of the Company and Prosperity, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Section 10.008 of the TBOC.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of the Company and Prosperity. All debts, liabilities, obligations and contracts of the Company and of Prosperity, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of the Company or Prosperity, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Prosperity shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Approvals and Notices. This Agreement shall be submitted to the shareholders of the Company in accordance with the terms of this Agreement, the applicable provisions of law and the Certificate of Formation and Bylaws of the Company. In accordance with other Sections of this Agreement, the Company and Prosperity shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary filings, requests for waivers and certificates with the Securities and Exchange Commission (“SEC”), Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Federal Deposit Insurance Corporation (“FDIC”), the Texas Department of Banking (“TDB”) and the Office of the Comptroller of the Currency (“OCC”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 1.8 Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Prosperity may elect, subject to the filing of all necessary applications and the receipt of all required regulatory approvals, to modify the structure of the transactions contemplated hereby so long as (i) there are no adverse federal income tax consequences to the shareholders of the Company as a result of such modification, (ii) the consideration to be paid to holders of Company Shares under this Agreement is not thereby changed in kind or reduced in amount because of such modification and (iii) such modification will not be likely to materially delay or jeopardize receipt of any required regulatory approvals. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

ARTICLE II.

CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) Unless otherwise adjusted pursuant to Section 2.2 or 2.3, each Company Share issued and outstanding immediately before the Effective Time, but excluding any Dissenting Shares (as defined in Section 2.5 hereof), shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into and represent the right to receive (i) a number of common shares, $1.00 par value, of Prosperity (“Prosperity Common Shares”) equal to the quotient, rounded to the nearest hundred thousandth (the “Exchange Ratio”), obtained by dividing 5,570,818 (the “Stock Consideration”) by the number of Company Shares outstanding immediately before the Effective Time (“Company Closing Shares”), plus cash in lieu of any fractional Prosperity Common Share, and (ii) an amount of cash equal to $91,250,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Cash Consideration”). At the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by the Bank (other than (i) Company Shares held, directly or indirectly, in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) Company Shares held in respect of a debt previously contracted) shall be cancelled without any conversion and no payment or distribution shall be made with respect thereto.

(c) Notwithstanding anything in this Agreement to the contrary, Prosperity will not issue any certificates or scrip representing fractional Prosperity Common Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, Prosperity shall pay to each former holder of Company Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of a Prosperity Common Share which such holder would otherwise be entitled to receive pursuant to this Section 2.1. “Average Closing Price” of Prosperity Common Shares shall be the average of the closing price per Prosperity Common Share on The New York Stock Exchange (“NYSE”) for the five (5) consecutive trading days ending on and including the fifth trading day preceding the Closing Date.

Section 2.2 Adjustments to Exchange Ratio. The aggregate number of Prosperity Common Shares to be exchanged for each Company Share shall be adjusted appropriately to reflect any change in the number of Prosperity Common Shares by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Prosperity Common Shares, received or to be received by holders of Prosperity Common Shares, when the record date or payment occurs before the Effective Time.

Section 2.3 Adjustment to Merger Consideration for Equity Capital.

(a) If the Equity Capital (as defined below) on the Closing Date is less than $143,621,000, the Cash Consideration will be reduced by an amount equal to the difference between $143,621,000 and the Equity Capital on the Closing Date.

(b) For purposes of this Agreement, “Equity Capital” is the sum of the common stock, capital surplus and retained earnings of the Company, excluding unrealized securities gains or losses, on a consolidated basis, as determined pursuant to generally accepted accounting principles (“GAAP”). For purposes of calculating Equity Capital, the Company will include deductions for (i) the after-tax amount of any fees and commissions payable to any broker, finder, financial advisor or investment banking firm in connection with this Agreement and the transactions contemplated hereby, (ii) the after-tax amount of any legal and accounting fees incurred in connection with the Merger, this Agreement and the transactions contemplated hereby, (iii) the after-tax premium or additional cost incurred to provide for the continuation of certain of the Company’s insurance policies pursuant to Section 5.9, (iv) the estimated after-tax amount of any penalty or liquidated damages associated with the termination of the Company’s contracts with any provider of electronic banking and data processing services, assuming for computational purposes only that those contracts are terminated on December 31, 2013, (v) the after-tax amount of any payments to be made by the Company or the Bank pursuant to any existing employment, change in control or other similar agreements or severance, retention or bonus arrangements between the Company or the Bank and any other person, including but not limited to those described in Section 10.5, (vi) the accrual through the Closing Date in accordance with GAAP, and confirmed by a third-party consultant of Prosperity, of any future benefit payments due under any salary continuation, deferred compensation or other similar agreements, (vii) any amount required to be added to the Company’s allowance for loan losses pursuant to Section 5.10, (viii) the after-tax amount of any cost to withdraw from, and extinguish all liability with respect to, the Pentegra Financial Institutions Retirement Fund (the “Retirement Plan”) by purchasing annuities for all plan participants who are employees or former employees of the Bank or the survivors and beneficiaries of such employees and to pay all related expenses and fees in connection with such withdrawal, (ix) the after-tax amount of any fees, costs and expenses and the estimated after-tax amount of any accruals required pursuant to Section 10.11, related to outstanding litigation set forth in Schedule 3.13 and (x) such other amounts as are agreed upon by the Company and Prosperity. Notwithstanding the foregoing, Equity Capital will not be adjusted for any adjustment required by Prosperity pursuant to Section 5.8.

Section 2.4 Treatment of Company Awards. Pursuant to the terms of the 1998 FVNB Corp. Stock Incentive Plan and the 2008 FVNB Corp. Stock Incentive Plan and each underlying award agreement, each option to acquire Company Shares (“Company Options”) and each stock appreciation right issued with respect to the Company Shares (“Company SARs” and together with the Company Options, “Company Awards”) that are not otherwise immediately exercisable will become fully exercisable upon the approval of this Agreement by the Company’s shareholders at the Meeting (as defined in Section 5.1). The Company Board shall set a date (which date will be at least two (2) business days before the Effective Time) (the “Specified Date”) before which all Company Awards may be exercised by the holder thereof in accordance with its terms. The Company may provide financing to each holder of Company Awards for the exercise price, bearing interest at a rate of 3% per annum, if (a) the Company takes a lien against the Company Shares acquired through exercise of the Company Awards, (b) the financing documents provide that the borrower must use the Per Share Cash Consideration received from the Company Shares acquired through exercise of the Company Awards to reduce the amount of funds borrowed from the Company and (c) after that reduction, the borrower must refinance any remaining indebtedness with a lender other than the Company within 30 days after the Effective Time. After the Specified

Date and prior to the Effective Time, all unexercised Company Awards will terminate and the Company will pay to the holder of each such Company Award the amount needed to cash out the Company Award pursuant to the terms of the 1998 FVNB Corp. Stock Incentive Plan or the 2008 FVNB Corp. Stock Incentive Plan, as applicable.

Section 2.5 Dissenting Shares. Each share of Company Shares issued and outstanding immediately before the Effective Time, the holder of which has voted against the approval of the Merger and who has properly perfected his dissenter’s rights of appraisal by following the exact procedure required by Chapter 10, Subchapter H of the TBOC is referred to herein as a “Dissenting Share.” Each Dissenting Share shall not be converted into or represent the right to receive the Merger Consideration pursuant to this Article II and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the TBOC. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBOC; provided, such holder complies with the procedures contemplated by and set forth in the applicable provisions of the TBOC. If any holder of any Dissenting Shares shall effectively withdraw or lose his dissenter’s rights under the applicable provisions of the TBOC, each such Dissenting Share shall be deemed to have been converted into and to have become exchangeable for, the right to receive the Merger Consideration without any interest thereon in accordance with the provisions of this Article II.

Section 2.6 Exchange of Shares.

(a) Prosperity shall deposit or cause to be deposited in trust with Computershare Investor Services, Inc., Denver, Colorado (the “Exchange Agent”) (i) certificates representing Prosperity Common Shares and (ii) cash in an aggregate amount sufficient to make the appropriate payments (A) of the Cash Consideration, as may be adjusted pursuant to Section 2.3, (B) to holders of Dissenting Shares pursuant to Section 2.5. if any, and (C) holders of a fraction of a share of Prosperity Common Shares pursuant to Section 2.1(c) (such certificates and cash being referred to as the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

(b) As soon as practicable after the Effective Time, with the intent to be within ten (10) business days after the Effective Time, the Exchange Agent shall mail to each record holder of an outstanding certificate or certificates which as of the Effective Date represented Company Shares (the “Certificates”) as of that date a letter of transmittal that will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration into which the Company Shares represented by such Certificate(s) will have been converted pursuant to this Agreement (collectively, the “Transmittal Materials”). The form and substance of the Transmittal Materials are to be acceptable to Prosperity and the Company before they are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with the Transmittal Materials duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of Prosperity Common Shares provided in Section 2.1, as may be adjusted pursuant to Sections 2.2 and 2.3, and such Certificate shall forthwith be cancelled. Prosperity shall provide the Exchange Agent with certificates for Prosperity Common Shares, as requested by the Exchange Agent, for the number of shares provided in Section 2.1, as may be adjusted. No interest will be paid or accrued with respect to the Prosperity Common Shares or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.6, after the Effective Time, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(c) Promptly after receipt of such Transmittal Materials, Prosperity will cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time or within 5 days after surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, Prosperity will cause the Exchange Agent to pay to the former shareholder of the Company (“Shareholder”) the Per Share Cash Consideration multiplied by the number of Company Shares represented by such Certificate and issue certificates for Prosperity Common Shares equal to the Exchange Ratio multiplied by the number of Company Shares represented by such Certificate.

(d) No dividends or other distributions declared after the Effective Time with respect to Prosperity Common Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate and duly executed Transmittal Materials to the Exchange Agent in accordance with this Section 2.6. After the surrender of a Certificate and duly executed Transmittal Materials in accordance with this Section 2.6, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the Prosperity Common Shares represented by such Certificate.

(e) After the Effective Time, the share transfer ledger of the Company shall be closed and there shall be no transfers on the share transfer books of the Company for the Company Shares which were outstanding immediately before the Effective Time. If, after the Effective Time, Certificates are presented to Prosperity, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.6.

(f) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of the Company for six months after the Exchange Agent mails the Transmittal Materials pursuant to this Section 2.6 shall be returned to Prosperity upon demand, and any shareholders of the Company who have not theretofore complied with the exchange procedures in this Article II shall look to Prosperity only, and not the Exchange Agent, for the payment of any Merger Consideration in respect of such shares.

(g) If any certificate representing Prosperity Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to Prosperity) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing Prosperity Common Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

(h) None of Prosperity, the Company, the Exchange Agent or any other person shall be liable to any former holder of Company Shares for any Prosperity Common Shares (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(i) If any Certificate is lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Prosperity or the Exchange Agent, the posting by such person of a bond in such amount (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as Prosperity or the Exchange Agent may direct as indemnity against any claim that may be made against Prosperity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Prosperity as set forth below. On or before the date hereof, the Company has delivered to Prosperity disclosure schedules (“Disclosure Schedules”) referred to in this Article III.

The Company agrees that two (2) business days before the Closing it shall provide Prosperity with supplemental Disclosure Schedules reflecting any changes in the information contained in the Disclosure Schedules which have occurred in the period from the date of delivery of such Disclosure Schedules to two (2) business days before the date of Closing.

Section 3.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a bank holding company duly registered under the BHC Act, subject to all laws, rules and regulations applicable to bank holding companies. The Company owns all of the outstanding capital stock of the Bank free and clear of any lien, charge, claim or other encumbrance. The Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America. Each Subsidiary (other than the Bank) is duly organized, validly existing and in good standing under the laws of the state of its formation.

(b) The Company and each Subsidiary has full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate its properties and to engage in the business and activities now conducted by it. To the Knowledge (as defined in Section 13.1(b)) of the Company, no suspension or cancellation of any such necessary license, registration, qualification, franchise, permit or authorization is threatened.

(c) The Bank is duly authorized to conduct general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the OCC.

(d) True and complete copies of the Certificate of Formation, Articles of Incorporation or Association and Bylaws or other constituent documents of the Company and each Subsidiary (as defined in Section 13.1(d)), each as amended to date (collectively, the “Company Constituent Documents”), have been delivered or made available to Prosperity.

(e) Other than as set forth in Schedule 3.1, neither the Company nor any of its Subsidiaries (i) has any Subsidiaries or Affiliates (as defined in Section 13.1(a)), (ii) is a general partner or material owner in any joint venture, general partnership, limited partnership, trust or other non-corporate entity or (iii) Knows of any arrangement pursuant to which the stock of any corporation is or has been held in trust (whether express, constructive, resulting or otherwise) for the benefit of all shareholders of the Company.

(f) The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments due and owing as of the date hereof required in connection therewith have been paid by the Bank.

Section 3.2 Capitalization.

(a) The authorized capital of the Company consists of 20,000,000 common shares, $0.01 par value, of which 2,060,348 shares are issued and outstanding as of the date of this Agreement, and 10,000,000 preferred shares, $0.01 par value (the “Preferred Shares”), of which 18,000 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series A and are outstanding and issued (the “SBLF Preferred Shares”), as of the date of this Agreement, to the U.S. Department of the Treasury as a result of the Company’s participation in the Small Business Lending Fund Program (the “SBLF Program”). All of the outstanding Company Shares and Preferred Shares are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws.

(b) The authorized capital stock of the Bank consists of 2,372,793 shares of common stock, $2.50 par value, all of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of Citizens Insurance Agency of Texas, Inc. consists of 5,000,000 common shares, $1.00 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement, and 1,000,000 preferred shares, $1.00 par value, none of which are issued and outstanding as of the date of this Agreement. The authorized capital stock of First Victoria Leasing, Inc. consists of 10,000 common shares, $0.01 par value, of which 1,000 shares are issued and outstanding as of the date of this Agreement. FVNB Capital Trust II has 557 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share. FVNB Capital Trust III has 619 common securities issued and outstanding as of the date of this Agreement, with a liquidation value of $1,000 per share.

(c) The Company owns, either directly or indirectly, all of the issued and outstanding capital stock of its Subsidiaries. The outstanding capital stock of the Company’s Subsidiaries is (i) duly authorized, validly issued, fully paid and nonassessable, and (ii) free and clear of any liens, claims, security interests and encumbrances of any kind. There are no irrevocable proxies with respect to shares of the Subsidiaries and there are no outstanding or authorized subscriptions, options, warrants, calls, rights or other agreements or commitments of any kind restricting the transfer of, requiring the issuance or sale of or otherwise relating to any such shares of capital stock of the Subsidiaries to any person.

(d) Except as set forth in Schedule 3.2(d), there are no existing options, stock appreciation rights, warrants, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Shares. If all of the outstanding Company Options and Company SARs listed in Schedule 3.2(d) are exercised by the holders thereof, and assuming a price of $167.95 per share for the Company Shares, the Company would be obligated to issue no more than 112,888 Company Shares. As of one (1) business day before the Effective Time, there will be no options, warrants, stock appreciation rights, calls, convertible securities or commitments of any kind obligating the Company to issue any authorized and unissued Company Shares.

(e) The Company does not have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. Other than the Voting Agreement attached hereto as Exhibit A, to the Knowledge of the Company, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting the Company Shares.

(f) Except as set forth in Schedule 3.2(f), and consistent with past practice, the Company has not paid any dividends on the Company Shares after March 31, 2013.

Section 3.3 Approvals; Authority.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and any related documents, including documents to effect the Bank Merger, and each of the Company and the Bank has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Company Board. The Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its shareholders, and has directed that the Agreement be submitted to the Company’s shareholders for approval and adoption. Except for the approval of the shareholders of the Company, no further actions or corporate proceedings on the part of the Company are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a duly authorized, valid, legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 3.4 Investments. The Company has furnished to Prosperity a complete list, as of March 31, 2013, of all securities, including municipal bonds, owned by the Company (the “Securities Portfolio”). Except as set forth in Schedule 3.4, all such securities are owned by the Company (a) of record, except those held in bearer form, and (b) beneficially, free and clear of all mortgages, liens, pledges and encumbrances. Schedule 3.4 also discloses any entities in which the ownership interest of the Company equals 5% or more of the issued and outstanding voting securities of the issuer thereof. There are no voting trusts or other agreements or understandings with respect to the voting of any of the securities in the Securities Portfolio.

Section 3.5 Financial Statements.

(a) The Company has furnished or made available to Prosperity true, correct and complete copies of its audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010, accompanied by the report thereon of the Company’s independent auditors (the “Annual Financial Statements”). The Company has also furnished to Prosperity a true, correct and complete copy of the Consolidated Reports of Condition and Income (“Call Reports”) filed by the Bank as of and for each period during the three years ended December 31, 2012 and the period ended March 31, 2013. The Annual Financial Statements and Call Reports are collectively referred to in this Agreement as the “Company Financial Statements.”

(b) The Annual Financial Statements fairly present in all material respects the financial position of the Company and results of operations at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis. The Call Reports fairly present in all material respects the financial position of the Bank and the results of its operations at the dates and for the periods indicated in compliance with the rules and regulations of applicable federal and state banking authorities.

(c) As of the dates of the Company Financial Statements and as of the date of this Agreement, neither the Company nor the Bank had any material liabilities, fixed or contingent, except as fully set forth or provided for in such Company Financial Statements or otherwise disclosed in this Agreement.

Section 3.6 Loan Portfolio and Reserve for Loan Losses.

(a) All evidences of indebtedness and leases of the Bank (each, a “Loan” and collectively, the “Loans”), including any renewals and extensions of any Loan, were solicited, originated and currently exist in compliance in all material respects with all applicable requirements of federal and state law and regulations promulgated thereunder. The Loans are adequately documented, and each note evidencing a Loan or credit agreement or security instrument related to a Loan constitutes a valid and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except as the enforceability thereof may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights, and all actions necessary to protect any related security interest have been duly taken. The Bank has not entered into any oral modifications or amendments or additional agreements related to the Loans that are not reflected in its records. To the Company’s Knowledge, there is no valid claim or defense to the enforcement of any Loan and none has been asserted, and the Bank is not aware of any acts or omissions that would give rise to any claim or right of rescission, set off, counterclaim or defense.

(b) The credit files of the Bank contain all material information (excluding general, local or national industry, economic or similar conditions) Known to the Company that is reasonably required to evaluate in accordance with generally prevailing practices in the banking industry the collectibility of the loan portfolio of the Bank (including loans that will be outstanding if it advances funds it is obligated to advance).

(c) The allowance for loan losses shown on the Company Financial Statements as of March 31, 2013 was, and the allowance for loan losses to be shown on any financial statements of the Company or the Bank or Call Reports of the Bank as of any date subsequent to the execution of this Agreement will be, calculated in accordance with GAAP in all material respects as applied to banking institutions and all applicable rules and regulations, and in the reasonable opinion of the Company, adequate in all respects to provide for all possible losses, net of recoveries relating to loans previously charged off, on Loans outstanding (including accrued interest receivable) of the Bank and other extensions of credit (including letters of credit or commitments to make loans or extend credit); provided, however, that no representation or warranty is made as to the sufficiency of collateral securing or the collectibility of such loans.

Section 3.7 Certain Loans and Related Matters.

(a) Except as set forth in Schedule 3.7(a), the Company is not a party to any written or oral: (i) loan agreement, note or borrowing arrangement, other than credit card loans and other loans the unpaid balance of which does not exceed $10,000 per loan, under the terms of which the obligor is 60 days delinquent in payment of principal or interest or in default of any other material provisions as of the date hereof; (ii) loan agreement, note or borrowing arrangement which has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned,” “other assets especially mentioned” or any comparable classifications by such persons; (iii) loan agreement, note or borrowing arrangement, including any loan guaranty, with any director or executive officer of the Company, or any 10% or more shareholder of the Company, or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing; or (iv) loan agreement, note or borrowing arrangement in violation of any law, regulation or rule applicable to the Company including, but not limited to, those promulgated, interpreted or enforced by any regulatory agency with supervisory jurisdiction over the Company and which violation is reasonably likely to have a Material Adverse Effect (as defined in Section 13.1(c)) on the Company.

(b) Schedule 3.7(b) contains the “watch list of loans” of the Bank (“Watch List”) as of March 31, 2013. To the Company’s Knowledge, there is no other loan agreement, note or borrowing arrangement which should be included on the Watch List in accordance with the Company’s ordinary course of business and consistent with safe and sound banking principles.

Section 3.8 Trust Business.

(a) Each of the Company and its Subsidiaries, as applicable, (i) has been duly appointed to all fiduciary or representative capacities it holds with respect to the trusts, executorships, administrations, guardianships, conservatorships, and other fiduciary representative capacities administered or otherwise held by it and under all indenture, pooling and servicing, private label, paying agency, collateral or disbursing agency, securities (whether bond, note, debenture or other) registrar, transfer agency, document custody and all other fiduciary and agency contracts under which the Company or any of its Subsidiaries has been so appointed (the underlying documents establishing each such relationship are collectively referred to herein as the “Trust Agreements”) and all such appointments are currently in effect and (ii) has obtained all governmental authorizations necessary for the conduct of such trust business. Each of the Company and its Subsidiaries, as applicable, has properly administered all client accounts for which it acts as an agent or fiduciary, including, without limitation, accounts for which it serves as a trustee, custodian, personal representative, guardian, conservator, or investment advisor, in accordance with the terms of the governing documents and applicable legal requirements.

(b) All of the Trust Agreements will remain in full force and effect after the consummation of the transactions contemplated by this Agreement. Neither the Company and its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers or employees has committed any breach of the Trust Agreements.

(c) To the Company’s Knowledge, each of the Company and its Subsidiaries has performed all obligations required to be performed by it under the Trust Agreements and is not in default thereunder. Each of the Company and its Subsidiaries has to the extent required by applicable law or by the applicable Trust Agreement, taken all action to maintain, for the benefit of the holders or other beneficiaries or obligees under the applicable Trust Agreement, all interests in collateral granted or pledged to secure obligations thereunder. The fiduciary books and records of the Company and its Subsidiaries related to the trust activities (i) have been fully, properly and accurately maintained in all material respects, (ii) have been maintained in accordance with applicable fiduciary accounting practices and with no material inaccuracies or discrepancies of any kind contained or reflected therein, and (iii) fairly present the substance of trust events and transactions included therein.

(d) Each of the Company and its Subsidiaries has (i) fulfilled all of its respective escheat obligations; and (ii) not waived, amended or modified any provision of any Trust Agreement except in accordance with the provisions of such Trust Agreement and as shown in the records maintained by the Company and its Subsidiaries.

Section 3.9 Small Business Lending Fund. The Company is current on all dividends payable on the SBLF Preferred Shares.

Section 3.10 Real Property Owned or Leased.

(a) Schedule 3.10(a) contains a true, correct and complete list of all real property owned or leased by the Company or any Subsidiary, including non-residential other real estate (the “Company Real Property”). True and complete copies of all deeds and leases for, or other documentation evidencing ownership of or a leasehold interest in, the properties referred to in Schedule 3.10(a), title insurance policies for the owned real property referred to in Schedule 3.10(a), and all mortgages, deeds of trust and security agreements to which such property is subject have been furnished or made available to Prosperity.

(b) No lease or deed with respect to any Company Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Company Real Property pertaining to its current primary business purpose. Each of such leases is a legal, valid and binding obligation of the Company or Subsidiary, as applicable, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by the Company or, to the Company’s Knowledge, the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) None of the buildings and structures located on any Company Real Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Company Real Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on the Company. No condemnation proceeding is pending or, to the Company’s Knowledge, threatened, which could reasonably be expected to preclude or materially impair the use of any Company Real Property in the manner in which it is currently being used.

(d) The Company or one of its Subsidiaries has good and indefeasible title to, or a valid and enforceable leasehold interest in, all Company Real Property, and such interest is free and clear of all liens, including Tax liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) easements, covenants, restrictions and other matters of record which do not, individually or in the aggregate, materially adversely affect the use and enjoyment of the relevant real property.

(e) All buildings and other facilities used in the business of the Company and its Subsidiaries are in adequate condition (ordinary wear and tear excepted) and are free from defects which could reasonably be expected to materially interfere with the current or future use of such facilities consistent with past practices.

Section 3.11 Personal Property. Except as set forth in Schedule 3.11, each of the Company and its Subsidiaries has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “Company Personalty”), free and clear of all liens, charges or other encumbrances and except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant Company Personalty. Subject to ordinary wear and tear, the Company Personalty is in good operating condition and repair and is adequate for the uses to which it is being put.

Section 3.12 Environmental Laws. The representations and warranties in this Section 3.12 are the sole representations and warranties with respect to environmental, health and safety matters, and no other representations and warranties will be deemed to apply to such matters. The Company and its Subsidiaries and any properties or business owned or operated by any of them are in compliance in all material respects with all Environmental Laws (as defined below) and permits thereunder. Neither the Company nor any of its Subsidiaries has received notice of any violation of any Environmental Laws or generated, stored, or disposed of any materials designated as Hazardous Materials (as defined below), and they are not subject to any claim or lien under any Environmental Laws. No (a) Company Real Property, (b) real estate currently owned, operated or leased (including any property acquired by foreclosure or deeded in lieu thereof) by the Company or its Subsidiaries or (c) to the Company’s Knowledge, real property owned, operated or leased by the Company or its Subsidiaries within the 10 years preceding the date of this Agreement, requires any environmental investigation, cleanup or response action to comply with Environmental Laws, or has been the site of any release of any Hazardous Materials. To the Company’s Knowledge, (x) the Company Real Property is free of asbestos, (y) no real property currently or previously owned by it, any Subsidiary or their respective predecessors is, or has been, during the period of its ownership a heavy industrial site or landfill, and (z) there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries and no underground storage tanks have been closed or removed from any properties owned or operated by the Company or any of its Subsidiaries. The Company has made available to Prosperity all environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, reports and other material environmental documents related to the Company Real Property, any real property formerly owned or operated by the Company or its predecessors, and any other real property acquired by foreclosure or deeded in lieu thereof, which are in the possession or reasonable control of the Company.

“Environmental Laws,” as used in this Agreement, means all applicable federal, state or local statute, law, rule, regulation, ordinance or code now in effect and in each case as amended to date and any controlling judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, or judgment, relating to pollution, preservation, remediation or protection of the environment, natural resources, human health or safety, or Hazardous Materials, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended, 49 U.S.C. § 5101, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1201, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; and the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.

“Hazardous Materials,” as used in this Agreement, includes, but is not limited to, (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, provided, notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of the Company or any Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

Section 3.13 Litigation and Other Proceedings. Except as set forth in Schedule 3.13, there are no legal, quasi-judicial, regulatory or administrative proceedings of any kind or nature now pending or, to the Company’s Knowledge, threatened before any court or administrative body in any manner against the Company or any Subsidiary or any of their respective properties or capital stock. The Company will notify Prosperity promptly in writing of any such proceedings threatened or instigated against the Company or any Subsidiary, or any officer or director thereof subsequent to the date of this Agreement. The Company has no Knowledge of any basis on which any litigation or proceeding could be brought which could reasonably be expected to result in a Material Adverse Effect on the Company or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated thereby. Neither the Company nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

Section 3.14 Taxes.

(a) For purposes of this Agreement, the following terms shall have the defined meanings as set forth below:

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504(a).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency, or political subdivision thereof).

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the Company or any Subsidiary is contesting in good faith through appropriate proceedings, if any, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Tax” or “Taxes” means all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, margin, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, employment, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amount of a type described in clause (i) arising by operation of law, Treasury Regulation Section 1.1502-6 (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise; and (iii) any Liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulation” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of the provisions of the Code.

(b) Subject to applicable extension periods, the Company and its Subsidiaries have filed all Tax Returns that each was required to file, including without limitation any Tax Returns of any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member. At the time of filing, all such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company or any Subsidiary and any affiliated, consolidated, combined or unitary group of which either the Company or any Subsidiary is or was a member (whether or not shown on any Tax Return) have been paid except those that the Company or any Subsidiary is contesting in good faith through appropriate proceedings that are accrued on the Company Financial Statements in accordance with GAAP. Neither the Company nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been raised in writing by an authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Bank that arose in connection with any failure (or alleged failure) of the Company or any Subsidiary to pay any Tax.

(c) The Company and its Subsidiaries have collected or withheld and duly paid to the appropriate governmental authority all Taxes required to have been collected or withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(d) There is no action, suit, proceeding, audit, assessment, dispute or claim concerning any Tax Liability of the Company or any Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which the Company has Knowledge based upon contact with any agent of such authority. Schedule 3.14(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or any Subsidiary for any taxable period that is still open under the applicable statute of limitations, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to Prosperity correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company and its Subsidiaries with respect to all taxable periods that are still open under the applicable statute of limitations.

(e) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any of its Subsidiaries has participated in any reportable transaction or a transaction that is substantially similar to a listed transaction as defined under Sections 6011 and 6111 of the Code and Treasury Regulation Section 1.6011-4. If the Company or any of its Subsidiaries has participated in a reportable or listed transaction, such entity has properly disclosed such transaction in accordance with the applicable Treasury Regulations. Except as set forth in Schedule 3.14(f), neither the Company nor any of its Subsidiaries (i) is a party to any Tax allocation or sharing agreement, (ii) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group of which the Company is the common parent) or (iii) has any Liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has been required to disclose on its federal income Tax Returns any position that would reasonably give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

(h) Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, Prosperity will be required to include any item of income in, nor will the Company, any of its Subsidiaries, or, to the Company’s Knowledge, Prosperity be required to exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or before the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or before the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or before the Closing Date; or (v) prepaid amount received on or before the Closing Date.

(i) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock under Section 355 of the Code (i) in the two years before the date of this Agreement or (ii) in a distribution which would reasonably otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(j) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of March 31, 2013, exceed the current liability accruals for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Company Financial Statements and (ii) do not exceed such current liability accruals for Taxes (excluding reserves any for deferred Taxes) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing its Tax Returns.

Section 3.15 Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contracts, change-in-control agreements or severance arrangements (including, without limitation, any collective bargaining contract or union agreement or agreement with an independent consultant);

(ii) bonus, stock option, restricted stock, stock appreciation right or other employee benefit arrangement, other than any deferred compensation arrangement disclosed in Schedule 3.23 or any profit-sharing, pension or retirement plan or welfare plan disclosed in Schedule 3.22;

(iii) except as set forth in Schedule 3.10(a), any material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures with payments aggregating $25,000 or more;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than sixty (60) days after the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than any contract for the purchase of personal property in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of the Company or the Bank imposed by any bank regulatory authority having supervisory jurisdiction over the Company or the Bank;

(viii) note, debenture, agreement, contract or indenture related to the borrowing by the Company or any Subsidiary of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business;

(x) agreement with or extension of credit to any executive officer or director of the Company or the Bank or holder of 10% or more of the issued and outstanding Company Shares, or any affiliate of such person;

(xi) agreement with any executive officer or director of the Company or the Bank or holder of 10% or more of the issued and outstanding Company Shares or any affiliate of such person, relating to bank owned life insurance (“BOLI”);

(xii) contracts, other than the foregoing, with payments aggregating $100,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement;

(xiii) any agreement containing covenants that limit the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency);

(xiv) any data processing services agreement or contract which may not be terminated without payment or penalty upon notice of 30 days or less; or

(xv) any agreement pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity.

(b) Each contract or commitment set forth in Schedule 3.15 is valid and binding on the Company or its Subsidiaries, as the case may be, and to the Company’s Knowledge, the other parties thereto, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. The Company has performed in all material respects all obligations required to be performed by it to date and is not in default under, and no event has occurred which, with the lapse of time or action by a third party is reasonably likely to result in default under, any indenture, mortgage, contract, lease or other agreement to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound and would result in a financial exposure of $25,000 or more, or under any provision of the Company Constituent Documents. A true and complete copy of each contract or commitment set forth in Schedule 3.15 has been delivered or made available to Prosperity.

Section 3.16 Fidelity Bonds and Insurance.

(a) A true, correct and complete list of all fidelity bonds and insurance policies (including any BOLI) owned or held by or on behalf of either the Company or any of its Subsidiaries (other than credit-life policies), including the insurer, policy numbers, amount of coverage, deductions, type of insurance, effective and termination dates and any material pending claims thereunder is set forth in Schedule 3.16.

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, business interruption and other forms of insurance owned or held by the Company or any Subsidiary (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are sufficient for compliance with all requirements of applicable laws and of all agreements to which the Company or such Subsidiary is a party; (iii) are usual and customary as to amount and scope for the business conducted by the Company and its Subsidiaries in respect of amounts, types and risks insured (other than the risk of terrorist attacks); (iv) are valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Effective Time, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated to the Company or any of its Subsidiaries an intention to cancel or not to renew any such policy or bond effective at any time before the Effective Time or generally disclaimed liability thereunder. Neither the Company nor any of its Subsidiaries is in default under any such policy or bond, and all material claims thereunder have been filed. Neither the Company nor any of its Subsidiaries has been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

Section 3.17 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) conflict with or violate any provision of the Company Constituent Documents, (b) assuming all required shareholder and regulatory approvals and consents are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (c) assuming all consents of third parties set forth in Schedule 3.17 are duly obtained, violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause the Company or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, excluding from the foregoing clause (c) such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on the Company.

Section 3.18 Compliance with Laws and Regulatory Filings.

(a) The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any governmental entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and the Bank have neither had nor suspected any material incidents of fraud or defalcation involving the Company, the Bank or any of their respective officers, directors or Affiliates during the last two years. Except as set forth in Schedule 3.18, each of the Company and the Bank has, in all material respects, timely and properly filed and maintained all requisite Currency Transaction Reports and Suspicious Activity Reports and has properly monitored transaction activity (including, but not limited to, wire transfers). The Bank is designated as a large bank for purposes of the Community Reinvestment Act and has a Community Reinvestment Act rating of “satisfactory” or better.

(b) The Company and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the OCC or any other regulatory authority having supervisory jurisdiction over the Company and its Subsidiaries, and such reports, registrations and statements as finally amended or corrected, are true and correct in all material respects. Except for normal examinations conducted by bank regulatory agencies in the ordinary course of business, no regulatory agency has initiated any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company and its Subsidiaries. There is no unresolved violation, criticism or exception by any regulatory agency with respect to any report or statement relating to any examinations of the Bank or the Company.

(c) Except for approvals by regulatory authorities having supervisory jurisdiction over the Company, the approval of the Company’s shareholders, and the consents of the third parties set forth in Schedule 3.17, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of the Company and its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the transactions contemplated hereby.

(d) None of the Company, or its Subsidiaries, or to the Knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.

Section 3.19 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to the Company’s Knowledge, threatened, against the Company or any Subsidiary by or before any regulatory authority having jurisdiction over the Company or any Subsidiary. Neither the Company nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. The Company has no Knowledge of any fact or circumstance relating to it that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, nor does the Company have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger.

Section 3.20 Absence of Certain Changes. Since March 31, 2013, (a) the Company and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (except as otherwise required by this Agreement and excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.21 Employment Relations. The relations of the Company with its employees is satisfactory. The Company has not received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. The Company has complied with all laws relating to the employment of labor with respect to its employees, and any independent contractors it has hired, including any provisions thereof relating to wages, hours, workplace discrimination, collective bargaining and the payment of workman’s compensation insurance and social security and similar taxes, and no person has asserted to the Company that the Company is liable for any arrearages of wages, workman’s compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

Section 3.22 Compensation and Benefit Plans.

(a) Schedule 3.22(a) lists all employee benefit plans, arrangements or agreements providing benefits or compensation to any current or former employees, directors or consultants of the Company or any of its ERISA Affiliates (as defined below) that are sponsored or maintained by the Company or any of its ERISA Affiliates or to which the Company or any of its ERISA Affiliates contributes or is obligated to contribute on behalf of current or former employees, directors or consultants of the Company or any of its ERISA Affiliates or with respect to which the Company or any of its ERISA Affiliates has any liability, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA or any voluntary employees’ beneficiary association under Section 501(c)(9) of the Code (“VEBA”) or any employment agreement or collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan (“Company Employee Plan”). There is no pending or, to the Company’s Knowledge, threatened litigation, administrative action, investigation, audit or similar proceeding relating to any Company Employee Plan. All of the Company Employee Plans comply and have been administered in all material respects with all applicable requirements of ERISA, the Code and other applicable laws. There has occurred no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the Company Employee Plans which is likely to result in the imposition of any penalties or taxes upon the Company or any of its Subsidiaries under Section 502(i) of ERISA or Section 4975 of the Code. All contributions, premiums or other payments required by law or by any Company Employee Plan have been made by the due date thereof.

(b) Except as set forth in Schedule 3.22(b), neither the Company nor any of its Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon 60 days’ notice or less without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state laws, the cost of which is borne by the covered individuals. Each Company Employee Plan that is sponsored by the Company and intended to be a “qualified plan” within the meaning of Section 401(a) of the Code is qualified in form and operation in all material respects, and the Retirement Plan is so qualified to the Knowledge of the Company, and each VEBA is exempt from federal income tax, and the Company is not aware of any event or circumstance that would disqualify any such Company Employee Plan or cause a VEBA to lose its tax-exempt status. The Company has provided or made available copies of the most recent Form 5500 filings for the applicable Company Employee Plans other than the Retirement Plan.

(c) Except as set forth in Schedule 3.22(c): (i) neither the Company nor any ERISA Affiliate (as defined below) has any liability or contingent liability with respect to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plans”) or a plan described in Section 413(c) of the Code; (ii) none of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan, and none of the Company, or any of its respective ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full; (iii) neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to any employee benefit plan that is subject to Title IV of ERISA, and none of the Company or any of its respective ERISA Affiliates has, at any time during the last six (6) years, sponsored, maintained, contributed to or been obligated to contribute to any plan subject to Title IV of ERISA; and (iv) neither the Company nor any ERISA Affiliate has withdrawn from any plan in a manner that would subject any such entity to liability under Sections 4063 or 4064 of ERISA.

(d) There does not now exist, nor, to the Company’s Knowledge, do any circumstances exist that would reasonably result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries now or following the Closing. “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, (4) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (5) under corresponding or similar provisions of foreign laws or regulations.

(e) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably give rise to the payment by the Company or any of its Subsidiaries of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or as set forth in Schedule 3.22(e), neither the Company nor any of its Subsidiaries has any liability to provide post-retirement health or life benefits to any employee or former employee of the Company or any of its Subsidiaries.

(f) “ERISA Affiliates” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g) Except as set forth in Schedule 3.2(d), there are no outstanding compensatory equity awards, including any arrangements awarding stock options, stock appreciation rights, restricted stock, deferred stock, phantom stock or any other equity compensation to any employee, director or other service provider of the Company or any ERISA Affiliate.

Section 3.23 Deferred Compensation and Salary Continuation Arrangements. Schedule 3.23 contains a list of all non-qualified deferred compensation and salary continuation arrangements of the Company or any of its Subsidiaries, including (a) the terms under which the cash value of any life insurance purchased in connection with any such arrangement can be realized and (b) the amount of all future benefit payments owed on behalf of each participant, which amounts, as of the date of this Agreement, have been accrued for on the Company Financial Statements in accordance with GAAP, and as of the Closing Date, will be, accrued in accordance with GAAP. Except as set forth in Schedule 3.23, no tax liabilities have arisen and are currently unpaid in relation to a violation by any nonqualified deferred compensation arrangement of Section 409A of the Code and each nonqualified deferred compensation arrangement satisfies the requirements of Section 409A of the Code, to the extent applicable, in form and operation.

Section 3.24 Brokers, Finders and Financial Advisors. Other than as set forth in Schedule 3.24, neither the Company nor any of its officers, directors or employees have employed any broker, finder, financial advisor or investment banker or incurred any liability for any brokerage, financial advisory, investment banking or other similar fees or commissions in connection with this Agreement and the transactions contemplated hereby.

Section 3.25 Accounting Controls. The Company has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that: (a) all material transactions are executed in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; (b) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as the Company or other criteria applicable to such financial statements, and to maintain accountability for items therein; (c) control of the material properties and assets of the Company is permitted only in accordance with general or specific authorization of the Company Board or the duly authorized executive officers of the Company; and (d) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.

Section 3.26 Derivative Contracts. Except as set forth in Schedule 3.26, neither the Company nor any Subsidiary is a party to nor has agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Company Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.27 Deposits. Except as set forth in Schedule 3.27, no deposit of the Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

Section 3.28 Community Reinvestment Act. The Bank is in compliance in all material respects with the Community Reinvestment Act (12 U.S.C. § 2901 et seq.) (“CRA”) and all regulations promulgated thereunder. The Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and the Company has no Knowledge of any reason why the Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the FDIC, the OCC or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of the Bank under the CRA.

Section 3.29 Intellectual Property Rights.

(a) Schedule 3.29 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by the Company or any Subsidiary or used in a material manner by them in the conduct of their business under license pursuant to a material contract (the “Intellectual Property”). The Company and its Subsidiaries own or have the right to use and continue to use the Intellectual Property in the operation of their business. Neither the Company nor any Subsidiary is, to the Company’s Knowledge, infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor, to the Company’s Knowledge, has the Company or any Subsidiary used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

(b) Neither the Company nor any Subsidiary is engaging, nor has any been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of the Company or any Subsidiary or the Continuing Corporation to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 3.30 Shareholders’ List. Schedule 3.30 contains a true, correct and complete list of the holders of Company Shares as of a date within ten (10) business days before the date of this Agreement, containing their names, addresses and number of shares held of record, which shareholders’ list is in all respects accurate as of such date and will be updated before Closing.

Section 3.31 SEC Status; Securities Issuances. The Company is not subject to the registration provisions of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) nor the rules and regulations of the SEC promulgated under Section 12 of the Exchange Act, other than anti-fraud provisions of such act. All issuances of securities by the Company and any Subsidiary have been registered under the Securities Act of 1933, as amended (the “Securities Act”), applicable state laws, and all other applicable laws or were exempt from any such registration requirements.

Section 3.32 Outstanding Trust Preferred Securities of Subsidiary Trusts.

(a) The Company has issued and has presently outstanding $39.2 million in aggregate principal amount of debentures as follows (such issuances of securities and all documents and instruments related thereto being herein referred to collectively as the “Trust Preferred Issues”):

(i) $18,557,000 of Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures due 2035 issued by FVNB Capital Trust II (“Trust II”) pursuant to an Indenture dated as of June 14, 2005 (“Trust II Indenture”) between the Company and Wilmington Trust Company, as Trustee (“Wilmington”). Trust II has issued and outstanding $18,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Declaration of Trust dated as of June 14, 2005 among the Company, Wilmington, as Property Trustee, and the administrative trustees named therein; and

(ii) $20,619,000 of Junior Subordinated Debt Securities due July 7, 2036 issued by FVNB Capital Trust III (“Trust III”) pursuant to an Indenture dated as of June 23, 2006 (“Trust III Indenture”) between the Company and Wells Fargo Bank, National Association, as Trustee (“Wells Fargo”). Trust III has issued and outstanding $20,000,000 in aggregate principal amount of trust preferred securities pursuant to the terms of the Declaration of Trust dated as of June 23, 2006 among the Company, Wells Fargo, as Property Trustee, and the administrative trustees named therein.

(b) All representations and warranties as made by the Company in the documents related to the Trust Preferred Issues were true in all material respects when made. The Trust Preferred Issues were created, offered and sold in compliance with all applicable legal requirements in all respects.

Section 3.33 Dissenting Shareholders. The Company has no Knowledge of any plan or intention on the part of any shareholder of the Company to make written demand for payment of the fair value of such holder’s Company Shares in the manner provided in Chapter 10, Subchapter H of the TBOC.

Section 3.34 Takeover Laws. The Company Board has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of any state applicable to the Company, including Sections 21.601 – 21.610 of the TBOC.

Section 3.35 Fairness Opinion. Before the execution of this Agreement, the Company has received a written opinion from Keefe Bruyette & Woods, Inc., dated as of the date of this Agreement, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PROSPERITY

Prosperity represents and warrants to the Company as set forth below.

Section 4.1 Organization.

(a) Prosperity is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and a financial holding company duly registered under the BHC Act and the GLB Act, subject to all laws, rules and regulations applicable to financial holding companies. Prosperity owns 100% of the membership interest (“Delaware Interests”) of Prosperity Holdings of Delaware, LLC (“Delaware Company”). Delaware Company, a Delaware limited liability company and a financial holding company registered under the BHC Act and the GLB Act, is duly organized, validly existing and in good standing under the laws of the State of Delaware. Delaware Company owns 100% of the issued and outstanding shares of common stock, $4.00 par value, of Prosperity Bank (“Prosperity Bank Stock”). Prosperity Bank is a Texas banking association duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Prosperity, Delaware Company and Prosperity Bank have full power and authority (including all licenses, registrations, qualifications, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate their properties, to engage in the business and activities now conducted by them and to enter into this Agreement, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Prosperity. Each of Prosperity, Delaware Company and Prosperity Bank is in good standing under the laws of its jurisdiction of incorporation.

(c) Prosperity Bank (i) is duly authorized to conduct a general banking business, embracing all usual deposit functions of commercial banks as well as commercial, industrial and real estate loans, installment credits, collections and safe deposit facilities subject to the supervision of the FDIC and the TDB, and (ii) is an insured bank as defined in the Federal Deposit Insurance Act.

Section 4.2 Capitalization.

(a) The authorized capital stock of Prosperity consists of 200,000,000 Prosperity Common Shares, 60,352,298 shares of which are issued and 60,315,210 shares of which are outstanding as of the date of this Agreement, and 20,000,000 preferred shares, $1.00 par value, none of which is issued and outstanding. The Delaware Company has issued and outstanding 1,000 Delaware Interests as of the date of this Agreement. The authorized capital stock of Prosperity Bank consists of 130,000 shares of Prosperity Bank Stock, 130,000 of which are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Prosperity Common Shares, Delaware Interests and Prosperity Bank Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of any applicable federal or state laws. There are no voting trusts, voting agreements or other similar arrangements affecting the Delaware Interests or the Prosperity Bank Stock, or to Prosperity’s Knowledge, the Prosperity Common Shares.

(b) At the Effective Time, the Prosperity Common Shares issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable, and will not be issued in violation of any preemptive rights or any applicable federal or state laws. The Prosperity Common Shares to be issued in exchange for Company Shares in the Merger will be issued pursuant to (i) an effective registration statement under the Securities Act and (ii) effective registrations or exemptions under state securities laws, as applicable.

Section 4.3 Approvals; Authority.

(a) Prosperity has full corporate power and authority to execute and deliver this Agreement (and any related documents), and Prosperity and each of its Subsidiaries has full legal capacity, power and authority to perform their respective obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Prosperity Board. The Prosperity Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of Prosperity and its shareholders. No further actions or corporate proceedings on the part of Prosperity are necessary to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Prosperity and is a duly authorized, valid, legally binding agreement of Prosperity enforceable against Prosperity in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 No Conflict With Other Instruments. The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Prosperity or similar constituent documents of any of its Subsidiaries or (b) assuming all required shareholder and regulatory consents and approvals, and any requisite consents of third parties, are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Prosperity or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Prosperity or any of its Subsidiaries to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of Prosperity or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which Prosperity or any of its Subsidiaries is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect on Prosperity.

Section 4.5 Financial Statements.

(a) Prosperity has furnished or made available to the Company true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, which contains Prosperity’s audited consolidated balance sheets as of December 31, 2012 and 2011, and the related statements of income, changes in shareholders’ equity and cash flows for the years ended December 31, 2012, 2011 and 2010 and (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as filed with the SEC, which contains Prosperity’s unaudited consolidated balance sheets and related statements of income, statements of changes in shareholders’ equity and cash flows as of and for the quarter and interim period ended March 31, 2013 and 2012. The financial statements referred to above included in the Annual Report on Form 10-K and the unaudited financial statements included in the Quarterly Report on Form 10-Q are collectively referred to herein as the “Prosperity Financial Statements.”

(b) Each of the Prosperity Financial Statements fairly presents in all material respects the financial position and results of operation of Prosperity at the dates and for the periods indicated in conformity with GAAP applied on a consistent basis.

(c) As of the dates of the Prosperity Financial Statements referred to above, neither Prosperity nor any Subsidiary had any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such Prosperity Financial Statements or otherwise disclosed in this Agreement.

(d) There are no outstanding loans made by Prosperity or any Subsidiary to any executive officer or director of Prosperity, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.6 Litigation and Other Proceedings. There are no legal, quasi-judicial or administrative proceedings of any kind or nature now pending or, to Prosperity’s Knowledge, threatened before any court or administrative body in any manner against Prosperity or any of its Subsidiaries, or any of their respective properties or capital stock, which is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions proposed by this Agreement. To Prosperity’s Knowledge, there is no basis on which any litigation or proceeding could be brought which could reasonably be expected to have a Material Adverse Effect on Prosperity or which would be reasonably likely to question the validity of any action taken or to be taken in connection with this Agreement and the transactions contemplated hereby. To Prosperity’s Knowledge, neither Prosperity nor any of its Subsidiaries is in default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality that is reasonably likely to have a Material Adverse Effect on Prosperity or the transactions contemplated by this Agreement.

Section 4.7 Taxes. Prosperity and its Subsidiaries have filed with the appropriate governmental authorities all material Tax Returns and reports required to be filed, and have paid all Taxes and assessments due and owing (whether or not shown on any Tax Return). At the time of filing, all such Tax Returns were correct and complete in all material respects. To the Knowledge of Prosperity, neither Prosperity nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of Taxes, nor has any written claim for assessment or collection of Taxes been asserted against Prosperity or any of its Subsidiaries.

Section 4.8 Compliance with Laws and Regulatory Filings. Prosperity and its Subsidiaries are in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and orders applicable to them. Except for approvals by regulatory authorities having supervisory jurisdiction over Prosperity and its Subsidiaries, no prior consent, approval or authorization of, or declaration, filing or registrations with, any person or regulatory authority is required of Prosperity and its Subsidiaries in connection with the execution, delivery and performance by Prosperity of this Agreement and the transactions contemplated hereby. Prosperity and its Subsidiaries have filed all reports, registrations and statements, together with any amendments required to be made thereto, that are required to be filed with the Federal Reserve Board, the FDIC, the TDB or any other regulatory authority having supervisory jurisdiction over Prosperity and its Subsidiaries, and such reports, registrations and statements, as finally amended or corrected, are, to Prosperity’s Knowledge, true and correct in all material respects.

Section 4.9 Regulatory Actions and Approvals. There are no actions or proceedings pending or, to Prosperity’s Knowledge, threatened, against Prosperity or any Subsidiary by or before any regulatory authority having jurisdiction over Prosperity or any Subsidiary. Neither Prosperity nor any Subsidiary is subject to a formal or informal agreement, memorandum of understanding, enforcement action with, or any type of financial assistance by, any regulatory authority having jurisdiction over it. Prosperity has no Knowledge of any fact or circumstance relating to Prosperity or any of its Subsidiaries that would materially impede or delay receipt of any required regulatory approval of the Merger or the other transactions contemplated by this Agreement, including the Bank Merger, nor does Prosperity have any reason to believe that it will not be able to obtain all requisite regulatory and other approvals or consents which it is required to obtain in order to consummate the Merger and the Bank Merger.

Section 4.10 Absence of Certain Changes. Since March 31, 2013, (a) Prosperity and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with safe and sound banking practices (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity.

Section 4.11 Securities and Exchange Commission Reporting Obligations. Prosperity has timely filed all material reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC pursuant to the Exchange Act for the past three (3) years. As of their respective dates, each of such reports and statements, (or if amended, as of the date so amended), (a) complied in all material respects as to form with the applicable requirements under the Exchange Act and (b) were true and correct and complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the SEC and such reports did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.12 Community Reinvestment Act. Prosperity Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Prosperity Bank has received a rating of “satisfactory” as of its most recent CRA compliance examination and Prosperity has no Knowledge of any reason why Prosperity Bank will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or why the Federal Reserve Board, the FDIC, the TDB, or any other governmental entity would reasonably be expected to seek to restrain, delay or prohibit the transactions contemplated hereby as a result of any act or omission of Prosperity or Prosperity Bank.

ARTICLE V.

COVENANTS OF THE COMPANY

The Company covenants and agrees with Prosperity as follows:

Section 5.1 Approval of Shareholders of the Company.

(a) The Company will, as soon as practicable, take all steps under applicable laws and its Articles of Incorporation and Bylaws necessary to duly call, give notice of, convene and hold a special meeting of the Company’s shareholders to be called to consider the Merger, this Agreement and the transactions contemplated hereby (the “Meeting”) at such time as may be mutually agreed to by the parties for the purpose of (i) considering and voting upon the approval of this Agreement and the transactions contemplated hereby and

(ii) for such other purposes consistent with the complete performance of this Agreement as may be necessary and desirable. The Company shall, through the Company Board, recommend to the holders of Company Shares the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. Unless the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and its financial advisor, that it has received a Superior Proposal (as defined in Section 9.3(f)), it shall not withdraw, amend or modify in a manner adverse to Prosperity its recommendation and will use its best efforts to obtain the necessary approvals by the Company’s shareholders of this Agreement and the transactions contemplated hereby.

(b) If this Agreement is approved by such shareholders, the Company will take all reasonable actions to aid and assist in the consummation of the Merger, and will use its best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions as it and Prosperity reasonably consider necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all governmental entities having jurisdiction over the transactions contemplated by this Agreement.

Section 5.2 Activities of the Company Pending Closing.

(a) From the date hereof to and including the Closing Date, as long as this Agreement remains in effect, the Company shall, and shall cause each of its Subsidiaries to:

(i) conduct its affairs (including, without limitation, the making of or agreeing to make any loans or other extensions of credit) only in the ordinary course of business consistent with past practices and safe and sound banking principles;

(ii) use its best efforts to preserve intact its present business organizations, keep available the services of its present officers, directors, key employees and agents and preserve its relationships and goodwill with customers and advantageous business relationships;

(iii) promptly give written notice to Prosperity of (A) any material change in its business, operations or prospects, (B) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any regulatory authority having jurisdiction over the Company or any Subsidiary, (C) the institution or threat of any litigation against the Company or any Subsidiary or (D) the occurrence of any event or the failure of any event to occur or the existence of any circumstance that would reasonably be expected to cause (1) a breach of any covenant, condition or agreement contained herein, (2) any of the representations or warranties of the Company contained in this Agreement to be untrue in any material respect or (3) a Material Adverse Effect on the Company; and

(iv) except as required by law or regulation or expressly permitted by this Agreement, take no action which would adversely affect or delay the ability of the Company or Prosperity to obtain any approvals from any regulatory agencies or other approvals required for consummation of the transactions contemplated hereby or to perform its obligations and agreements under this Agreement.

(b) From the date hereof to and including the Effective Time, except (i) as expressly contemplated or permitted by this Agreement or (ii) as required by law or regulation, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Prosperity, which consent will not be unreasonably withheld:

(i) adjust, split, combine or reclassify any of the Company Shares;

(ii) make, acquire, modify or renew, or agree to make, acquire, modify or renew any loans, loan participations or other extensions of credit (whether directly or indirectly through the purchase of loan participations from other lenders, deal paper or otherwise) to any Borrower that (A) would be a material violation of its policies and procedures in effect as of the date hereof, (B) would not be in the ordinary course of business consistent with past practices and safe and sound banking principles or (C) would exceed $1,000,000 individually or in the aggregate to any Borrower (except (1) pursuant to commitments made before the date of this Agreement that are listed in Schedule 5.2(b)(ii) and not covered by items A or B of this clause or (2) loans fully secured by a certificate of deposit at the Bank; provided, that in the event that the Bank desires to make or renew any such loan which would exceed $1,000,000 individually or in the aggregate to any borrower, it shall so advise Prosperity via e-mail transmission. Prosperity shall notify the Bank via e-mail transmission within two business days of receipt of such notice whether Prosperity consents to such loan or extension of credit, provided that if Prosperity fails to notify the Bank with such time frame, Prosperity shall be deemed to have consented to such loan or extension of credit. For purposes of this Section 5.2(b), “Borrower” means any person or entity (including any Affiliate, shareholder, member or partner of such person or entity) and any guarantor, surety, spouse, co-maker or co-obligor of any extension of credit to any person or entity;

(iii) issue or sell or obligate itself to issue or sell any shares of its capital stock or any warrants, rights or options to acquire, or any securities convertible into, any shares of its capital stock, except as set forth in Schedule 5.2(b)(iii);

(iv) grant any stock appreciation rights, restricted stock, stock options or other form of incentive compensation;

(v) open, close or relocate any branch office, or acquire or sell or agree to acquire or sell, any branch office or any deposit liabilities;

(vi) enter into, amend or terminate any agreement of the type that would be required to be disclosed in Schedule 3.15, or any other material agreement, or acquire or dispose of any material amount of assets or liabilities or make any change in any of its leases, except in the ordinary course of business consistent with past practices and safe and sound banking practices;

(vii) grant any severance or termination payment to, or enter into any employment, consulting, noncompetition, retirement, parachute, severance or indemnification agreement with, any officer, director, employee or agent of the Company or any Subsidiary, either individually or as part of a class of similarly situated persons except as set forth in Schedule 5.2(b)(vii);

(viii) increase in any manner the compensation or fringe benefits of any of its employees or directors other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect or pay any perquisite such as automobile allowance, club membership or dues or other similar benefits other than in accordance with past practice, or institute any employee welfare, retirement or similar plan or arrangement; provided, however, that the foregoing restriction shall not be deemed violated if the assets of a plan are distributed or otherwise credited to participants in the plan (including a premium holiday) in connection with a termination approved by Prosperity;

(ix) amend any Company Employee Plan, other than as required to maintain the tax qualified status of such plan or otherwise as required under applicable law;

(x) (A) declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of the Company Shares or Preferred Shares, other than the payment of dividends (1) from the Bank to the Company and (2) on the SBLF Preferred Shares, or (B) directly or indirectly, purchase, redeem or otherwise acquire any Company Shares other than the SBLF Preferred Shares;

(xi) make any change in accounting methods, principles and practices, except as may be required by GAAP or any governmental authority;

(xii) sell, transfer, convey, mortgage, encumber or otherwise dispose of any properties or assets (including “other real estate owned”) or interest therein, other than other real estate owned properties under contract for sale as of the date of this Agreement or those properties or assets valued on the books of the Company at $250,000 or less;

(xiii) foreclose upon or otherwise acquire any commercial real property having an appraised value of greater than $250,000 before receipt and approval by Prosperity of a Phase I environmental review thereof;

(xiv) increase or decrease the rate of interest paid on deposit accounts, except in a manner and pursuant to policies consistent with the Company’s past practices and safe and sound banking practices;

(xv) charge-off any loan or other extension of credit of $50,000 or more before review and approval by Prosperity of the amount of such charge-off;

(xvi) establish any new Subsidiary or Affiliate or enter into any new line of business;

(xvii) materially deviate from policies and procedures existing as of the date of this Agreement with respect to (A) classification of assets, (B) the allowance for loan losses and (C) accrual of interest on assets, except as otherwise required by the provisions of this Agreement, applicable law or regulation or any governmental authority;

(xviii) amend or change any provision of the Certificate of Formation, Bylaws or other governing documents of the Company or any Subsidiary;

(xix) make any capital expenditure which would exceed an aggregate of $50,000, except pursuant to commitments made before the date of this Agreement and set forth in Schedule 5.2(b)(xix);

(xx) excluding deposits and certificates of deposit, incur or modify any indebtedness for borrowed money, including Federal Home Loan Bank advances;

(xxi) prepay any indebtedness or other similar arrangements so as to cause the Company to incur any prepayment penalty thereunder;

(xxii) except pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any equity investment in, or purchase outside the ordinary course of business any property or assets of, any other individual, corporation or other entity;

(xxiii) voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options, restricted stock, or other stock-based compensation;

(xxiv) settle any claim, action or proceeding involving payment by it of money damages in excess of $25,000 in the aggregate or impose any material restriction on the operations of the Company or any Subsidiary;

(xxv) make any changes to its investment securities portfolio from that as of March 31, 2013, or the manner in which the portfolio is classified or reported; provided, however, that the Company and the Bank may sell investment securities and purchase U.S. governmental agency securities, mortgage-backed securities and municipal securities having a maturity date no greater than one (1) year; or

(xxvi) agree to do any of the foregoing.

Section 5.3 Access to Properties and Records.

(a) To the extent permitted by applicable law, the Company shall and shall cause each of its Subsidiaries, upon reasonable notice from Prosperity to the Company to: (i) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of Prosperity full access to the properties, books and records of the Company and its Subsidiaries during normal business hours in order that Prosperity may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and its Subsidiaries, and (ii) furnish Prosperity with such additional financial and operating data and other information as to the business and properties of the Company as Prosperity shall, from time to time, reasonably request.

(b) As soon as practicable after they become available, the Company will deliver or make available to Prosperity all unaudited quarterly financial statements prepared for the internal use of management of the Company and all Call Reports filed by the Bank with the appropriate federal regulatory authority after the date of this Agreement. All such financial statements shall be prepared in accordance with GAAP (or regulatory accounting principles, as applicable) applied on a consistent basis with previous accounting periods. In the event of the termination of this Agreement, Prosperity will return to the Company all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to Section 7.2 of this Agreement.

Section 5.4 Information for Regulatory Applications and SEC Filings.

(a) To the extent permitted by law, the Company will furnish Prosperity with all information concerning the Company required for inclusion in any application, filing, statement or document to be made or filed by Prosperity with any federal or state regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement and any filings with the SEC and any applicable state securities authorities. The Company will fully cooperate with Prosperity in the filing of any applications or other documents necessary to complete the transactions contemplated by this Agreement. The Company agrees at any time, upon the request of Prosperity, to furnish to Prosperity a written letter or statement confirming the accuracy of the information with respect to the Company contained in any report or other application or statement referred to in this Agreement, and confirming that the information with respect to the Company and the Bank contained in such document or draft was furnished by the Company expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or indicating the information not furnished by the Company expressly for use therein.

(b) None of the information relating to the Company and its Subsidiaries that is provided by the Company for inclusion in (i) the Proxy Statement (as defined in Section 6.2 hereof) to be prepared in accordance with the Company’s Articles of Incorporation, Bylaws and applicable law and mailed to the Company’s shareholders in connection with the solicitation of proxies by the Company Board for use at the Meeting, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement (as defined in Section 6.2) will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.5 Standstill Provision.

(a) Neither the Company, nor its Subsidiaries nor any of their respective directors, officers, agents or representatives shall directly or indirectly take any action to (i) solicit, initiate, encourage or facilitate the making of any inquiries, or provide any information to, conduct any assessment of or participate in discussions or negotiate with any other party, with respect to any proposal which could reasonably be expected to lead to an Acquisition Proposal (as defined in Section 9.3(d)); (ii) approve, endorse or recommend any Acquisition Proposal; (iii) enter into any Acquisition Agreement (as defined in Section 9.3(c)) relating to any Acquisition Proposal; or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in Section 5.5(a), if the Company or any of its representatives receives an unsolicited bona fide Acquisition Proposal before the Meeting that the Company Board has (i) determined in its good faith judgment (after consultation with the Company’s financial advisors set forth in Schedule 3.24 or a nationally recognized investment firm (the “Financial Advisor”), and outside legal counsel) that such Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal (as defined in Section 9.3(f)); (ii) determined in its good faith judgment (after consultation with outside legal counsel) that the failure to take such action would cause it to violate its fiduciary duties under applicable law; and (iii) obtained from such person or entity an executed confidentiality agreement, then the Company or its representatives may furnish information to and enter into discussions and negotiations with such other party.

(c) The Company agrees to notify Prosperity orally immediately, and in writing within one (1) business day, after receipt of any unsolicited inquiries or Acquisition Proposals and provide reasonable detail as to the identity of the person making such proposal and the material terms of such Acquisition Proposal, request or inquiry. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore that relate to any proposals for any of the foregoing transactions. The Company will, and will cause the Bank to, take the necessary steps to inform the appropriate individuals or entities referred to in this Section 5.5 of the obligations undertaken in this Section 5.5.

Section 5.6 Additional Agreements.

(a) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, a Voting Agreement in substantially the form attached hereto as Exhibit A executed as of the date hereof by each director of the Company and the Bank and certain officers of the Company.

(b) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, employment and/or non-competition agreements executed by each of the persons listed in Schedule 5.6(b).

(c) The Company will deliver to Prosperity, contemporaneously with the execution of this Agreement, non-competition agreements, in substantially the form attached hereto as Exhibit B, executed by each director of the Company and the Bank who does not deliver an employment and/or non-competition agreement pursuant to Section 5.6(b).

Section 5.7 Termination of Data Processing Contracts. The Company will use its best efforts, including but not limited to notifying appropriate parties and negotiating in good faith a reasonable settlement, to ensure that its current data processing contracts and contracts related to the provision of any other electronic banking services will, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by Prosperity and the Company. Such notice and actions by the Company will be in accordance with the terms of such contracts.

Section 5.8 Conforming Accounting Adjustments. The Company shall, if requested by Prosperity, consistent with GAAP, immediately before Closing, make such accounting entries as Prosperity may reasonably request in order to conform the accounting records of the Company to the accounting policies and practices of Prosperity. No such adjustment shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by the Company (a) of any adverse circumstances for purposes of determining whether the conditions to Prosperity’s obligations under this Agreement have been satisfied, (b) that such adjustment is required for purposes of determining satisfaction of the condition to Prosperity’s obligations under this Agreement set forth in Section 10.3 hereof or (c) that such adjustment has any bearing on the Merger Consideration. No adjustment required by Prosperity shall (y) require any prior filing with any governmental agency or regulatory authority or (z) violate any law, rule or regulation applicable to Company.

Section 5.9 Directors’ and Officers’ Liability Insurance. The Company shall purchase for a period of not less than four (4) years after the Effective Time, past acts insurance coverage for no less than the four-year period immediately preceding the Effective Time under its (a) current directors and officers insurance policy (or comparable coverage), (b) employment practices liability insurance and (c) current financial institutions bond (or comparable coverage) for each of the directors and officers of the Company and its Subsidiaries currently covered under comparable policies held by the Company or its Subsidiaries.

Section 5.10 Allowance for Loan Losses. The Company shall use its best efforts to maintain its allowance for loan losses at a level equal to at least 1.50% of total loans (the “Minimum Allowance Amount”); provided, however, that such Minimum Allowance Amount may be reduced by the usage of the allowance for loan losses to resolve any outstanding classified loan after approval of such usage by Prosperity. If the allowance for loan losses is less than the Minimum Allowance Amount on the business day immediately before the Closing Date, the Company shall take all action necessary to increase the allowance for loan losses to an amount equal to the Minimum Allowance Amount as of the Closing Date.

Section 5.11 Third Party Consents. The Company will use its reasonable best efforts, and Prosperity shall reasonably cooperate with the Company at the Company’s request, to obtain all consents, approvals, authorizations, waivers or similar affirmations described in Schedule 3.17.

Section 5.12 Attendance at Certain Company and Bank Meetings. In order to facilitate the continuing interaction of Prosperity with the Company and the Bank, and in order to keep Prosperity fully advised of all ongoing activities of the Company and the Bank, subject to the limitations in this Section 5.12, the Company and the Bank agree to allow Prosperity to designate two (2) representatives (who shall be officers of Prosperity or Prosperity Bank), each of whom will be allowed to attend as an invited guest and fully monitor all regular and called meetings of the board of directors and loan and discount and asset and liability management committees of the Company and the Bank. The Company and the Bank shall promptly give Prosperity prior notice by telephone of all called meetings. Such representatives shall be bound by Prosperity’s confidentiality obligations under this Agreement and shall have no right to vote and may be excluded from sessions of the board of directors or loan or investment committee during which there is being discussed (i) matters involving this Agreement, (ii) information or material which the Company or the Bank is required or obligated to maintain as confidential under applicable laws or regulations or (iii) pending or threatened litigation or investigations if, in the opinion of counsel to the Company or the Bank, as the case may be, the presence of such representative would or might adversely affect the confidential nature of or any privilege relating to any matters to be discussed. No attendance by a representative of Prosperity at the Company’s or the Bank’s board or committee meetings under this Section 5.12 or knowledge gained or deemed to have been gained by virtue of such attendance will affect any of the representations and warranties in this Agreement made by the Company. If the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required or the Agreement is otherwise terminated before the Effective Time, then Prosperity’s designees will no longer be entitled to notice of and permission to attend such meetings.

Section 5.13 Releases. Each of the directors and officers (with a title of Executive Vice President or above as of the date of this Agreement or who executed an agreement specified in Section 5.6(b) hereof) of the Company and the Bank will deliver to Prosperity, contemporaneously with the execution of this Agreement, a release in substantially the form of Exhibit C attached hereto (“Director/Officer Release”), effective as of the Effective Time, releasing the Company and the Bank from any and all claims by such directors and officers (except as described in such instrument).

Section 5.14 Environmental Investigation; Rights to Terminate Agreement.

(a) Prosperity and its consultants, agents and representatives shall have the right to the same extent that the Company or the Bank has such right (at Prosperity’s cost and expense), but not the obligation or responsibility, to inspect any Company or Bank property, including, without limitation, conducting asbestos surveys and sampling, environmental assessments and investigation, and other non-invasive or non-destructive environmental surveys and analyses (“Environmental Inspections”) at any time on or before thirty (30) days after the date of this Agreement. If, as a result of any such Environmental Inspection, further investigation (“secondary investigation”) including, without limitation, test borings, soil, water, asbestos or other sampling, is deemed desirable by Prosperity, Prosperity shall (i) notify the Company of any property for which it intends to conduct such a secondary investigation and the reasons for such secondary investigation, (ii) submit a work plan to the Company for such secondary investigation, for which Prosperity agrees to afford the Company the ability to comment on and Prosperity agrees to reasonably consider all such comments (and negotiate in good faith any such comments), and (iii) conclude such secondary investigation, on or before sixty (60) days after the date of this Agreement. Prosperity shall give reasonable notice to the Company of such secondary investigations, and the Company may place reasonable restrictions on the time and place at which such secondary investigations may be carried out.

(b) The Company agrees to indemnify and hold harmless Prosperity for any claims for damage to property, or injury or death to persons, made as a result of any Environmental Inspection or secondary investigation conducted by Prosperity or its agents, representatives or contractors to the extent attributable to the gross negligence or willful misconduct of the Company or its agents, representatives or contractors. Prosperity agrees to indemnify and hold harmless the Company for any claims for damage to property, or injury or death to persons, to the extent attributable to the gross negligence or willful misconduct of Prosperity or its agents, representatives or contractors in performing any Environmental Inspection or secondary investigation. If the Closing does not occur, the foregoing indemnities shall survive the termination of this Agreement. Prosperity shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, secondary investigation or other environmental survey. If this Agreement is terminated, then except as otherwise required by law, reports to any governmental authority of the results of any Environmental Inspection, secondary investigation or other environmental survey shall be made by the Company in the exercise of its sole discretion and not by Prosperity. Prosperity shall make no such report before Closing unless required to do so by law, and in such case will give the Company reasonable prior notice of Prosperity’s intentions so as to enable the Company to review and comment on such proposed report.

(c) Prosperity shall have the right to terminate this Agreement within ninety (90) days after the date of this Agreement if (i) the results of such Environmental Inspection, secondary investigation or other environmental survey are disapproved by Prosperity because the Environmental Inspection, secondary investigation or other environmental survey identifies violations or potential violations of Environmental Laws that is reasonably likely to have a Material Adverse Effect on the Company; (ii) any past or present events, conditions or circumstances that would require further investigation, remedial or cleanup action under Environmental Laws involving an expenditure reasonably expected to exceed $250,000 or that is reasonably likely to have a Material Adverse Effect on the Company; (iii) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any underground or above ground storage tank in, on or under any Company Real Property that is not shown to be in compliance with all Environmental Laws applicable to such tank, or that has had a release of petroleum or some other Hazardous Materials that has not been cleaned up in accordance with applicable Environmental Law, the effect of which is reasonably likely to have a Material Adverse Effect on the Company; or (iv) the Environmental Inspection, secondary investigation or other environmental survey identifies the presence of any asbestos-containing material or mold in, on or under any Company Real Property, the removal or abatement of which is reasonably likely to have a Material Adverse Effect on the Company. In the event Prosperity terminates this Agreement or elects not to proceed to Closing pursuant to this Section 5.14(c), Prosperity promptly shall deliver to the Company copies of any environmental report, engineering report, or property condition report prepared by Prosperity or any third party with respect to any Company Real Property. Any results or findings of any Environmental Inspections will not be disclosed by Prosperity to any third party not affiliated with Prosperity, unless Prosperity is required by law to disclose such information.

(d) The Company agrees to make available upon request to Prosperity and its consultants, agents and representatives all documents and other materials relating to environmental conditions of any Company Real Property including, without limitation, the results of other environmental inspections and surveys to the extent such documents are in the actual possession of the Company (collectively, the “Environmental Reports”). The Company also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with Prosperity and, at Prosperity’s cost and expense, shall be entitled to certify the same in favor of Prosperity and its consultants, agents and representatives and make all other data available to Prosperity and its consultants, agents and representatives.

Section 5.15 Bank Merger. Before the Effective Time, the Company shall cause the Bank to cooperate with Prosperity and Prosperity Bank as necessary in conjunction with all approvals, filings, and other steps necessary to cause the completion of the Bank Merger after the Effective Time.

Section 5.16 Repurchase of SBLF Preferred Shares. The Company will redeem all outstanding SBLF Preferred Shares or give proper notice to call for redemption all outstanding SBLF Preferred Shares and deposit sufficient funds in trust for such redemption, in each case pursuant to Section 5 of the Standard Provisions in

Schedule A to the Statement of Resolutions of Senior Non-Cumulative Perpetual Preferred Stock, Series A, of the Company (the “Standard Provisions”), in compliance with Section 7(e) of the Standard Provisions, so that no notice of the meeting, vote or consent of the holder of the SBLF Preferred Shares is required to approve this Agreement and the transactions contemplated hereby. The Company will take all steps necessary to cause all of the issued and outstanding SBLF Preferred Shares to be redeemed and canceled by the Company so that, as of at least two (2) business days before the Closing Date, the Company will have no SBLF Preferred Shares issued or outstanding.

Section 5.17 Liquidation of Bank Subsidiary. The Company will, and will cause the Bank to, take all steps necessary to cause the liquidation and dissolution of First Victoria Leasing, Inc. to be completed before the Effective Time.

Section 5.18 Funding of and Withdrawal from Retirement Plan by Company Before Closing. Before the Closing Date, the Company will cause the Bank to (a) contribute to the Retirement Plan such amount as may be necessary to enable the sponsor of the plan to purchase annuity contracts providing benefits for all participants in the Retirement Plan who are employed or were formerly employed by the Bank and the survivors and beneficiaries (including alternate payees under a qualified domestic relations order) of such employees and former employees and (b) notify the sponsor of the Retirement Plan that the Bank will fully withdraw from the Retirement Plan as soon as possible consistent with the sponsor’s procedures and applicable law. Before the Closing Date, the Company will cause the Bank to, and after the Closing Date, Prosperity will, use its best efforts in completing the withdrawal from the Retirement Plan as soon as possible.

ARTICLE VI.

COVENANTS OF PROSPERITY

Prosperity covenants and agrees with the Company as follows:

Section 6.1 Best Efforts. Within thirty (30) days following the date of this Agreement, Prosperity will prepare and file, or cause to be prepared and filed, all necessary applications or other documentation with the FDIC, the TDB and any other appropriate regulatory authorities having jurisdiction over the transactions contemplated by this Agreement, including the Bank Merger, other than the Federal Reserve Board. Prosperity will prepare and file all necessary applications or other documentation with the Federal Reserve Board within fifteen (15) days after the TDB and the FDIC have accepted the applications with respect to the Bank Merger for filing. Prosperity will take all reasonable action to aid and assist in the consummation of the Merger, and will use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including such actions which are necessary, proper or advisable in connection with filing applications and registration statements with, or obtaining approvals from, all regulatory authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger. Prosperity will provide the Company with copies of all such regulatory filings and all correspondence with regulatory authorities in connection with the Merger for which confidential treatment has not been requested. Prosperity will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings.

Section 6.2 Registration Statement.

(a) As soon as practicable after the execution of this Agreement, Prosperity will prepare and file with the SEC a Registration Statement on Form S-4 under the Securities Act (the “Registration Statement”) and any other applicable documents, including the notice, proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”), relating to the Prosperity Common Shares to be delivered to the shareholders of the Company pursuant to this Agreement, and will use its reasonable best efforts to cause the Registration Statement to become effective. The Company and its counsel shall be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement with respect to the Company and the meeting of the Company’s shareholders. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder.

(b) None of the information relating to Prosperity and its Subsidiaries that is provided by Prosperity for inclusion in (i) the Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act will, at the time of mailing the Proxy Statement to the Company’s shareholders, at the time of the Meeting and at the Effective Time of the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 6.3 NYSE Listing. Prosperity shall file all documents required to be filed to have the Prosperity Common Shares to be issued pursuant to the Agreement included for listing on the NYSE and use its reasonable best efforts to effect said listing.

Section 6.4 Issuance of Prosperity Common Shares. The Prosperity Common Shares to be issued by Prosperity to the shareholders of the Company pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The Prosperity Common Shares to be issued to the shareholders of the Company pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Prosperity or any other person, firm or entity. The Prosperity Common Shares to be issued to the shareholders of the Company pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for Prosperity Common Shares issued to any shareholder of the Company who may be deemed to be an “affiliate” (under the Exchange Act) of Prosperity after completion of the Merger.

Section 6.5 Access to Properties and Records. To the extent permitted by applicable law, Prosperity shall and shall cause each of its Subsidiaries, upon reasonable notice from the Company to Prosperity to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of the Company full access to the properties, books and records of Prosperity and its Subsidiaries during normal business hours in order that the Company may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of Prosperity and its Subsidiaries, and (b) furnish the Company with such additional financial and operating data and other information as to the business and properties of Prosperity as the Company shall, from time to time, reasonably request.

Section 6.6 Rule 144 Compliance. For a period of not less than 2 years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of the Company to sell Prosperity Common Shares in accordance with Rule 145 of the Securities Act), Prosperity will use its reasonable best efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 6.7 [Reserved].

Section 6.8 Assumption of Certain Agreements. Prosperity will, or will cause the applicable Subsidiary of Prosperity to, assume and honor, as of the Effective Time, the agreements listed in Schedule 6.8, as in effect on the date hereof. Prosperity will not, and will cause the applicable Subsidiary of Prosperity not to, amend or terminate each such agreement without the consent of each party thereto.

Section 6.9 Indemnification.

(a) For a four (4) year period after the Effective Time, and subject to the limitations contained in applicable Federal Reserve Board and FDIC regulations and to any limitations contained in the Certificate of Formation of the Company or the Articles of Association of the Bank, Prosperity will indemnify and hold harmless each present director and officer of the Company or the Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was acting in his or her capacity as a director or officer of the Company or the Bank to the fullest extent that the Indemnified Party would be entitled under the Certificate of Formation of the Company or the Articles of Association of the Bank, as applicable, in each case as in effect on the date hereof and to the extent permitted by applicable law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation, is to promptly notify Prosperity, but the failure to so notify will not relieve Prosperity of any liability it may have to the Indemnified Party to the extent such failure does not prejudice Prosperity. In any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Prosperity will have the right to assume the defense thereof and Prosperity will not be liable to an Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Prosperity elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Prosperity and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to Prosperity, and Prosperity will pay the reasonable fees and expenses of such counsel for the Indemnified Party (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Party will cooperate in the defense of any such matter, (iii) Prosperity will not be liable for any settlement effected without its prior written consent and (iv) Prosperity will have no obligation hereunder if indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

ARTICLE VII.

MUTUAL COVENANTS OF PROSPERITY

AND THE COMPANY

Section 7.1 Notification; Updated Disclosure Schedules. The Company shall give prompt notice to Prosperity, and Prosperity shall give prompt notice to the Company, of (a) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, including, without limitation, as a result of any change in a Disclosure Schedule, or (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided further, however, that if such notification under clause (a) relates to any matter which arises for the first time after the date of this Agreement, then the other party may only terminate this Agreement if such matter would cause the condition set forth in Section 10.3 with respect to the Company and in Section 11.3 with respect to Prosperity, incapable of being satisfied.

Section 7.2 Confidentiality.

(a) Prosperity and the Company agree that terms of the Confidentiality Agreement dated April 23, 2013, between Prosperity and the Company (the “Confidentiality Agreement”) are incorporated into this Agreement by reference and shall continue in full force and effect and shall be binding on Prosperity and the Company and their respective affiliates, officers, directors, employees and representatives as if parties thereto, in accordance with the terms thereof.

(b) After the Effective Time, the Company and its affiliates, officers, directors, employees and representatives shall hold in confidence all documents and information concerning Prosperity, this Agreement and the transactions contemplated hereby, unless required to disclose such information pursuant to order, request or demand of a governmental authority or by judicial or administrative process or by law.

Section 7.3 Publicity. Except as otherwise required by applicable law or securities exchange rules or in connection with the regulatory application process, as long as this Agreement is in effect, neither Prosperity nor the Company shall, nor shall they permit any of their officers, directors or representatives to, issue or cause the publication of any press release or public announcement with respect to, or otherwise make any public announcement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Employee Benefit Plans.

(a) To the extent requested by Prosperity at least 30 days before the Effective Time, the Company or its appropriate Subsidiary shall execute and deliver such instruments and take such other actions as Prosperity may reasonably require in order to cause the amendment or termination of any Company Employee Plan on terms satisfactory to Prosperity and in accordance with applicable law and effective no later than the Closing Date, except that the winding up of any such plan may be completed following the Closing Date, provided the Company or Subsidiary has used its reasonable best efforts to complete the winding up of any such plan prior to the Closing Date. Prosperity agrees that the employees of the Company and its Subsidiaries who continue their employment after the Closing Date (the “Company Employees”) will be entitled to participate as newly hired employees in the employee benefit plans and programs maintained for employees of Prosperity and Prosperity Bank, subject to the granting of credit for prior service as provided below, in accordance with the respective terms of such plans and programs, and Prosperity shall take all actions necessary or appropriate to facilitate coverage of the Company Employees in such plans and programs and the granting of such credit from and after the Closing Date, subject to paragraphs (b) and (c) of this Section 7.4.

(b) Each Company Employee will be entitled to credit for prior service with the Company for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (excluding vesting requirements under stock incentive plans), sponsored by Prosperity or Prosperity Bank to the extent permitted by such Prosperity plans and applicable law. To the extent permitted by such Prosperity plans and applicable law, any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each Company Employee and their eligible dependents. To the extent permitted by the applicable Prosperity plans and applicable law, Prosperity further agrees to credit each Company Employee and his eligible dependents for the year during which coverage under Prosperity’s group health plan begins, with any deductibles co-payments, or out-of-pocket payments already incurred by such Company Employee during such year under the Company’s group health plan. Without limiting the foregoing, Prosperity shall extend coverage to Company Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Prosperity or its Subsidiaries to the extent permitted by such Prosperity plans and applicable law. Prosperity shall give effect to any elections made by Company Employees with respect to such accounts under the Company’s Flexible Benefits Cafeteria Plan to the extent permitted by such Prosperity plan and applicable law. Company Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under the Company’s Flexible Benefits Cafeteria Plan to the extent permitted by such Prosperity plan and applicable law. Notwithstanding the foregoing, to the extent that waiving such conditions or crediting such amounts requires the consent of Prosperity’s or Prosperity Bank’s health insurance carrier, Prosperity shall only be required to use commercially reasonable efforts to cause such carrier to waive such conditions and credit such amounts. For purposes of determining Company Employee’s benefits for the calendar year in which the Merger occurs under Prosperity’s vacation program, any vacation taken by a Company Employee immediately preceding the Closing Date for the calendar year in which the Merger occurs will be deducted from the total Prosperity vacation benefit available to such Company Employee for such calendar year.

(c) After the Closing Date, Prosperity intends to merge the FVNB Corp. Employees Profit Sharing Plan into Prosperity’s 401(k) Profit Sharing Plan. Each Company Employee shall be entitled to credit for past service with the Company for the purpose of satisfying any eligibility or vesting periods applicable to Prosperity’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Prosperity’s 401(k) Profit Sharing Plan) to the extent permitted by such Prosperity plans and applicable law.

Section 7.5 Assumption of Outstanding Trust Preferred Issues. As soon as practicable following the execution of this Agreement, the Company shall notify the trustees with respect to the Trust Preferred Issues, or any successor trustee named for purposes of the Trust Preferred Issues, of the execution of this Agreement and cooperate with Prosperity and the trustees to facilitate Prosperity’s assumption of the Trust Preferred Issues. Prosperity shall take such action as is required to assume, on or before the Effective Time, the securities issued by Trust II and Trust III.

ARTICLE VIII.

CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, a meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Articles X, XI and XII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement on a mutually acceptable date (“Closing Date”) as soon as practicable, within a thirty (30) day period commencing with the later of the following dates:

(a) the receipt of shareholder approval and the last Regulatory Approval (as defined in Section 12.1) and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger and the Bank Merger; and

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and Prosperity or the Company, pursuant to Section 12.1 herein, have elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Prosperity and the Company, to the consummation of the transactions contemplated herein, or such prior date as each of Prosperity and the Company shall elect whether or not such proceeding has been brought to a conclusion.

The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of the Company and the Regulatory Approvals, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Texas (“Effective Time”).

ARTICLE IX.

TERMINATION

Section 9.1 Termination.

(a) Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger contemplated hereby may be abandoned by action of the Board of Directors of Prosperity or the Company at any time before the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall be final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions;

(iii) the Effective Time has not occurred on or before the 180th day after the date of this Agreement, unless one or more of the Regulatory Approvals has not been received on or before the 180th day after the date of this Agreement, in which instance the Effective Time has not occurred on or before the 210th day after the date of this Agreement, or such later date as has been approved in writing by the Boards of Directors of Prosperity and the Company; but the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the Merger to become effective on or before such applicable date; or

(iv) the approval of the shareholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Meeting at which they consider the Agreement.

(b) This Agreement may be terminated at any time before the Effective Time by action of the Company Board if Prosperity fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Prosperity contained herein shall be inaccurate in any material respect. If the Company Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in this Section 9.1(b), the Company Board must notify Prosperity in writing of its intent to terminate stating the reason therefor. Prosperity will have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(c) This Agreement may be terminated at any time before the Effective Time by action of the Prosperity Board if (i) the Company fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of the Company contained herein shall be inaccurate in any material respect, (ii) any approval required to be obtained from any regulatory authority or agency is obtained subject to restrictions or conditions on the operations of the Company, the Bank, Prosperity or Prosperity Bank that are reasonably unacceptable to Prosperity or (iii) any of the conditions set forth in Section 5.14(c) occur. If the Prosperity Board desires to terminate this Agreement because of an alleged breach or inaccuracy as provided in Section 9.1(c)(i), the Prosperity Board must notify the Company in writing of its intent to terminate stating the cause therefor. The Company will have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy.

(d) This Agreement may be terminated at any time before the Closing upon the mutual written consent of Prosperity and the Company and the approval of such action by their respective Boards of Directors.

(e) This Agreement may be terminated at any time before the Closing by the Company Board if before the Effective Time, the Company receives an unsolicited, bona fide Acquisition Proposal (as defined in Section 9.3(d)) and the Company Board determines in its good faith judgment and in the exercise of its fiduciary duties, based on the advice of outside legal counsel and the Financial Advisor, that (i) such Acquisition Proposal (if consummated pursuant to its terms and after giving effect to the payment of the Termination Fee and Prosperity Expenses (each as defined in Section 9.3(a)(i)) is a Superior Proposal (as defined in Section 9.3(f)) and (ii) the failure to terminate this Agreement and accept such Superior Proposal would be inconsistent with the proper exercise of such fiduciary duties; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) unless:

(i) the Company has provided prior written notice to Prosperity at least five (5) business days in advance (the “Notice Period”) of taking such action, which notice advises Prosperity that the Company Board has received a Superior Proposal, specifies the material terms and conditions of such Superior Proposal (including the identity of the Person or “Group” (as such term is defined in Section 13(d) under the Exchange Act) making the Superior Proposal); and

(ii) during the Notice Period, the Company negotiates, and causes the Financial Advisor and outside counsel to negotiate, with Prosperity in good faith (to the extent Prosperity desires to so negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and the Company Board considers such adjustments in the terms and conditions of this Agreement resulting from such negotiations and concludes in good faith based upon consultations with the Financial Advisor and the advice of outside legal counsel that such Superior Proposal remains a Superior Proposal even after giving effect to the adjustments in the terms and conditions of this Agreement proposed by Prosperity.

If during the Notice Period any revisions are made to the Superior Proposal and the Company Board in its good faith judgment determines such revisions are material, the Company shall deliver a new written notice to Prosperity and shall comply with the requirements of this Section 9.1(e) with respect to such new written notice, except that the new Notice Period shall be three (3) business days. Termination under this clause (e) shall not be deemed effective until payment of the Termination Fee and/or Prosperity Expenses as required by Section 9.3.

(f) This Agreement may be terminated at any time before the Closing by the Prosperity Board if (i) the Company has breached the covenant contained in Section 5.5 in a manner adverse to Prosperity; (ii) the Company Board resolves to accept an Acquisition Proposal; or (iii) the Company Board withdraws or modifies, in any manner that is adverse to Prosperity, its recommendation or approval of this Agreement or the Merger or recommended to the Company shareholders acceptance or approval of any alternative Acquisition Proposal, or resolves to do any of the foregoing.

Section 9.2 Effect of Termination. Except as provided in Section 9.3, if this Agreement is terminated by either Prosperity or the Company as provided in Section 9.1, this Agreement (other than Section 7.2) will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except that the provisions of Sections 5.14, 7.2, 9.2 and 13.4 will survive termination of this Agreement. Nothing contained in this Section 9.2 will relieve any party hereto of any liability for a breach of this Agreement.

Section 9.3 Termination Fee and Expenses. To compensate Prosperity for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities by Prosperity, the Company and Prosperity agree as follows:

(a) Provided that Prosperity is not in material breach of any covenant or obligation under this Agreement (which breach has not been cured within fifteen (15) days following receipt of written notice thereof by the Company specifying in reasonable detail the basis of such alleged breach), if this Agreement is terminated by:

(i) the Company under the provisions of Section 9.1(e), then the Company shall pay to Prosperity the sum of $15,000,000 (the “Termination Fee”) plus all expenses incurred by Prosperity in connection with the proposed transaction, provided that the aggregate amount of all such expenses shall not exceed $750,000 (“Prosperity Expenses”);

(ii) Prosperity under the provisions of Section 9.1(f), then the Company shall pay to Prosperity the Termination Fee plus the Prosperity Expenses;

(iii) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at the time of termination, the Registration Statement has been declared effective for at least 25 business days prior to such termination and the Company shall have failed to call, give notice of, convene and hold the Meeting in accordance with Section 5.1, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the Company, then the Company shall pay to Prosperity the Prosperity Expenses; or

(iv) either Prosperity or the Company under the provisions of (A) Section 9.1(a)(iii), if at such time the shareholders of the Company have not approved and adopted the Agreement and the Merger, or (B) Section 9.1(a)(iv), if, at the time of termination, there exists an Acquisition Proposal with respect to the

Company and, with respect to either clause (A) or (B), within twelve (12) months of the termination of this Agreement, the Company enters into an Acquisition Agreement with any third party with respect to any Acquisition Proposal, then the Company shall pay to Prosperity the Termination Fee, which shall be in addition to the Prosperity Expenses to be paid pursuant to Section 9.3(a)(iii).

The payment of the Termination Fee and/or Prosperity Expenses shall be Prosperity’s sole and exclusive remedy with respect to termination of this Agreement as set forth in this Section 9.3(a). For the avoidance of doubt, in no event shall the Termination Fee described in this Section 9.3 be payable on more than one occasion.

(b) Any payment required by Section 9.3(a) shall become payable within two (2) business days after receipt by the non-terminating party of written notice of termination of this Agreement; provided, however, that if the payment of the Termination Fee is required pursuant to Section 9.3(a)(iv), then such payment shall become payable on or before the date of execution by the Company of an Acquisition Agreement.

(c) For purposes of this Agreement, an “Acquisition Agreement” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement, option agreement or any similar agreement related to any Acquisition Proposal.

(d) For purposes of this Agreement, “Acquisition Proposal” means any proposal (whether communicated to the Company or publicly announced to the Company’s shareholders) by any person (other than Prosperity or any of its Affiliates) for an Acquisition Transaction involving the Company, any Subsidiary or any future Subsidiary, or any combination of such Subsidiaries, the assets of which constitute, or would constitute, 20% or more of the consolidated assets of the Company as reflected on the Company’s most recent consolidated statement of condition prepared in accordance with GAAP.

(e) For purposes of this Agreement, “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any person or “Group” (as such term is defined in Section 13(d) under the Exchange Act), other than Prosperity or any of its Affiliates, of 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or Group (other than Prosperity or any of its Affiliates) beneficially owning 20% or more in interest of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction hold less than 80% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 20% or more of the assets of the Company; or (iii) any liquidation or dissolution of the Company.

(f) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of the Company reasonably determines, in its good faith judgment based on, among other things, the advice of outside counsel and the Financial Advisor, (i) to be more favorable from a financial point of view to the Company’s shareholders than the Merger taking into account all terms and conditions of the proposal and (ii) reasonably capable of being consummated on the terms proposed, taking into account all legal, financial, regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” and “80%” in the definitions of Acquisition Proposal and Acquisition Transaction shall be deemed to be references to “50%.”

ARTICLE X.

CONDITIONS TO OBLIGATIONS OF PROSPERITY

The obligation of Prosperity under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date of the following conditions, which may be waived by Prosperity in its sole discretion:

Section 10.1 Compliance with Representations and Warranties. The representations and warranties made by the Company in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. Prosperity shall have been furnished with a certificate, executed by an appropriate representative of the Company and dated as of the Closing Date, to the foregoing effect.

Section 10.2 Performance of Obligations. The Company shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing. Prosperity shall have received a certificate signed by an appropriate representative of the Company to that effect.

Section 10.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on the Company or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on the Company.

Section 10.4 Releases. Each director and officer (with a title of Executive Vice President or above or who executed an agreement specified in Section 5.6(b) hereof) of the Company and the Bank shall have delivered to Prosperity a Director/Officer Release.

Section 10.5 Termination of Employment and Change in Control Agreements. Each of the employment and change in control agreements between the Company or the Bank and an officer thereof as set forth in Schedule 10.5 shall be terminated, the Company shall pay to each such person the amount set forth in Schedule 10.5 and each such person shall have executed a termination and release agreement with respect to the termination of their respective employment or change in control agreement.

Section 10.6 Employment Agreements; Non-Competition Agreements.

(a) Each of the persons set forth in Schedule 5.6(b) shall have entered into an employment and/or non-competition agreement with Prosperity or Prosperity Bank.

(b) Each of the directors of the Company and the Bank who does not deliver an employment and/or non-competition agreement pursuant to Section 5.6(b) shall have entered into a Director Non-competition Agreement.

Section 10.7 Shareholder Vote; Dissenters’ Rights. Each of the directors of the Company and the Bank and certain officers of the Company shall have executed and delivered a Voting Agreement, and such agreement shall be in full force and effect on and as of the Closing Date. The holders of Company Shares shall have approved this Agreement and the transactions contemplated hereby as contemplated by Section 5.1 and no action purporting or attempting to rescind that vote shall have been taken by the Company or its shareholders. Holders of shares representing no more than eight percent (8%) of the issued and outstanding Company Shares have demanded or are entitled to receive payment of the fair value of their shares as dissenting shareholders.

Section 10.8 Consents and Approvals. All consents, approvals, waivers and other assurances from all non-governmental third parties which are required to be obtained under the terms of any contract, agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of their respective properties is bound in order to prevent the consummation of the transactions contemplated by this Agreement from constituting a default under such contract, agreement or instrument or creating any lien, claim or charge upon any of the assets of the Company or any of its Subsidiaries shall have been obtained, and the Company shall have received evidence thereof in form and substance satisfactory to it.

Section 10.9 Allowance for Loan Losses. As of the Closing Date, the Company’s allowance for loan losses shall be equal to at least the Minimum Allowance Amount.

Section 10.10 Repurchase of SBLF Preferred Shares. All of the issued and outstanding SBLF Preferred Shares will have been redeemed and canceled pursuant to and in compliance with the Standard Provisions by the Company so that, as of at least two (2) business days before the Closing Date, the Company will have no SBLF Preferred Shares issued or outstanding.

Section 10.11 Outstanding Litigation. The Company will accrue for any costs and expenses, including legal fees and expenses and settlement costs, related to the outstanding lawsuits set forth in Schedule 3.13, as such schedule may be updated, as specified in such schedule, or if no such amount is specified, as reasonably determined by Prosperity. No accrual will be required for any lawsuit that is settled or dismissed in any final, binding and non-appealable proceeding after payment of all related fees, costs and expenses owed by the Company or any Subsidiary.

Section 10.12 Liquidation of Bank Subsidiary. First Victoria Leasing, Inc. shall have been liquidated and dissolved.

Section 10.13 Completion of Funding of and Withdrawal from Retirement Plan. The Company will have caused the Bank to (a) contribute to the Retirement Plan such amount as may be necessary to enable the sponsor of the plan to purchase annuity contracts providing benefits for all participants in the Retirement Plan who are employed or were formerly employed by the Bank and the survivors and beneficiaries (including alternate payees under a qualified domestic relations order) of such employees and former employees, (b) notify the sponsor of the Retirement Plan that the Bank will fully withdraw from the Retirement Plan as soon as possible consistent with the sponsor’s procedures and applicable law, and (c) use its best efforts in completing the withdrawal from the Retirement Plan as soon as possible.

ARTICLE XI.

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company under this Agreement to consummate the Merger is subject to the satisfaction, at or before the Closing Date, of the following conditions, which may be waived by the Company in its sole discretion:

Section 11.1 Compliance with Representations and Warranties. The representations and warranties made by Prosperity in this Agreement (a) must have been true and correct as of the date of this Agreement and (b) shall be true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties are by their express provisions made as of a specified date) as though made on and as of the Closing Date; provided that for purposes of determining the accuracy of such representations and warranties with respect to clause (b) all materiality qualifiers contained therein shall be disregarded. The Company shall be furnished with a certificate, executed by an appropriate representative of Prosperity and dated as of the Closing Date, to the foregoing effect.

Section 11.2 Performance of Obligations. Prosperity shall have performed or complied in all material respects with all covenants and obligations required by this Agreement to be performed and complied with before or at the Closing. The Company shall have received a certificate signed by an appropriate representative of Prosperity to that effect.

Section 11.3 Absence of Material Adverse Change. There shall have been no change after the date hereof in the assets, properties, business or financial condition of Prosperity or any of its Subsidiaries which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Prosperity or the transactions contemplated hereby; nor shall any event (including, without limitation, acts of God or force majeure, weather related and terrorist related events) have occurred which, with the lapse of time, could reasonably be expected to cause or result in a Material Adverse Effect on Prosperity.

Section 11.4 Assumption of Outstanding Trust Preferred Issues. Prosperity shall have taken such action as is required to assume, on or before the Effective Time, the securities issued by Trust II and Trust III.

ARTICLE XII.

CONDITIONS TO RESPECTIVE OBLIGATIONS OF PROSPERITY

AND THE COMPANY

The respective obligations of Prosperity and the Company under this Agreement are subject to the satisfaction of the following conditions which may be waived by Prosperity and the Company, respectively, in their sole discretion:

Section 12.1 Government Approvals.

(a) Prosperity shall have received the approval, or waiver of approval, of the transactions contemplated by this Agreement, including the Bank Merger, from all necessary governmental agencies and authorities, including the Federal Reserve Board, the FDIC, the TDB, the OCC and any other regulatory agency whose approval (or waiver thereof) must be received in order to consummate the Merger and the Bank Merger (the “Regulatory Approvals”), which approvals shall not impose any restrictions on the operations of Prosperity or the Continuing Corporation which are reasonably unacceptable to Prosperity, but Prosperity agrees that the divestiture of one or more of the Bank’s or Prosperity Bank’s locations is not an unreasonable restriction on the operations of Prosperity or the Continuing Corporation and would not allow Prosperity to terminate this Agreement pursuant to Section 9.1(a)(ii) or Section 9.1(c)(ii), provided that the aggregate amount of deposits required to be divested is not greater than twelve percent (12%) of the Bank’s total deposits less any public funds determined as of the month-end immediately preceding Closing.

(b) Any statutory or regulatory waiting period necessary to effect the Merger, the Bank Merger and the transactions contemplated hereby shall have expired.

(c) Such approvals and the transactions contemplated hereby shall not have been contested by any federal or state governmental authority or any third party (except shareholders asserting dissenters’ rights) by formal proceeding. It is understood that, if any such contest is brought by formal proceeding, Prosperity or the Company may, but shall not be obligated to, answer and defend such contest or otherwise pursue the Merger and the transactions contemplated hereby over such objection.

Section 12.2 Shareholder Approval. The shareholders of the Company shall have approved this Agreement and the transactions contemplated hereby by the requisite vote.

Section 12.3 Tax Opinion. The Company shall have received an opinion of Hunton & Williams, LLP, and Prosperity shall have received an opinion of Bracewell & Giuliani LLP, in each case dated the Closing Date, to the effect that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of the Company, Prosperity and others.

Section 12.4 Registration of Prosperity Common Shares. The Registration Statement covering the Prosperity Common Shares to be issued in the Merger shall have become effective under the Securities Act and no stop orders suspending such effectiveness shall be in effect, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated or continuing, or have been threatened and be unresolved, and all necessary approvals under state’s securities laws relating to the issuance or trading of the Prosperity Common Shares to be issued in the Merger shall have been received.

Section 12.5 Listing of Prosperity Common Shares. The Prosperity Common Shares to be delivered to the shareholders of the Company pursuant to this Agreement shall have been authorized for listing on the NYSE.

ARTICLE XIII.

MISCELLANEOUS

Section 13.1 Certain Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(a) “Affiliate” means any natural person, corporation, general partnership, limited partnership proprietorship, other business organization, trust, union, association or governmental authority that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified.

(b) A person has “Knowledge” of, or acts “Knowingly” with respect to, a particular fact or other matter if any individual who is presently serving as a director or an officer with the title of Executive Vice President or above, any individual offered an employment agreement pursuant to Section 5.6(b) or any individual in charge of a department or unit of the Bank is actually aware of or, after reasonable inquiry, had reason to know such fact or other matter.

(c) “Material Adverse Effect” with respect to any party means any effect, change, development or occurrence that individually, or in the aggregate together with all other effects, changes, developments or occurrences, (i) is material and adverse to the financial condition, assets, deposits, results of operations, earnings, business or cash flows of that party, taken as a whole; provided that a Material Adverse Effect shall not be deemed to include any effect on the referenced party which is caused by (A) changes in laws and regulations or interpretations thereof that are generally applicable to the banking or savings industries; (B) changes in GAAP or regulatory accounting principles that are generally applicable to the banking or savings industries; (C)changes in global, national or regional political conditions or general economic or market conditions in the United States and the State of Texas, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry; (D)general changes in the credit markets or general downgrades in the credit markets; (E) actions or omissions of a party required by this Agreement or taken with the prior informed written consent of the other party or parties in contemplation of the transactions contemplated hereby; or (F)any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; except to the extent that the effects of such change disproportionately affect such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate; or (ii) prevents or materially impairs any party from consummating the Merger, or any of the transactions contemplated by this Agreement.

(d) “Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any corporation, association or other entity in which 50% or more of the outstanding voting securities are owned directly or indirectly by any such entity, or any partnership, joint venture, limited liability company or other enterprise in which any entity has, directly or indirectly, any equity interest; but the term does not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

Section 13.2 Nonsurvival of Representations and Warranties. The representations, warranties, covenants and agreements of Prosperity and the Company contained in this Agreement shall terminate at the Closing, other than the covenants that by their terms are to be performed after the Effective Time (including Sections 6.6, 6.8, 7.2, 7.4, 9.2, 13.2, 13.4 and 13.6), which shall survive the Closing.

Section 13.3 Amendments. This Agreement may be amended only by a writing signed by Prosperity and the Company at any time before the Effective Time with respect to any of the terms contained herein; provided, however, that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement shall not be decreased subsequent to the approval of the transactions contemplated by the Agreement without the further approval by such shareholders.

Section 13.4 Expenses. Whether or not the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Similarly, each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees) in respect of any claim made by any party for a broker’s or finder’s fee in connection with this transaction other than one based on communications between the party and the claimant seeking indemnification.

Section 13.5 Notices. Except as explicitly provided herein, any notice given hereunder shall be in writing and shall be delivered in person, mailed by first class mail, postage prepaid or sent by email, facsimile, courier or personal delivery to the parties at the following addresses unless by such notice a different address shall have been designated:

If to Prosperity:

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Fax No.: (713) 693-9309

Email: David.Zalman@prosperitybankusa.com

Attention:     Mr. David Zalman

With a copy to:

Prosperity Bancshares, Inc.

80 Sugar Creek Center Boulevard

Sugar Land, Texas 77478

Fax No.: (281) 269-7222

Email: Charlotte.Rasche@prosperitybankusa.com

Attention:     Ms. Charlotte M. Rasche

and

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2781

Fax No.: (713) 221-1212

Email: Will.Luedke@bgllp.com

Attention:     Mr. William T. Luedke IV

If to the Company:

FVNB Corp.

101 S. Main Street

Victoria, Texas 77901

Fax No.: (361) 574-8464

Email: rmarshall@firstvictoria.com and gsprawka@firstvictoria.com

Attention:     Mr. Russell Marshall and Mr. Greg Sprawka

With a copy to:

Hunton & Williams LLP

1445 Ross Avenue, Suite 3700

Dallas, Texas 75202

Fax No.: (214) 740-7144

Email: CGreef@hunton.com and BMarek@hunton.com

Attention:     Mr. Charles E. Greef and Mr. Brian R. Marek

All notices sent by mail as provided above shall be deemed delivered three (3) days after deposit in the mail. All notices sent by courier as provided above shall be deemed delivered one day after being sent and all notices sent by facsimile shall be deemed delivered upon confirmation of receipt. All other notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided. Notices permitted to be sent via e-mail shall be deemed delivered only if sent to such persons at such e-mail addresses as may be set forth in writing.

Section 13.6 Controlling Law; Jurisdiction.

(a) All questions concerning the validity, operation and interpretation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by the laws of the State of Texas, without taking into account provisions regarding choice of law.

(b) Any proceeding arising out of or relating to the matters contemplated by this Agreement must be brought in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas (Houston Division), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such proceeding shall be heard and determined only in any such court, and agrees not to bring any proceeding arising out of or relating to the matters contemplated by this Agreement in any other court. Each party acknowledges and agrees that the provisions of this Section 13.6(b) constitute a voluntary and bargained for agreement between the parties. Process in any proceeding may be served on any party anywhere in the world.

Section 13.7 Articles, Sections, Exhibits, Schedules and Headings. All articles and sections referred to herein are articles and sections, respectively, of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Any and all schedules, exhibits, certificates or other documents or instruments referred to herein or attached hereto are and will be incorporated herein by reference hereto as though fully set forth herein.

Section 13.8 Extension; Waiver. At any time before the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 13.9 Severability. Any provision hereof prohibited by or unlawful or unenforceable under any applicable law or any jurisdiction shall as to such jurisdiction be ineffective, without affecting any other provision of this Agreement, or shall be deemed to be severed or modified to conform with such law, and the remaining provisions of this Agreement shall remain in force; provided that the purpose of the Agreement can be effected. To the fullest extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

Section 13.10 Entire Agreement. This Agreement and the exhibits and attachments hereto represent the entire agreement between the parties respecting the transactions contemplated hereby, and all understandings and agreements heretofore made between the parties hereto are merged in this Agreement, including the exhibits and schedules delivered pursuant hereto, which (together with any agreements executed by the parties hereto contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement) shall be the sole expression of the agreement of the parties respecting the Merger. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 13.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed to constitute one and the same instrument.

Section 13.12 Assignment; Binding on Successors. Except as otherwise provided herein, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, executors, trustees, administrators, guardians, successors and permitted assigns, but shall not be assigned by any party without the prior written consent of the other parties.

Section 13.13 Gender; Plurals. Any pronoun used herein shall refer to any gender, whether masculine, feminine or neuter, as the context requires. Defined terms may be used in either the singular or plural form as indicated by the applicable syntax, but the meaning of which shall not be affected thereby.

Section 13.14 No Third Party Beneficiaries. Nothing contained in this Agreement, express or implied, is intended to confer upon any persons, other than the parties hereto or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

Section 13.15 Disclosures. Any disclosure made in any document delivered pursuant to this Agreement or referred to or described in writing in any section of this Agreement or any schedule attached hereto shall be deemed to be disclosure for purposes of any section herein or schedule hereto; provided that the relevance of such disclosure is cross-referenced to such other representations or warranties and is reasonably apparent from the terms of such disclosure.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

FVNB CORP.

By:	/s/ Michael S. Anderson
Michael S. Anderson
Chairman of the Board

[Signature Page to Agreement and Plan of Reorganization]

EXHIBIT A

FORM OF VOTING AGREEMENT

AND IRREVOCABLE PROXY

This Voting Agreement and Irrevocable Proxy (the “Voting Agreement”), dated as of June 30, 2013, is executed by and among Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”), FVNB Corp., a Texas corporation (the “Company”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).

WHEREAS, concurrently herewith, Prosperity and the Company are entering into that certain Agreement and Plan of Reorganization (as such agreement may be amended or supplemented from time to time, the “Agreement”), pursuant to which the Company will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, the Agreement provides that all of the issued and outstanding common shares, par value $0.01 per share, of the Company (“Company Shares”) (other than any Dissenting Shares, as defined in the Agreement) will be exchanged for such consideration as set forth in the Agreement; and

WHEREAS, as a condition and inducement to Prosperity’s willingness to enter into the Agreement, each of the directors and certain officers of the Company and First Victoria National Bank, a national banking association and wholly-owned subsidiary of the Company (the “Bank”), have agreed to vote his or her Company Shares in favor of approval of the Agreement and the transactions contemplated thereby; and

WHEREAS, the Company and Prosperity are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger;

NOW, THEREFORE, in consideration of the substantial expenses that Prosperity will incur in connection with the transactions contemplated by the Agreement and to induce Prosperity to execute the Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:

1. Each of the Shareholders hereby severally represents and warrants to Prosperity and the Company that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of Company Shares set forth below its name on the signature page of this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber prior to the record date of the Company’s special meeting of shareholders referred to in Section 5.1 of the Agreement (the “Meeting”) any or all of his or her Shares or (b) deposit any Company Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Company Shares or grant any proxy with respect thereto, other than to other members of the Board of Directors of the Company (the “Board”) for the purpose of voting to approve the Agreement and the transactions contemplated thereby.

2. Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional Company Shares acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Agreement and the transactions contemplated thereby at the Meeting and (b) against approval of any Acquisition Proposal (as defined in the Agreement) made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Meeting or any other meeting of shareholders held prior or subsequent to the Meeting. If there has been a modification or amendment to the Agreement that reduces the Merger Consideration (as defined in the Agreement), other than any adjustment to the Merger Consideration provided for in the Agreement, then this Section 2 shall be inapplicable.

3. Each Shareholder shall not invite or seek any Opposing Proposal, support (or suggest that anyone else should support) any Opposing Proposal that may be made, or ask the Board to consider, support or seek any Opposing

Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any person that makes or is considering making an Opposing Proposal or any representative of such person after becoming aware that the person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any person relating to any Opposing Proposal or otherwise indicating that any person may wish to precipitate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Prosperity requests that is available to the Shareholder regarding any Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the Board is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair Prosperity’s ability to exercise any of the rights granted by the Agreement. Notwithstanding the foregoing, the Board may comply with the provisions of Section 5.5(b), Section 5.5(c) and Article IX of the Agreement that relate to an Acquisition Proposal (as well as a Superior Proposal, as defined therein) and the provisions of this Section 3 shall not apply to such actions or inactions by the Board, as applicable.

4. In order to better effect the provisions of Section 2 hereof, each Shareholder individually and the Shareholders collectively hereby revoke any previously executed proxies and hereby constitute and appoint David Zalman and Charlotte M. Rasche (individually, a “Proxy Holder”), and each of them, with or without the other, with full power of substitution, his, her and their true and lawful proxy and attorney-in-fact to vote at the Meeting all of the Shares in favor of the approval and adoption of the Agreement and the transactions contemplated thereby with such modifications to the Agreement and the transactions contemplated thereby as the parties thereto may make; provided, however, that this Section 4 shall be inapplicable if there has been a modification or amendment to the Agreement which reduces the Merger Consideration, other than any adjustment to the Merger Consideration provided for in the Agreement.

5. This proxy shall be limited strictly and solely to the power to vote the Shares in the manner and for the purpose set forth in Section 2 hereof and shall not extend to any other matters.

6. Each Shareholder acknowledges that Prosperity and the Company are relying on this Voting Agreement and the irrevocable proxies in incurring expenses in reviewing the Company’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger and that the proxy granted hereby is coupled with an interest and is irrevocable to the full extent permitted by applicable law, including Section 21.369 of the Texas Business Organizations Code (“TBOC”). Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit Prosperity.

7. This Voting Agreement and the irrevocable proxies granted pursuant hereto shall continue in effect until the earlier to occur of (a) the termination of the Agreement in accordance with its terms or (b) the consummation of the Merger.

8. Subject to the limitations set forth herein, the vote of the Proxy Holder shall control in any conflict between its vote of the Shares and a vote by the Shareholders of the Shares, and the Company agrees to recognize the vote of the Proxy Holder instead of the vote of the Shareholders in the event the Shareholders do not vote in favor of the authorization and approval of the Agreement as set forth in Section 2 hereof.

9. Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.

2

10. Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and the Shareholder’s Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such person in accordance with its terms.

11. Each Shareholder hereby (a) confirms his knowledge of the availability of the rights of dissenting shareholders under the TBOC with respect to the Merger and (b) confirms receipt of a copy of the provisions of the TBOC related to the rights of dissenting shareholders. Each Shareholder hereby waives and agrees not to assert, and shall use its best efforts to cause any of its affiliates who hold of record any of the Shareholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Shareholder or such affiliate may now or hereafter have with respect to any Shares (or any other shares of capital stock of the Company that the Shareholder shall hold of record at the time that Shareholder may be entitled to assert appraisal rights with respect to the Merger) whether pursuant to the TBOC or otherwise.

12. This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder except upon the execution and delivery of a written agreement executed by the Company, Prosperity and the Shareholder.

13. This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

14. This Voting Agreement, together with the Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.

15. All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.

16. Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause Prosperity to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, Prosperity shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.

17. From time to time, at Prosperity’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by Prosperity as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.

18. This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.

PROSPERITY:

PROSPERITY BANCSHARES, INC.

By:
Name:	David Zalman
Title:	Chairman of the Board and Chief Executive Officer
Address: Prosperity Bank Plaza 4295 San Felipe Houston, Texas 77027 Attention: David Zalman

COMPANY:

FVNB CORP.

By:
Name:
Title:
Address: 101 S. Main Street Victoria, Texas 77901 Attention: Russell Marshall and Greg Sprawka

[Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholders:

101 S. Main Street
Victoria, Texas 77901	Michael S. Anderson
188,487 Shares

John Burton
20,330 Shares

O. D. Edwards, Jr.
18,464 Shares

O. D. Edwards, Jr., as Trustee of the 1976 Edwards Trust A
6,720 Shares

Robert L. Halepeska
3,147 Shares

Robert L. Halepeska, as fiduciary and beneficiary of the Robert Halepeska individual retirement account, Primevest Financial Services, custodian
3,637 Shares

Yerger Hill III
113,780 shares

Yerger Hill III, as Trustee of the 3 H 2012 Family Trust
18,000 shares

Y Hill III Ltd.

By:
Yerger Hill III, Voting Partner
30,000 shares

Thomas Lane Keller
5,164 shares

[Shareholder Signature Page to Voting Agreement]

Thomas Lane Keller, as fiduciary and beneficiary of the Thomas Lane Keller SEP individual retirement account, First Victoria National Bank, custodian
4,483 shares

Molly O. Kemp
37,532 shares

James Robert (Bob) McCan, as Trustee of the James R. McCan Revocable Trust #2
8,369 Shares

M. Russell Marshall
23,631 shares

M. Russell Marshall, as Trustee of the Mark Russell Marshall 2004 Trust
500 Shares

Thomas M. O’Connor
70,336 Shares

Gregory Sprawka
11,554 Shares

Roger F. Welder
6,534 Shares

[Shareholder Signature Page to Voting Agreement]

SHAREHOLDERS:

Address for Shareholders:

101 S. Main Street
Victoria, Texas 77901	David P. Engel
13,968 Shares

David P. Engel, as fiduciary and beneficiary of the David P. Engel Roth individual retirement account, FCC, custodian
2,000 Shares

[Shareholder Signature Page to Voting Agreement]

Appendix B

June 25, 2013

The Board of Directors

FVNB Corp.

101 South Main Street

Suite 508

Victoria, TX 77901

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of FVNB Corp. (“FVNB”) of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of FVNB with and into Prosperity Bancshares, Inc. (“Prosperity”). The terms of the Merger are set forth in the draft Agreement and Plan of Reorganization, dated as of June 23, 2013, by and between Prosperity and FVNB (the “Agreement”), which is the most recent draft of the Agreement made available to us. Pursuant to the terms of the Agreement, each share of common stock, par value $0.01 per share, of FVNB (the “Company Shares”) issued and outstanding immediately before the Effective Time (as defined in the Agreement), subject to the limitations set forth in the Agreement, shall be cancelled and converted into and represent the right to receive (i) a number of common shares, $1.00 par value, of Prosperity (“Prosperity Common Shares”) equal to the quotient, rounded to the nearest hundred thousandth (the “Exchange Ratio”), obtained by dividing 5,570,818 (the “Stock Consideration”) by the number of Company Shares outstanding immediately before the Effective Time(“Company Closing Shares”), plus cash in lieu of any fractional Prosperity Common Share, and (ii) an amount of cash equal to $91,250,000 (the “Cash Consideration,” and together with the Stock Consideration, the “Merger Consideration”), divided by the Company Closing Shares (the “Per Share Cash Consideration”). The terms and conditions of the Merger are more fully described in the Agreement.

Keefe, Bruyette & Woods, Inc. has acted as financial advisor to FVNB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of the banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, FVNB and Prosperity, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of FVNB and Prosperity for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to FVNB. We have acted exclusively for the Board of Directors of FVNB in rendering this opinion in connection with the Merger and will receive a fee from FVNB for our services. A portion of such fees will be received upon the delivery of this opinion and is not contingent upon completion of the Merger, and a substantial portion of such fees is contingent upon the successful completion of the Merger.

Other than services provided in connection with the Merger, KBW has not provided investment banking and financial advisory services to FVNB in the past two years. In the past two years, we have provided investment banking and financial advisory services to Prosperity and received compensation for such services, including in connection with Prosperity’s acquisition of American State Financial Corporation in 2012. We also may in the future provide investment banking and financial advisory services to Prosperity and receive compensation for such services.

B-1

FVNB Corp.

June 25, 2013

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of FVNB and Prosperity and the Merger, including among other things, the following: (i) a draft of the Agreement dated June 23, 2013; (ii) the Annual Report to shareholders for the two years ended December 31, 2012 of FVNB; (iii) the Annual Reports on Form 10-K for the three years ended December 31, 2012 of Prosperity; (iv) certain interim reports to stockholders and Quarterly Reports on Form 10-Q and Form FR Y-9C of FVNB and Prosperity and certain other communications from FVNB and Prosperity to their respective stockholders; and (v) other financial information concerning the businesses and operations of FVNB and Prosperity furnished to us by FVNB and Prosperity for purposes of our analysis. We have also held discussions with senior management of FVNB and Prosperity regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for FVNB and Prosperity with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of FVNB and Prosperity as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent that the aggregate allowances for loan and lease losses for FVNB and Prosperity are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property, assets or liabilities of FVNB or Prosperity, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which will not differ in any respect material to our analyses from the draft reviewed) with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers or modifications to the Agreement; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of FVNB and Prosperity; (ii) the assets and liabilities of FVNB and Prosperity; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Further to our engagement and in our capacity as financial advisor, at the Company’s instruction and with the Company’s approval, we approached two potential buyers to determine their receptiveness to a merger or asset

FVNB Corp.

June 25, 2013

sale transaction with the Company. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of FVNB to engage in the Merger, (ii) the relative merits of the Merger as compared to any strategic alternatives that may be available to FVNB, or (iii) any legal, regulatory, accounting, tax or similar matters relating to FVNB or Prosperity or relating to or arising out of the Merger.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Company Shares, of the Merger Consideration in the Merger. We express no view or opinion as to any terms or other aspects of the Merger.

Further, we are not expressing any opinion about the fairness of the amount or nature of the compensation to any of FVNB’s officers, directors or employees, or any class of such persons, relative to the compensation to the other shareholders of FVNB in connection with the Merger.

In addition, this opinion does not in any manner address the prices at which Prosperity common stock will trade following the consummation of the Merger and we express no view or opinion as to how the stockholders of FVNB should vote at the stockholders meeting to be held in connection with the Merger.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to the holders of the Company Shares.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

Appendix C

TEXAS BUSINESS ORGANIZATIONS CODE

CHAPTER 10. MERGERS, INTEREST EXCHANGES, CONVERSIONS,

AND SALES OF ASSETS

SUBCHAPTER H. RIGHTS OF DISSENTING OWNERS

Sec. 10.351. APPLICABILITY OF SUBCHAPTER

(a) This subchapter does not apply to a fundamental business transaction of a domestic entity if, immediately before the effective date of the fundamental business transaction, all of the ownership interests of the entity otherwise entitled to rights to dissent and appraisal under this code are held by one owner or only by the owners who approved the fundamental business transaction.

(b) This subchapter applies only to a “domestic entity subject to dissenters’ rights,” as defined in Section 1.002. That term includes a domestic for-profit corporation, professional corporation, professional association, and real estate investment trust. Except as provided in Subsection (c), that term does not include a partnership or limited liability company.

(c) The governing documents of a partnership or a limited liability company may provide that its owners are entitled to the rights of dissent and appraisal provided by this subchapter, subject to any modification to those rights as provided by the entity’s governing documents.

Sec. 10.352. DEFINITIONS. In this subchapter:

(1) “Dissenting owner” means an owner of an ownership interest in a domestic entity subject to dissenters’ rights who:

(A) provides notice under Section 10.356; and

(B) complies with the requirements for perfecting that owner’s right to dissent under this subchapter.

(2) “Responsible organization” means:

(A) the organization responsible for:

(i) the provision of notices under this subchapter; and

(ii) the primary obligation of paying the fair value for an ownership interest held by a dissenting owner;

(B) with respect to a merger or conversion:

(i) for matters occurring before the merger or conversion, the organization that is merging or converting; and

(ii) for matters occurring after the merger or conversion, the surviving or new organization that is primarily obligated for the payment of the fair value of the dissenting owner’s ownership interest in the merger or conversion;

(C) with respect to an interest exchange, the organization the ownership interests of which are being acquired in the interest exchange; and

(D) with respect to the sale of all or substantially all of the assets of an organization, the organization the assets of which are to be transferred by sale or in another manner.

Sec. 10.353. FORM AND VALIDITY OF NOTICE.

(a) Notice required under this subchapter:

(1) must be in writing; and

(2) may be mailed, hand-delivered, or delivered by courier or electronic transmission.

(b) Failure to provide notice as required by this subchapter does not invalidate any action taken.

Sec. 10.354. RIGHTS OF DISSENT AND APPRAISAL.

(a) Subject to Subsection (b), an owner of an ownership interest in a domestic entity subject to dissenters’ rights is entitled to:

(1) dissent from:

(A) a plan of merger to which the domestic entity is a party if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of merger;

(B) a sale of all or substantially all of the assets of the domestic entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the sale;

(C) a plan of exchange in which the ownership interest of the owner is to be acquired;

(D) a plan of conversion in which the domestic entity is the converting entity if owner approval is required by this code and the owner owns in the domestic entity an ownership interest that was entitled to vote on the plan of conversion; or

(E) a merger effected under Section 10.006 in which:

(i) the owner is entitled to vote on the merger; or

(ii) the ownership interest of the owner is converted or exchanged; and

(2) subject to compliance with the procedures set forth in this subchapter, obtain the fair value of that ownership interest through an appraisal.

(b) Notwithstanding Subsection (a), subject to Subsection (c), an owner may not dissent from a plan of merger or conversion in which there is a single surviving or new domestic entity or non-code organization, or from a plan of exchange, if:

(1) the ownership interest, or a depository receipt in respect of the ownership interest, held by the owner is part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are, on the record date set for purposes of determining which owners are entitled to vote on the plan of merger, conversion, or exchange, as appropriate:

(A) listed on a national securities exchange; or

(B) held of record by at least 2,000 owners;

(2) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner, other than cash instead of fractional shares or interests the owner would otherwise be entitled to receive; and

(3) the owner is not required by the terms of the plan of merger, conversion, or exchange, as appropriate, to accept for the owner’s ownership interest any consideration other than:

(A) ownership interests, or depository receipts in respect of ownership interests, of a domestic entity or non-code organization of the same general organizational type that, immediately after the effective date of the merger, conversion, or exchange, as appropriate, will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are:

(i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or

(ii) held of record by at least 2,000 owners;

(B) cash instead of fractional ownership interests the owner would otherwise be entitled to receive; or

(C) any combination of the ownership interests and cash described by Paragraphs (A) and (B).

(c) Subsection (b) shall not apply to a domestic entity that is a subsidiary with respect to a merger under Section 10.006.

Sec. 10.355. NOTICE OF RIGHT OF DISSENT AND APPRAISAL.

(a) A domestic entity subject to dissenters’ rights that takes or proposes to take an action regarding which an owner has a right to dissent and obtain an appraisal under Section 10.354 shall notify each affected owner of the owner’s rights under that section if:

(1) the action or proposed action is submitted to a vote of the owners at a meeting; or

(2) approval of the action or proposed action is obtained by written consent of the owners instead of being submitted to a vote of the owners.

(b) If a parent organization effects a merger under Section 10.006 and a subsidiary organization that is a party to the merger is a domestic entity subject to dissenters’ rights, the responsible organization shall notify the owners of that subsidiary organization who have a right to dissent to the merger under Section 10.354 of their rights under this subchapter not later than the 10th day after the effective date of the merger. The notice must also include a copy of the certificate of merger and a statement that the merger has become effective.

(c) A notice required to be provided under Subsection (a) or (b) must:

(1) be accompanied by a copy of this subchapter; and

(2) advise the owner of the location of the responsible organization’s principal executive offices to which a notice required under Section 10.356(b)(1) or (3) may be provided.

(d) In addition to the requirements prescribed by Subsection (c), a notice required to be provided under Subsection (a)(1) must accompany the notice of the meeting to consider the action, and a notice required under Subsection (a)(2) must be provided to:

(1) each owner who consents in writing to the action before the owner delivers the written consent; and

(2) each owner who is entitled to vote on the action and does not consent in writing to the action before the 11th day after the date the action takes effect.

(e) Not later than the 10th day after the date an action described by Subsection (a)(1) takes effect, the responsible organization shall give notice that the action has been effected to each owner who voted against the action and sent notice under Section 10.356(b)(1).

Sec. 10.356. PROCEDURE FOR DISSENT BY OWNERS AS TO ACTIONS; PERFECTION OF RIGHT OF DISSENT AND APPRAISAL.

(a) An owner of an ownership interest of a domestic entity subject to dissenters’ rights who has the right to dissent and appraisal from any of the actions referred to in Section 10.354 may exercise that right to dissent and appraisal only by complying with the procedures specified in this subchapter. An owner’s right of dissent and appraisal under Section 10.354 may be exercised by an owner only with respect to an ownership interest that is not voted in favor of the action.

(b) To perfect the owner’s rights of dissent and appraisal under Section 10.354, an owner:

(1) if the proposed action is to be submitted to a vote of the owners at a meeting, must give to the domestic entity a written notice of objection to the action that:

(A) is addressed to the entity’s president and secretary;

(B) states that the owner’s right to dissent will be exercised if the action takes effect;

(C) provides an address to which notice of effectiveness of the action should be delivered or mailed; and

(D) is delivered to the entity’s principal executive offices before the meeting;

(2) with respect to the ownership interest for which the rights of dissent and appraisal are sought:

(A) must vote against the action if the owner is entitled to vote on the action and the action is approved at a meeting of the owners; and

(B) may not consent to the action if the action is approved by written consent; and

(3) must give to the responsible organization a demand in writing that:

(A) is addressed to the president and secretary of the responsible organization;

(B) demands payment of the fair value of the ownership interests for which the rights of dissent and appraisal are sought;

(C) provides to the responsible organization an address to which a notice relating to the dissent and appraisal procedures under this subchapter may be sent;

(D) states the number and class of the ownership interests of the domestic entity owned by the owner and the fair value of the ownership interests as estimated by the owner; and

(E) is delivered to the responsible organization at its principal executive offices at the following time:

(i) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(e) that the action has taken effect, if the action was approved by a vote of the owners at a meeting;

(ii) not later than the 20th day after the date the responsible organization sends to the owner the notice required by Section 10.355(d)(2) that the action has taken effect, if the action was approved by the written consent of the owners; or

(iii) not later than the 20th day after the date the responsible organization sends to the owner a notice that the merger was effected, if the action is a merger effected under Section 10.006.

(c) An owner who does not make a demand within the period required by Subsection (b)(3)(E) or, if Subsection (b)(1) is applicable, does not give the notice of objection before the meeting of owners is bound by the action and is not entitled to exercise the rights of dissent and appraisal under Section 10.354.

(d) Not later than the 20th day after the date an owner makes a demand under Subsection (b)(3), the owner must submit to the responsible organization any certificates representing the ownership interest to which the demand relates for purposes of making a notation on the certificates that a demand for the payment of the fair value of an ownership interest has been made under this section. An owner’s failure to submit the certificates within the required period has the effect of terminating, at the option of the responsible organization, the owner’s rights to dissent and appraisal under Section 10.354 unless a court, for good cause shown, directs otherwise.

(e) If a domestic entity and responsible organization satisfy the requirements of this subchapter relating to the rights of owners of ownership interests in the entity to dissent to an action and seek appraisal of those ownership interests, an owner of an ownership interest who fails to perfect that owner’s right of dissent in accordance with this subchapter may not bring suit to recover the value of the ownership interest or money damages relating to the action.

Sec. 10.357. WITHDRAWAL OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) An owner may withdraw a demand for the payment of the fair value of an ownership interest made under Section 10.356 before:

(1) payment for the ownership interest has been made under Sections 10.358 and 10.361; or

(2) a petition has been filed under Section 10.361.

(b) Unless the responsible organization consents to the withdrawal of the demand, an owner may not withdraw a demand for payment under Subsection (a) after either of the events specified in Subsections (a)(1) and (2).

Sec. 10.358. RESPONSE BY ORGANIZATION TO NOTICE OF DISSENT AND DEMAND FOR FAIR VALUE BY DISSENTING OWNER.

(a) Not later than the 20th day after the date a responsible organization receives a demand for payment made by a dissenting owner in accordance with Section 10.356(b)(3), the responsible organization shall respond to the dissenting owner in writing by:

(1) accepting the amount claimed in the demand as the fair value of the ownership interests specified in the notice; or

(2) rejecting the demand and including in the response the requirements prescribed by Subsection (c).

(b) If the responsible organization accepts the amount claimed in the demand, the responsible organization shall pay the amount not later than the 90th day after the date the action that is the subject of the demand was effected if the owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

(c) If the responsible organization rejects the amount claimed in the demand, the responsible organization shall provide to the owner:

(1) an estimate by the responsible organization of the fair value of the ownership interests; and

(2) an offer to pay the amount of the estimate provided under Subdivision (1).

(d) If the dissenting owner decides to accept the offer made by the responsible organization under Subsection (c)(2), the owner must provide to the responsible organization notice of the acceptance of the offer not later than the 90th day after the date the action that is the subject of the demand took effect.

(e) If, not later than the 90th day after the date the action that is the subject of the demand took effect, a dissenting owner accepts an offer made by a responsible organization under Subsection (c)(2) or a dissenting owner and a responsible organization reach an agreement on the fair value of the ownership interests, the responsible organization shall pay the agreed amount not later than the 120th day after the date the action that is the subject of the demand took effect, if the dissenting owner delivers to the responsible organization:

(1) endorsed certificates representing the ownership interests if the ownership interests are certificated; or

(2) signed assignments of the ownership interests if the ownership interests are uncertificated.

Sec. 10.359. RECORD OF DEMAND FOR FAIR VALUE OF OWNERSHIP INTEREST.

(a) A responsible organization shall note in the organization’s ownership interest records maintained under Section 3.151 the receipt of a demand for payment from any dissenting owner made under Section 10.356.

(b) If an ownership interest that is the subject of a demand for payment made under Section 10.356 is transferred, a new certificate representing that ownership interest must contain:

(1) a reference to the demand; and

(2) the name of the original dissenting owner of the ownership interest.

Sec. 10.360. RIGHTS OF TRANSFEREE OF CERTAIN OWNERSHIP INTEREST.

A transferee of an ownership interest that is the subject of a demand for payment made under Section 10.356 does not acquire additional rights with respect to the responsible organization following the transfer. The transferee has only the rights the original dissenting owner had with respect to the responsible organization after making the demand.

Sec. 10.361. PROCEEDING TO DETERMINE FAIR VALUE OF OWNERSHIP INTEREST AND OWNERS ENTITLED TO PAYMENT; APPOINTMENT OF APPRAISERS.

(a) If a responsible organization rejects the amount demanded by a dissenting owner under Section 10.358 and the dissenting owner and responsible organization are unable to reach an agreement relating to the fair value of the ownership interests within the period prescribed by Section 10.358(d), the dissenting owner or responsible organization may file a petition requesting a finding and determination of the fair value of the owner’s ownership interests in a court in:

(1) the county in which the organization’s principal office is located in this state; or

(2) the county in which the organization’s registered office is located in this state, if the organization does not have a business office in this state.

(b) A petition described by Subsection (a) must be filed not later than the 60th day after the expiration of the period required by Section 10.358(d).

(c) On the filing of a petition by an owner under Subsection (a), service of a copy of the petition shall be made to the responsible organization. Not later than the 10th day after the date a responsible organization receives service under this subsection, the responsible organization shall file with the clerk of the court in which the petition was filed a list containing the names and addresses of each owner of the organization who has demanded payment for ownership interests under Section 10.356 and with whom agreement as to the value of the ownership interests has not been reached with the responsible organization. If the responsible organization files a petition under Subsection (a), the petition must be accompanied by this list.

(d) The clerk of the court in which a petition is filed under this section shall provide by registered mail notice of the time and place set for the hearing to:

(1) the responsible organization; and

(2) each owner named on the list described by Subsection (c) at the address shown for the owner on the list.

(e) The court shall:

(1) determine which owners have:

(A) perfected their rights by complying with this subchapter; and

(B) become subsequently entitled to receive payment for the fair value of their ownership interests; and

(2) appoint one or more qualified appraisers to determine the fair value of the ownership interests of the owners described by Subdivision (1).

(f) The court shall approve the form of a notice required to be provided under this section. The judgment of the court is final and binding on the responsible organization, any other organization obligated to make payment under this subchapter for an ownership interest, and each owner who is notified as required by this section.

(g) The beneficial owner of an ownership interest subject to dissenters’ rights held in a voting trust or by a nominee on the beneficial owner’s behalf may file a petition described by Subsection (a) if no agreement between the dissenting owner of the ownership interest and the responsible organization has been reached within the period prescribed by Section 10.358(d). When the beneficial owner files a petition described by Subsection (a):

(1) the beneficial owner shall at that time be considered, for purposes of this subchapter, the owner, the dissenting owner, and the holder of the ownership interest subject to the petition; and

(2) the dissenting owner who demanded payment under Section 10.356 has no further rights regarding the ownership interest subject to the petition.

Sec. 10.362. COMPUTATION AND DETERMINATION OF FAIR VALUE OF OWNERSHIP INTEREST.

(a) For purposes of this subchapter, the fair value of an ownership interest of a domestic entity subject to dissenters’ rights is the value of the ownership interest on the date preceding the date of the action that is the subject of the appraisal. Any appreciation or depreciation in the value of the ownership interest occurring in anticipation of the proposed action or as a result of the action must be specifically excluded from the computation of the fair value of the ownership interest.

(b) In computing the fair value of an ownership interest under this subchapter, consideration must be given to the value of the domestic entity as a going concern without including in the computation of value any control premium, any minority ownership discount, or any discount for lack of marketability. If the domestic entity has different classes or series of ownership interests, the relative rights and preferences of and limitations placed on the class or series of ownership interests, other than relative voting rights, held by the dissenting owner must be taken into account in the computation of value.

(c) The determination of the fair value of an ownership interest made for purposes of this subchapter may not be used for purposes of making a determination of the fair value of that ownership interest for another purpose or of the fair value of another ownership interest, including for purposes of determining any minority or liquidity discount that might apply to a sale of an ownership interest.

Sec. 10.363. POWERS AND DUTIES OF APPRAISER; APPRAISAL PROCEDURES.

(a) An appraiser appointed under Section 10.361 has the power and authority that:

(1) is granted by the court in the order appointing the appraiser; and

(2) may be conferred by a court to a master in chancery as provided by Rule 171, Texas Rules of Civil Procedure.

(b) The appraiser shall:

(1) determine the fair value of an ownership interest of an owner adjudged by the court to be entitled to payment for the ownership interest; and

(2) file with the court a report of that determination.

(c) The appraiser is entitled to examine the books and records of a responsible organization and may conduct investigations as the appraiser considers appropriate. A dissenting owner or responsible organization may submit to an appraiser evidence or other information relevant to the determination of the fair value of the ownership interest required by Subsection (b)(1).

(d) The clerk of the court appointing the appraiser shall provide notice of the filing of the report under Subsection (b) to each dissenting owner named in the list filed under Section 10.361 and the responsible organization.

Sec. 10.364. OBJECTION TO APPRAISAL; HEARING.

(a) A dissenting owner or responsible organization may object, based on the law or the facts, to all or part of an appraisal report containing the fair value of an ownership interest determined under Section 10.363(b).

(b) If an objection to a report is raised under Subsection (a), the court shall hold a hearing to determine the fair value of the ownership interest that is the subject of the report. After the hearing, the court shall require the responsible organization to pay to the holders of the ownership interest the amount of the determined value with interest, accruing from the 91st day after the date the applicable action for which the owner elected to dissent was effected until the date of the judgment.

(c) Interest under Subsection (b) accrues at the same rate as is provided for the accrual of prejudgment interest in civil cases.

(d) The responsible organization shall:

(1) immediately pay the amount of the judgment to a holder of an uncertificated ownership interest; and

(2) pay the amount of the judgment to a holder of a certificated ownership interest immediately after the certificate holder surrenders to the responsible organization an endorsed certificate representing the ownership interest.

(e) On payment of the judgment, the dissenting owner does not have an interest in the:

(1) ownership interest for which the payment is made; or

(2) responsible organization with respect to that ownership interest.

Sec. 10.365. COURT COSTS; COMPENSATION FOR APPRAISER.

(a) An appraiser appointed under Section 10.361 is entitled to a reasonable fee payable from court costs.

(b) All court costs shall be allocated between the responsible organization and the dissenting owners in the manner that the court determines to be fair and equitable.

Sec. 10.366. STATUS OF OWNERSHIP INTEREST HELD OR FORMERLY HELD BY DISSENTING OWNER.

(a) An ownership interest of an organization acquired by a responsible organization under this subchapter:

(1) in the case of a merger, conversion, or interest exchange, shall be held or disposed of as provided in the plan of merger, conversion, or interest exchange; and

(2) in any other case, may be held or disposed of by the responsible organization in the same manner as other ownership interests acquired by the organization or held in its treasury.

(b) An owner who has demanded payment for the owner’s ownership interest under Section 10.356 is not entitled to vote or exercise any other rights of an owner with respect to the ownership interest except the right to:

(1) receive payment for the ownership interest under this subchapter; and

(2) bring an appropriate action to obtain relief on the ground that the action to which the demand relates would be or was fraudulent.

(c) An ownership interest for which payment has been demanded under Section 10.356 may not be considered outstanding for purposes of any subsequent vote or action.

Sec. 10.367. RIGHTS OF OWNERS FOLLOWING TERMINATION OF RIGHT OF DISSENT.

(a) The rights of a dissenting owner terminate if:

(1) the owner withdraws the demand under Section 10.356;

(2) the owner’s right of dissent is terminated under Section 10.356;

(3) a petition is not filed within the period required by Section 10.361; or

(4) after a hearing held under Section 10.361, the court adjudges that the owner is not entitled to elect to dissent from an action under this subchapter.

(b) On termination of the right of dissent under this section:

(1) the dissenting owner and all persons claiming a right under the owner are conclusively presumed to have approved and ratified the action to which the owner dissented and are bound by that action;

(2) the owner’s right to be paid the fair value of the owner’s ownership interests ceases;

(3) the owner’s status as an owner of those ownership interests is restored , as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were not canceled, converted, or exchanged as a result of the action or a subsequent action;

(4) the dissenting owner is entitled to receive the same cash, property, rights, and other consideration received by owners of the same class and series of ownership interests held by the owner, as if the owner’s demand for payment of the fair value of the ownership interests had not been made under Section 10.356, if the owner’s ownership interests were canceled, converted, or exchanged as a result of the action or a subsequent action;

(5) any action of the domestic entity taken after the date of the demand for payment by the owner under Section 10.356 will not be considered ineffective or invalid because of the restoration of the owner’s ownership interests or the other rights or entitlements of the owner under this subsection; and

(6) the dissenting owner is entitled to receive dividends or other distributions made after the date of the owner’s payment demand under Section 10.356, to owners of the same class and series of ownership interests held by the owner as if the demand had not been made, subject to any change in or adjustment to the ownership interests because of an action taken by the domestic entity after the date of the demand.

Sec. 10.368. EXCLUSIVITY OF REMEDY OF DISSENT AND APPRAISAL.

In the absence of fraud in the transaction, any right of an owner of an ownership interest to dissent from an action and obtain the fair value of the ownership interest under this subchapter is the exclusive remedy for recovery of:

(1) the value of the ownership interest; or

(2) money damages to the owner with respect to the action.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers of Prosperity

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of Prosperity Bancshares, Inc. (the “Registrant”) require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (“TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation’s best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation’s best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

The Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director’s capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

The Registrant’s Amended and Restated Articles of Incorporation permit the Registrant to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or who is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another business, foreign, domestic or non-profit corporation, partnership, joint venture, sole proprietorship, trust or other enterprise or employee benefit plan, against any liability asserted against such person and incurred by such person in such a capacity or arising out of such person’s status as such a person, whether or not the Registrant would have the power to indemnify such person against that liability.

The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are incorporated by reference into the registration statement.

Item 21.	Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of June 30, 2013, by and between the Registrant and FVNB Corp. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Hunton & Williams LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Hunton & Williams LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2*	Form of Proxy for Special Meeting of Shareholders of FVNB Corp.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related restrictions or are inapplicable, and, therefore, have been omitted.

(c) Opinion of Financial Advisor

Furnished as Appendix B to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a)

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston and State of Texas on August 23, 2013.

PROSPERITY BANCSHARES, INC.
(Registrant)

By:	/s/ David Zalman
David Zalman
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalman David Zalman	Chairman of the Board and Chief Executive Officer (principal executive officer)	August 23, 2013

/s/ David Hollaway, CPA David Hollaway, CPA	Chief Financial Officer (principal financial officer and principal accounting officer)	August 23, 2013

* James A. Bouligny	Director	August 23, 2013

* W. R. Collier	Director	August 23, 2013

* William H. Fagan, M.D.	Director	August 23, 2013

* Leah Henderson	Director	August 23, 2013

Signature	Title	Date

* Ned S. Holmes	Director	August 23, 2013

* Perry Mueller, Jr., D.D.S.	Director	August 23, 2013

* Harrison Stafford II	Director	August 23, 2013

* Robert H. Steelhammer	Director	August 23, 2013

* H. E. Timanus, Jr.	Director	August 23, 2013

*	By David Zalman pursuant to the Power of Attorney executed by the directors above, which Power of Attorney has previously been filed with the Securities and Exchange Commission.

By:	/s/ David Zalman
David Zalman Attorney-in-fact

EXHIBIT LIST

Exhibit(1)	Description

2.1	Agreement and Plan of Reorganization, dated as of June 30, 2013, by and between the Registrant and FVNB Corp. (included as Appendix A to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4)

3.1	Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-63267) (the “Registration Statement”))

3.2	Articles of Amendment to Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006)

3.3	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on October 19, 2007)

4.1	Form of certificate representing shares of the Registrant’s common stock (incorporated herein by reference to Exhibit 4 to the Registration Statement)

5.1*	Opinion of Bracewell & Giuliani LLP regarding the legality of the securities being registered

8.1*	Opinion of Bracewell & Giuliani LLP as to certain tax matters

8.2*	Opinion of Hunton & Williams LLP as to certain tax matters

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm of the Registrant

23.2*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.3*	Consent of Bracewell & Giuliani LLP, included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference

23.4*	Consent of Hunton & Williams LLP, included as part of the opinion filed as Exhibit 8.2 and incorporated herein by reference

24.1*	Power of Attorney of Directors and Officers of the Registrant, included on the signature page of this Form S-4 and incorporated herein by reference

99.1	Consent of Keefe, Bruyette & Woods, Inc.

99.2*	Form of Proxy for Special Meeting of Shareholders of FVNB Corp.

(1)	The Registrant has other long-term debt agreements that meet the exclusion set forth in Section 601(b)(4)(iii)(A) of Regulation S-K. The Registrant hereby agrees to furnish a copy of such agreements to the Commission upon request.
*	Previously filed.